Exhibit 10.2
*** indicates certain identified information has been excluded because it is both (a) not material and (b) would be competitively harmful if publicly disclosed.

August 1, 2025

CORPUS CHRISTI LIQUEFACTION, LLC

and

CHENIERE MARKETING INTERNATIONAL LLP

SHIPPING SERVICES AGREEMENT in relation to THE PTT SPA

TABLE OF CONTENTS

Clause    Headings                    Page

1.	DEFINITIONS AND INTERPRETATION	4
2.	[RESERVED]	19
3.	TERM	19
4.	APPOINTMENT OF THE TRANSPORTER	19
5.	STATEMENT OF AUTHORITY	20
6.	PERFORMANCE OF THE SERVICES	20
7.	DES SPA MATTERS	21
8.	DIVERTED CARGOES	21
9.	LOADING POINT, TITLE AND RISK	21
10.	TRANSPORTATION AND LOADING	22
11.	TRANSPORT FEE	23
12.	INVOICING AND PAYMENT	25
13.	TAXES AND VAT	28
14.	OPTIONAL SERVICE PERIOD	30
15.	FORCE MAJEURE	30
16.	LIABILITIES AND INDEMNIFICATION	31
17.	INSURANCE	35
18.	REPRESENTATIONS AND WARRANTIES	35
19.	EXCHANGE OF INFORMATION	36
20.	INTELLECTUAL PROPERTY	36
21.	CONFIDENTIALITY	38
22.	DEFAULT AND TERMINATION	39
23.	TERMINATION OF DES SPA	41
24.	DISPUTE RESOLUTION AND GOVERNING LAW	42
25.	ASSIGNMENTS	45
26.	FOB CONVERSION	47
27.	MISCELLANEOUS	48
28.	NOTICES	48
29.	BUSINESS PRACTICES	50
SCHEDULE 1	SERVICES	53
SCHEDULE 2	DIVERSION	58
SCHEDULE 3	FORM OF PAYMENT GUARANTEE AND ACCEPTABLE LETTER OF CREDIT	80
SCHEDULE 4	FOB LOADING	91
SCHEDULE 5	FOB ANNUAL DELIVERY PROGRAMME AND FOB NINETY DAY SCHEDULE	120
SCHEDULE 6	FORM OF FOB PORT LIABILITY AGREEMENT	123
SCHEDULE 7	FORM OF MASTER DIRECT AGREEMENT	127

SCHEDULE 8	139

THIS SHIPPING SERVICES AGREEMENT (the "Agreement") is made on August 1, 2025

BETWEEN:
(1)CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company incorporated and registered in Delaware whose registered office is 845 Texas Avenue, Suite 1250, Houston, TX 77002 ("Project Co"); and
(2)CHENIERE MARKETING INTERNATIONAL LLP, a limited liability partnership organised and registered in England and Wales (with company number OC389850) and whose registered office is The Zig Zag Building, 3rd floor, 70 Victoria Street, London, SW1E 6SQ (the "Transporter").

RECITALS:
(A)WHEREAS, Project Co desires that the Transporter perform or cause to be performed, on and subject to the terms and conditions herein, certain shipping and transportation-related services (as set forth in Schedule 1, the "Services") for Project Co relating to Project Co's LNG operations on a delivered ex-ship ("DES") basis to DES Buyer in accordance with the DES SPA (as defined herein);
(B)WHEREAS, the Transporter desires to perform the Services on and subject to the terms and conditions hereof; and
(C)NOW THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, enter into this Agreement pursuant to which the Transporter agrees to provide the Services to Project Co on and subject to the terms and conditions herein.

IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
Capitalized terms used herein without definition shall have the meanings assigned to them in the DES SPA. The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA	as defined in Clause 24.1.1;
Acceptable Bank:	means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A-3 or higher by Moody’s (or if at such time no such rating agency is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Project Co in its reasonable judgment);

Acceptable Credit Rating:
a Credit Rating equal to or better than the following: (i) *** by Moody’s Investors Service, Inc., (ii) *** by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, (iii) *** by Fitch Ratings, Inc., or (iv) a comparable Credit Rating by any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc.

Acceptable Letter of Credit:
an irrevocable standby letter of credit issued by an Acceptable Bank naming Project Co as the beneficiary either (a) in substantially the same form as set out in Part B to Schedule 3 or (b) in another form acceptable to Project Co, and in either case (i) has a stated expiration date of not earlier than thirty (30) Days after the date on which payment for a Diverted Cargo is due from the Transporter to Project Co in accordance with the terms of Schedule 2 (provided that, if such Acceptable Letter of Credit is not provided in connection with a specific Diverted Cargo, such Acceptable Letter of Credit may be issued with any stated expiration date but may only be used to satisfy the Diversion Condition set forth in Paragraph 1.3.1(A)(i)(3) of Part A of Schedule 2 or Paragraph 1.3.1(A)(ii)(3) of Part A of Schedule 2 for Diverted Cargos with respect to which payment is due up to thirty (30) Days before such expiration date), (ii) provides that the location for the submittal of documents required for draws and the location for disbursements under such letter of credit will be New York, New York and (iii) is payable in USD in immediately available funds;

Actual Laytime:	as defined in Paragraph 8.3 of Part A of Schedule 4;
Adverse Weather Conditions:	weather or sea conditions actually experienced at or near the Corpus Christi Facility (or Alternate Production Facility, as applicable) that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii), to prevent or severely limit the production capability of the Corpus Christi Facility (or Alternate Production Facility, as applicable);

Affiliate:
with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise;

Agreement:	this agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified or replaced from time to time;
Allotted Laytime:	as defined in Paragraph 8.1 of Part A of Schedule 4;
Alternate Production Facility:	an alternate Production Facility, including the Sabine Pass Facility, other than the Corpus Christi Facility;
Alternate Receiving Terminals:	as defined in Section 1.1 of the DES SPA;
Amount Payable:	as defined in Paragraph 2.1 of Part A of Schedule 2;

Applicable Laws:	in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorised official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:	any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Book Out Agreement:	an agreement between DES Buyer and Project Co, substantially in the form of Schedule 8 hereto, cancelling delivery of a cargo scheduled in the DES ADP or DES Ninety Day Schedule;
Book Out Settlement Amount:	the amount (in USD) agreed between DES Buyer and Project Co pursuant to the relevant Book Out Agreement;
Book Out True Up Amount:	as defined in Paragraph 1.5.5 of Part A of Schedule 2;
Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;
Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America;
Cancellation Right:	DES Buyer's right to cancel the delivery of a scheduled cargo pursuant to and in accordance with Section 2.3 of Schedule 1 of the DES SPA;
Cancelled Cargo:	as defined in Paragraph 5.3 of Schedule 1;
Cargo DoP Payment:	as defined in Section 2.4.3 of Schedule 1 of the DES SPA;
Claim:	all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Compliance Obligations:	as defined in Clause 20.3.2(A);
Compliance Obligations Breach:	as defined in Clause 20.3.2(B);

Confidential Information:	as defined in Clause 21.1;
Connecting Pipeline:	any pipeline as may be directly interconnected to a Production Facility;
Contract Year:	as defined in Clause 3.2;
Corpus Christi Facility:	the Production Facility, including the existing facilities and the Stage III Facilities, that Project Co and its Affiliates are developing and constructing and, as of the Effective Date, own and operate (or have operated on their behalf) in San Patricio and Nueces Counties, Texas, in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, including any future expansions or modifications thereto;

Cover Damages:	as defined in Paragraph 11.1.3(A) of Part B of Schedule 2;
Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third party credit enhancement) of a Person, by Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Fitch Ratings, Inc., or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc., but in all cases excluding national scale ratings (being ratings identified by a suffix to the credit rating identifying the national limitation) and being instead international scale ratings (being ratings issued without any such national limitation suffix). If any such agency does not assign a rating to such Person’s senior, unsecured, long-term debt (not supported by third-party credit enhancement), then “Credit Rating” shall mean, with respect to the rating assigned by such agency to such Person, the senior secured debt rating assigned by such agency to such Person;

Day:
a period of twenty-four (24) consecutive hours starting at 00:00 hours local time:
(a)in the case of obligations related to the Unloading Port, at the location of such Unloading Port;
(b)in the case of the Corpus Christi Facility or the Loading Port associated therewith, Central Time; and
(c)in any case where the context so requires, in the time zone relevant to the particular location;

Delivered Cargo:	a cargo delivered by the Transporter (on behalf of Project Co) to DES Buyer under the DES SPA;
Delivered FOB Heel:	as defined in Clause 9.2.2;
Delivery Point:	as defined in Section 3.1 of Schedule 1 of the DES SPA;
DES:	as defined in Recital (A);

DES ADP:
the annual delivery programme in respect of LNG that is scheduled to be delivered by the Transporter to the DES Buyer, established pursuant to (i) Section 5 of Schedule 1 of the DES SPA and (ii) Paragraph 4 of Schedule 1;

DES Buyer:	PTT Global LNG Co. Ltd, a company registered in Thailand;
DES Delivery Window:	in respect of a cargo scheduled for delivery under the DES ADP, the “Delivery Window” (as defined in the DES SPA);
DES Ninety Day Schedule:
the forward plan of deliveries for the three (3) Month period commencing on the first Day of the following Month thereafter prepared by the Transporter pursuant to Paragraph 4.1.2 of Schedule 1 and in accordance with Section 5.5 of Schedule 1 of the DES SPA (as may be amended from time to time in accordance with the DES SPA and Paragraph 4.2 of Schedule 1);

DES SCQ:	a scheduled contract quantity of LNG scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable;
DES SPA:
that certain LNG Sale and Purchase Agreement (DES and FOB) dated July 22, 2022 between DES Buyer and Project Co and Schedule 1 (DES Terms and Conditions), Part 1 of Exhibit A (DES Measurement) and Sections 1 through 19 (inclusive) of such LNG Sale and Purchase Agreement;

DES SPA FM Cargo:	as defined in Paragraph 5.2.1 of Schedule 1;
DES SPA FM Claim:	as defined in Paragraph 5.2 of Schedule 1;
Direct Agreement:	as defined in Clause 25.4.2;
Dispute:
any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including: (i) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (ii) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Diversion Conditions:	as defined in Paragraph 1.3.1 of Part A of Schedule 2;
Diversion Payment Amount:	as defined in Paragraph 1.3.1(A)(i)(1) of Part A of Schedule 2;
Diverted Cargo:	as defined in Paragraph 1.1 of Part A of Schedule 2;
Diverted Cargo Cancellation Notice:	as defined in Paragraph 1.4.1(B) of Part A of Schedule 2;
Diverted Cargo DoP Payment:	as defined in Paragraph 11.2.2 of Part B of Schedule 2;

Diverted Cargo DoP Quantity:	as defined in Paragraph 11.2.2 of Part B of Schedule 2;
Diverted Cargo Force Majeure:	as defined in Paragraph 12.1 of Part B of Schedule 2;
Diverted Cargo Mitigation Sale:	as defined in Paragraph 11.1.3(B) of Part B of Schedule 2;
Diverted Cargo Shortfall Quantity:	as defined in Paragraph 11.1.2 of Part B of Schedule 2;
Effective Date:	the date of this Agreement;
ETA:	as defined in Paragraph 5.2.3 to Schedule 4;
Expert:	a Person agreed upon or appointed in accordance with Clause 24.2.1;
Export Authorizations:	the FTA Export Authorizations and the Non-FTA Export Authorizations, either individually or together (as the context requires);
Final Contract Year:	as defined in Clause 3.2.2;
FLF:	In respect of a cargo, an amount equal to the FOB Xy multiplied by the FOB SCQ for such cargo;
FM Notice:	as defined in Clause 15.4;
FOB ADP:	as defined in Paragraph 1.3.3 of Schedule 5;
FOB Conversion:	as defined in Clause 26;
FOB Delivery Point:
the point at which the flange coupling of the LNG loading line at the Corpus Christi Facility (or Alternate Production Facility, as applicable) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker;

FOB Delivery Window:	a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to the Transporter under the FOB ADP or FOB Ninety Day Schedule, as applicable;

FOB Heel:	as defined in Clause9.2.2;
FOB Ninety Day Schedule:	as defined in Paragraph 4 of Schedule 5;
FOB Port Liability Agreement:
an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Paragraph 3.1 of Part A of Schedule 4, which shall be: (i) in respect of the Corpus Christi Facility, substantially in the form attached in Schedule 6 hereto as may be amended pursuant to Paragraph 3.4 of Part A of Schedule 4, and (ii) in respect of any other Production Facility, in such form as may be required by the operator of such Production Facility;

FOB Price:	the amount calculated in accordance with Paragraph 11.1.5 of Part B of Schedule 2 in respect of the relevant cargo;
FOB SCQ:	each scheduled contract quantity of LNG (in MMBtu) scheduled for loading under the FOB ADP or FOB Ninety Day Schedule, as applicable;
FOB Specifications:	as defined in Paragraph 12.1 of Part A of Schedule 4;
Foundation Customer:	any customer of Project Co, that enters into an LNG purchase agreement with an annual contract quantity of no less than zero decimal seven (0.7) million metric tonnes per annum of LNG on a firm basis from the Corpus Christi Facility, with a minimum term of twenty (20) years; provided, however, that the Transporter shall not be a Foundation Customer with respect to LNG subject to the terms of this Agreement regardless; provided, further, however, that nothing in this Agreement shall prejudice the Transporter’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Project Co;

Foundation Customer Priority:	the Foundation Customers will receive priority over other customers (including the Transporter in respect of the quantities subject to the terms of this Agreement, but without prejudice to the Transporter’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Project Co) for receiving LNG from the remaining available LNG production capacity, if any, at the Corpus Christi Facility without regard to whether the underlying event affects any particular liquefaction train(s);

FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Project Co or any other Person acting as agent on behalf of Project Co the authorization to export LNG sold and delivered pursuant to the DES SPA (or, in the case of a Diverted Cargo, this Agreement) by vessel from a Production Facility in the United States of America to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;
Governmental Authority:	any national, regional, state or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over, as the case may be: a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline, a Production Facility, LNG in a Production Facility, a Loading Port, an LNG Tanker, LNG in an LNG Tanker, the last disembarkation port of an LNG Tanker, a Transporter, a Receiving Terminal, an Unloading Port, LNG in a Receiving Terminal, a Receiving Terminal Pipeline, or Gas in a Receiving Terminal or Receiving Terminal Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

HHFOB:	the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the Month in which the relevant cargo’s FOB Delivery Window is scheduled to begin (as set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable);

In-Transit First Notice:	as defined in Paragraph 5.2 to Schedule 4;
In-Transit Second Notice:	as defined in Paragraph 5.3.1 to Schedule 4;
In-Transit Third Notice:	as defined in Paragraph 5.3.3 to Schedule 4;
In-Transit Final Notice:	as defined in Paragraph 5.3.4 to Schedule 4;
Incomplete Delivery:	as defined in Clause 11.2.1;
International LNG Terminal Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards, practices and guidelines from time to time in force applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over a Loading Port, a Production Facility, the operator of a Production Facility, or Project Co, or over an Unloading Port, a Receiving Terminal, a Terminal Operator, or DES Buyer; (ii) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (to the extent applicable) (or any successor body of the same); and (iii) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards, practices and guidelines from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) the International Maritime Organization; (ii) the Oil Companies International Marine Forum (OCIMF); (iii) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (or any successor body of the same); (iv) the International Navigation Association (PIANC); (v) the International Association of Classification Societies; and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	the International LNG Terminal Standards and the International LNG Vessel Standards;
Lender:	any Person that does or proposes to lend money, finance or provide financial support or equity in any form in respect of all or any portion of the Corpus Christi Facility and/or the general business and operations of Project Co or its Affiliates (including any refinancing thereof), including any export credit agency, funding agency, bondholder, insurance agency, underwriter, investor, commercial lender or similar institution, together with any agent or trustee for such Person;

Lenders’ Agent:	as defined in Clause 25.4.1;
LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;
LNG Tanker:	an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which the Transporter uses, or intends to use, in connection with this Agreement;
Loaded Cargo:	as defined in Clause 9.2.1;
Loading Date:	the “Loading Date” set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of the relevant cargo;
Loading Point:	as defined in Clause 9.1;
Loading Port:	the port where the applicable Production Facility is located;
Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants' fees and expenses;

Major Scheduled Maintenance Quantity:	the major scheduled maintenance quantity referred to in Section 4.3.1 of the DES SPA;

Marine Services:	tugs, Pilots, harbour, line-handling, mooring, and other support services required for LNG Tankers to, as applicable (i) berth and unload at, and depart from, a Receiving Terminal, or (ii) berth and load at, and depart from, a Production Facility, as applicable;

Measurement Dispute:	as defined in Clause 24.2.1;
Mitigation Sale:	as defined in Section 5.5.3(b) in the DES SPA;
Mitigation Services:	as defined in Paragraph 5 of Schedule 1;
MMBtu:	one million (1,000,000) Btus;
Month:	each period of time which starts at 00:00 Central Time on the first (1st) Day of each calendar month and ends at 24:00 Central Time on the last Day of the same calendar month;
New FOB SPA:	as defined in Clause 26.1.2;
Non-FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Project Co, or any other Person acting as agent on behalf of Project Co the authorization to export LNG sold and delivered pursuant to the DES SPA (or, in the case of a Diverted Cargo, this Agreement) by vessel from a Production Facility in the United States of America to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness:	a notice of readiness given pursuant to Paragraph 6 of Part A of Schedule 4;
Notified Party:	as defined in Clause 16.5.1(A);
Off-Spec Diverted Cargo:	as defined in Paragraph 4.3 of Part B of Schedule 2;
Off-Spec FOB LNG:	as defined in Paragraph 12.3.1 of Part A of Schedule 4;
Operational Tolerance:	as defined in Paragraph 11.1.3(C) of Part B of Schedule 2;
Optional Service Period:	the period commencing upon occurrence of a Trigger Event as set out in Clause 14.1;
Party:	Project Co or the Transporter, and Parties means both Project Co and the Transporter;
Payor:	as defined in Clause 13.4;
Payment Business Day:	any Business Day on which commercial banks are normally open to conduct business in Bangkok, Thailand;
PC Cap:	as defined in the DES SPA;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organisation or other legal entity, including any Governmental Authority;
Pilot(s):	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, mooring and unmooring of such LNG Tanker;
Port and Marine Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering, using or leaving the Unloading Port or unloading LNG, including in each case harbor dues, tonnage dues, wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the coast guard, a Pilot, and any other authorized Person assisting an LNG Tanker to enter, use or leave the Unloading Port, and further including port use fees, throughput fees and similar fees payable by users of the Unloading Port (or by Buyer or the Terminal Operator on behalf of such users);

Port and Marine Facilities:	any port (including turning basins, Pilot station, channels, navigational aids and means of ingress and egress to the berth) and marine facilities (including breakwater berth, mooring and breasting facilities necessary to secure LNG vessels to the unloading arms) at the Unloading Port, but excluding Marine Services;

Port Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other authorised Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Project Co on behalf of such users);

Port Liability Agreement:	an agreement for use of and liability arising in connection with the Port and Marine Facilities located at the Unloading Port, to be entered into as described in Paragraph 3.1.3(G) of Schedule 1;
Primary Receiving Terminal:	as defined in Section 1.1 of the DES SPA;
Project Co:	as defined in the preamble hereto;
Project Co Taxes:	as defined in Clause 13.3;
Production Facility:	the facilities for the production, storage, and loading of LNG onto LNG vessels and the berthing of LNG vessels, including any Gas pre-treatment and processing facilities, liquefaction facilities, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all LNG production trains, including any future expansions or modifications thereto;

Provisional Invoices:	as defined in Clause 12.1.4(A);
Reasonable and Prudent Operator(s):	a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Receiving Terminal:	the LNG receiving terminal nominated as such by DES Buyer pursuant to Section 1.1 of Schedule 1 of the DES SPA. The Receiving Terminal shall include the relevant terminal's facilities providing for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including any associated Port and Marine Facilities for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks, regasification plant, and send-out pipelines forming part of the associated facilities and which are located within the fence line of the LNG receiving terminal (but excluding the Receiving Terminal Pipeline);

Receiving Terminal Pipeline:	the Gas transportation pipeline that connects a Receiving Terminal to the first interconnection with any Gas distribution pipeline or any customer facility for the use or consumption of Gas;
Reserved Matters:	as defined in Clause 5.2;
Rules:	as defined in Clause 24.1.1;
Sabine Pass Facility:	as defined in Section 1.1 of the DES SPA;
Scheduling Services:	as defined in in Paragraph 4 of Schedule 1;
Service Information:	(i) all data, reports, correspondence and information maintained by the Transporter in connection with the provision of the Services that supports the calculation of any amounts invoiced under this Agreement and/or the DES SPA and (ii) correspondence with Project Co and/or DES Buyer confirming changes to the FOB ADP or DES ADP, as applicable;

Service Intellectual Property:	in relation to the Service Information: all copyright and related rights, patents, utility models, inventions (whether patentable or not), improvements, algorithms, computer software, source code, object code, trademarks, trade names, service marks, business names, internet domain names, rights in get-up and trade dress, associated goodwill, designs, data, data models, database structure, confidential information, know-how and trade secrets, the expression of any of the foregoing, and all or intellectual or similar proprietary rights of whatever nature (whether registered or not, and including applications to register or rights to apply for registration and all renewals and extensions of such rights or applications) which may now or in the future subsist anywhere in the world;

Services:	as defined in the Recital (A) hereto and set forth in Schedule 1;
Shipping Services:	as defined in Paragraph 3 of Schedule 1;
SOFR:	a rate equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);
Specifications:	as defined in the DES SPA;
Stage III Facilities:	the facilities that Project Co and/or its Affiliates are developing and intend to construct and operate, or have constructed and operated on its behalf, adjacent to and interconnecting with the existing liquefaction and related facilities at the Corpus Christi Facility, including all liquefaction and associated facilities, and all other related facilities both inside and outside the LNG plant, and any expansions or modifications of any such facilities;

Start Date:	January 1, 2026;
Swapped Cargo:	an LNG cargo where title to such cargo is transferred or is intended to be transferred to Project Co by Transporter for onward title transfer to DES Buyer by Project Co under the DES SPA that is (a) not scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable; and/or (b) in respect of which Transporter has title to and liability for all risks immediately prior to the transfer of title to Project Co. To avoid doubt, an LNG cargo that was designated as a Diverted Cargo in the FOB ADP or FOB Ninety Day Schedule may subsequently be utilised by Transporter as a Swapped Cargo;

Swapped Cargo Contract:	as defined in Paragraph 1.3.1(A)(i)(4) of Part A of Schedule 2;
Taxes:	any form of tax, levy, impost, duty or similar fee or charge (other than Port and Marine Charges), whether direct or indirect, imposed by any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), including any tax, levy, impost, duty or similar fee or charge imposed on or with respect to the net income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, disability, stamp, excise, severance, occupation, service, license, lease, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any such tax), together with any interest, penalties or additional amounts imposed with respect thereto;

Term:	as defined in Clause 3.1;
Terminal Operator:	the operator of the applicable Receiving Terminal, or any independent consultant, agent or representative appointed by the owner of the applicable Receiving Terminal to operate all or a portion of such Receiving Terminal, including any relevant portion of the Port and Marine Facilities;

Terminating Party:	as defined in Clause 22.2.1;
Termination Event:	as defined in Clause 22.1;
Third Party:	a Person other than a Party;
Third Party Claim:	as defined in Clause 16.5.1(A);
Three-Month SOFR:	the forward-looking term rate based on SOFR for a tenor of three (3) months, as administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) and published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) on the date on which interest first accrues and thereafter if interest continues to accrue, upon expiry of each subsequent three-month period;

Transport Fee:	as defined in Clauses 11.1.2, 11.2.1 or 11.2.3 (as applicable);
Transportation Services:	as defined in in Paragraph 2 of Schedule 1;
Transporter:	as defined in the preamble hereto;
Transporter Aggregate Liability:	as defined in Clause 16.4.6(B);
Transporter Failure Amount:	as defined in Clause 16.2.2;
Transporter FM Cargo:	as defined in Clause 15.3.2;
Transporter Liability Cap:	as defined in Clause 16.4.6(C);
Transporter Taxes:	as defined in Clause 13.2;
Transporter Shortfall Quantity:	as defined in Clause 16.2.2;
Trigger Event:	as defined in Clause 14.2;
Unloading Port:	the applicable Receiving Terminal and the port at which such Receiving Terminal is located; and
USD or US$:	the lawful currency from time to time of the United States of America.

1.2Interpretation
For purposes of this Agreement:
1.2.1The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.
1.2.2References in this Agreement to Clauses, Schedules and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.
1.2.3The word "include" or "including" will be deemed to be followed by "without limitation". The term "will" has the same meaning as "shall", and thus imposes an obligation.
1.2.4The word “and/or” means “either or both of” or any or all of”, as the context may require.
1.2.5Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.
1.2.6Unless otherwise indicated, references to any statute, regulation or other law or Approval will be deemed to refer to such statute, regulation or other law or Approval as amended or any successor statute, regulation, law or Approval.
1.2.7All references to a Person shall include such Person’s successors and permitted assigns.
1.2.8All references herein to a series of Clauses of this Agreement include the first and the last Clauses in such series, as if the words "(inclusive)" appeared after such references.
1.2.9Unless otherwise indicated in this Agreement or in the DES SPA, any reference to a time of Day shall be to Central Time in the United States of America.
1.2.10Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.2.11Without prejudice to Clause 1.2.2 references in this Agreement to a Section of the DES SPA are a reference to those sections of the DES SPA as may be amended, varied, supplemented, assigned, novated, transferred from time to time.
1.3Replacement of Rates and Indices No Longer Available
1.3.1If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.
1.3.2If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Clause 24.2, as amended by the provisions of this Clause 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, which most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Clause 24.1.
1.3.3If any rate or index used in this Agreement is not published for a particular date, but the publication containing such rate or index continues to be published and the rate or index itself continues to exist, the Parties shall use the published rate or index in effect for the date such rate or index was most recently published prior to the particular date, unless otherwise provided in this Agreement.
1.3.4If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.
1.3.5If any of the circumstances contemplated by Clauses 1.3.1 to 1.3.5 (inclusive) arise and such circumstances also arise under the corresponding provision in the DES SPA, the Parties shall use such replacement value, rate or index (as applicable) that is agreed or determined pursuant to the DES SPA and the Parties shall be relieved from complying with the applicable provisions of this Clause 1.3 in such circumstances.
2.[RESERVED]
3.TERM
3.1Term
This Agreement shall enter into force and effect as of the Effective Date and, subject to Clause 22, shall continue in force and effect until the earlier of December 31, 2029 or termination of the DES SPA (the "Term").
3.2Contract Year
References to a "Contract Year" mean a period of time from and including January 1st through and including December 31st of the same calendar year.
4.APPOINTMENT OF THE TRANSPORTER
4.1Project Co hereby appoints and retains the Transporter on an exclusive basis to provide the Services, as an independent contractor, from and after the Start Date and continuing throughout the Term, provided that during an Optional Service Period, Project Co may elect, at its sole discretion, either: (i) to continue to use the Transporter to provide the Services; and/or (ii) to engage one or more Persons to provide the Services.
4.2The Transporter hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions set out in this Agreement.
4.3The Transporter acknowledges that during an Optional Service Period, Project Co may engage other Persons for the provision of services similar or ancillary to the Services. Notwithstanding any provision to the contrary herein, the Transporter shall have no liability to Project Co for the performance of any services that are provided by the employees of another Person engaged by Project Co. The "Services" as described herein shall be deemed to exclude any services provided to Project Co by a Person other than the Transporter.
4.4Project Co shall promptly:
4.4.1issue and, where applicable, execute all notices, forms, approval, authorisations, consents or other documents which are necessary (in the reasonable opinion of the Transporter) for the Transporter to provide the Services in accordance with this Agreement; and
4.4.2provide the Transporter with all necessary information reasonably available to Project Co to enable the Transporter to provide the Services in accordance with this Agreement.

5.STATEMENT OF AUTHORITY
5.1Without prejudice to Clause 5.2, from and after the Start Date, Project Co hereby authorises the Transporter to undertake the following activities on its behalf under the DES SPA:
5.1.1to exercise any rights or discretion of Project Co under the DES SPA without consulting or obtaining the prior consent of the Project to the extent that the proposed exercise of such rights or discretion is in the ordinary course and in respect of matters that would customarily be considered as business-as-usual (as determined by the Transporter, acting reasonably); and
5.1.2following consultation with Project Co, to exercise any rights or discretion of Project Co under the DES SPA where the proposed exercise of such rights or discretion is other than in the ordinary course or in respect of matters that would not customarily be considered as business-as-usual, including:
(A)declaring an event of force majeure under the DES SPA; and
(B)dealing with a cargo that is not compliant with the specifications for LNG set out in Section 7.1 of Schedule 1 of the DES SPA;
provided that, in the case of Clauses 5.1.1 or 5.1.2, during an Optional Service Period, at Project Co’s reasonable request, Transporter shall consult with and, if required by Project Co, seek consent from Project Co for any of the matters raised above or otherwise proceed with such matters in the manner directed by Project Co.
5.2The following matters shall constitute “Reserved Matters” and shall be undertaken only by Project Co (or by Transporter with the prior written consent and/or at the express instruction of Project Co):
5.2.1proposing any material amendment, modification, supplemental or ancillary agreement to the DES SPA or agreeing to any material amendment, modification, supplemental or ancillary agreement to the DES SPA proposed by DES Buyer;
5.2.2initiating any dispute with DES Buyer under the DES SPA, making any material claims under the DES SPA or handling any material claims made under the DES SPA;
5.2.3claiming and handling the management of any termination events arising under the DES SPA and otherwise enforcing its rights under the DES SPA; and
5.2.4responding to any notice of dispute or arbitral or expert proceeding initiated by DES Buyer and handling the management of such dispute or arbitral or expert proceeding.
Project Co shall reimburse the Transporter in respect of all costs and expenses incurred by or on behalf of the Transporter in connection with any Reserved Matter undertaken by the Transporter on behalf of Project Co.
6.PERFORMANCE OF THE SERVICES
6.1The Transporter shall, at the request and direction of Project Co and subject to the terms and conditions hereof (including Clause 4.3), perform the Services in accordance with:
6.1.1all Applicable Laws;
6.1.2the terms of any Approvals held by or granted to the Transporter;
6.1.3the terms of any Approvals held by or granted to Project Co which have been notified to the Transporter;
6.1.4the obligations of Project Co under the DES SPA; and
6.1.5the terms of any Export Authorizations.
6.2Subject to the terms and conditions of this Agreement, the Transporter shall:
6.2.1maintain sufficient resources and personnel with sufficient knowledge and experience to enable Transporter to perform its obligations under this Agreement; and
6.2.2perform the Services exercising a degree of skill and judgement that would normally be exercised by a Reasonable and Prudent Operator.

6.3Without limiting the generality of Clause 6.1, the Transporter shall during the term of this Agreement:
6.3.1with respect to the performance of any Services, comply with all reasonable instructions and directions given to the Transporter by or on behalf of Project Co (provided that such instructions if followed would not put either Party in breach of this Agreement or the DES SPA or violate any Applicable Law applicable to such Party);
6.3.2to the extent necessary, provide Project Co with relevant information in respect of issues that may lead to a default arising under the DES SPA;
6.3.3use reasonable efforts to mitigate any Loss suffered by Project Co to the extent such Loss results from the Transporter’s breach of this Agreement;
6.3.4not wilfully or fraudulently do or omit to do any matter or thing that would place Project Co in breach of the DES SPA (expect to the extent directed by Project Co).
6.4Each Party shall generally act in good faith in relation to, the other Party in the course of exercising its rights and performing its obligations under this Agreement.
7.DES SPA MATTERS
7.1Amendment of the DES SPA
Project Co undertakes not to make any amendment to, or agree to any waiver under, the DES SPA or purport to make any such amendments that would adversely affect the Transporter’s obligations under this Agreement and/or materially increase the Transporter’s costs in respect of its performance of this Agreement, without the prior consent of the Transporter (not to be unreasonably withheld or delayed).
7.2Claims against the DES Buyer
If the DES Buyer is in contravention of any provision of the DES SPA and such contravention has caused Project Co and/or the Transporter to suffer or incur any Loss, Project Co shall act reasonably to exercise its rights under the DES SPA (including making a claim against the DES Buyer) so as to recover from the DES Buyer, to the greatest extent practicable, any such Losses.
8.DIVERTED CARGOES
The Transporter shall deliver each LNG cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, and loaded in accordance with the terms of this Agreement to DES Buyer under the DES SPA, unless such cargo has been designated as a Diverted Cargo in the FOB ADP or FOB Ninety Day Schedule, as applicable.
9.LOADING POINT, TITLE AND RISK
9.1Loading Point
Project Co shall make available to the Transporter each cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) joins the flange coupling of the LNG manifold of the relevant LNG Tanker ("Loading Point").
9.2Title and risk
Notwithstanding the Transporter loading an LNG cargo at the Loading Point and subject to Paragraph 7 of Part B and Paragraph 2.2 of Part C of Schedule 2 in respect of a Diverted Cargo or a Swapped Cargo, title to and all risks in respect of:
9.2.1LNG loaded hereunder by the Transporter at the Loading Point ("Loaded Cargo") shall remain with Project Co; and
9.2.2any LNG held in the relevant LNG Tanker prior to the loading of the Loaded Cargo and which is comingled with the Loaded Cargo in the LNG Tanker (the “FOB Heel”),

shall remain with the Transporter (in that the Transporter shall retain title to and all risks in respect of the share of the commingled LNG that is equal to the quantity (in MMBtus) of the FOB Heel), provided that where the Loaded Cargo is delivered by the Transporter (on behalf of Project Co) to DES Buyer at the Delivery Point or to another Third Party buyer at the delivery point under the terms of a Mitigation Sale, (1) Project Co's share of the commingled LNG in the relevant LNG Tanker shall be deemed to be unloaded first; and (2) if the quantity (in MMBtus) delivered to DES Buyer or the relevant Third Party, as applicable, will result in a heel remaining upon completion of such delivery that is less than the FOB Heel (in MMBtus) (the amount (in MMBtus) by which the FOB Heel exceeds such remaining heel, the “Delivered FOB Heel”), then title to and all risks in respect of that portion of the FOB Heel equal to the Delivered FOB Heel shall pass from the Transporter to Project Co immediately prior to delivery of such quantity to DES Buyer or the relevant Third Party, as applicable;
9.2.3any LNG remaining in the relevant LNG Tanker following delivery of the Delivered Cargo or the cargo relating to the Mitigation Sale, as applicable, in excess of the quantity of the FOB Heel shall pass from Project Co to the Transporter upon completion of unloading of the Delivered Cargo or the cargo relating to the Mitigation Sale, as applicable.
The transfers contemplated by Clause 9.2.2 and Clause 9.2.3 shall be at no additional compensation to either Project Co or the Transporter.
10.TRANSPORTATION AND LOADING
10.1Loading of Cargoes Scheduled in the FOB ADP or FOB Ninety Day Schedule
The provisions of Schedule 4 shall apply with respect to the loading of any cargoes scheduled for delivery in an FOB ADP or FOB Ninety Day Schedule, as applicable.
10.2Cost Reimbursement in respect of the DES SPA
10.2.1Pass-Through of Cost Reimbursements. Except with respect to Port and Marine Charges in respect of which Project Co is responsible under Clause 10.2.2(B), Project Co shall reimburse the Transporter for any costs and expenses incurred by the Transporter in connection with this Agreement where, and to the extent that, Project Co is entitled under the DES SPA to be reimbursed by DES Buyer for such costs and expenses.
10.2.2Port and Marine Charges and Marine Services.
(A)The Transporter shall be responsible for obtaining Marine Services at the Unloading Port. In obtaining Marine Services, the Transporter shall act as if it were responsible for the payment of those services.
(B)Transporter shall in respect of each cargo be responsible for paying all Port and Marine Charges for use of the Unloading Port, whether directly to the appropriate Person or as a reimbursement to the DES Buyer or Project Co (as applicable) to the extent the DES Buyer or Project Co (as applicable) has paid or is responsible for paying Port and Marine Charges in respect of such cargo.
(C)To the extent that the Port and Marine Charges paid by Transporter for a cargo pursuant to Clause 10.2.2(B) exceed the PC Cap (as defined in the DES SPA), Project Co shall pay to Transporter an amount equal to:

(i)the Port and Marine Charges paid by Transporter for such cargo, excluding any Port and Marine Charges payable as a result of a deficiency in respect of the LNG Tanker and any charges payable by reason of the LNG Tanker having to shift berth at the Receiving Terminal as a result of the action or inaction of Transporter; minus

(ii)the PC Cap.

The amount calculated under this Clause 10.2.2(C) shall never be less than zero (0).

10.3Modification of LNG Tankers, Corpus Christi Facility and Primary Receiving Terminal
10.3.1In the event that a modification to an LNG Tanker is required by and made pursuant to a change in International Standards or Applicable Laws, any costs and expenses incurred by the Transporter in connection with such modification shall be solely for the account of the Transporter.
10.3.2The Parties acknowledge that the Primary Receiving Terminal may be modified by DES Buyer pursuant to Section 4.3.1 of Schedule 1 of the DES SPA. To the extent:
(A)the Primary Receiving Terminal is modified other than as permitted pursuant to Section 4.3.1 of Schedule 1 of the DES SPA; and
(B)the Primary Receiving Terminal is modified for any reason other than due to a change in Applicable Laws and /or International LNG Terminal Standards and the Transporter incurs costs and expenses in connection with modifying any LNG Tanker (that is compatible with the general specifications set forth in Section 4.2.1 of Schedule 1 of the DES SPA or otherwise has been approved pursuant to Section 4.6 of Schedule 1 of the DES SPA) to be compatible with the modified Primary Receiving Terminal,
Project Co shall reimburse the Transporter for any such costs and expenses to the extent such costs and expenses are reimbursable to Project Co by DES Buyer under Section 4.3.2 of Schedule 1.
10.3.3The Parties acknowledge that if Project Co modifies the Corpus Christi Facility such that the Corpus Christi Facility is no longer compatible with the LNG Tanker scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, in respect of any cargo, Project Co shall reimburse the Transporter for any costs and expenses incurred by the Transporter in modifying the LNG Tanker so that it is compatible with the modified facilities at the Corpus Christi Facility.
10.4Safety
10.4.1The Parties recognise the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is the intention of each of the Parties to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.
10.4.2Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Corpus Christi Facility, the Primary Receiving Terminal and any other applicable Receiving Terminal and on board the LNG Tankers.
11.TRANSPORT FEE
11.1Transport Fee for Delivered Cargoes
11.1.1In consideration of the Services provided by the Transporter, Project Co shall pay to the Transporter the Transport Fee, calculated in accordance with Clause 11.1.2 in respect of each Delivered Cargo that is not a Swapped Cargo.

11.1.2The "Transport Fee" in respect of each Delivered Cargo (excluding any Swapped Cargoes) shall be calculated as follows:
Transport Fee = [DES CSP x Discharge Volume] – [FOB CSP x Loaded Volume]
Where:

Discharge Volume	=	the volume of LNG (in MMBtu) in the Delivered Cargo that is delivered to DES Buyer, as measured at the Delivery Point;
Loaded Volume	=	the volume of LNG (in MMBtu) in the Loaded Cargo that is loaded from the Production Facility, as measured at the Loading Point;
DES CSP	=	shall be “CSP” calculated in accordance with Section 5.1 of the DES SPA)
DES X0	=	“X0DES” as defined in the DES SPA;
DES Xy	=	“Xy” as defined in the DES SPA;
FOB CSP	=	(1.15 x HHFOB) + FOB Xy;
FOB X0	=	*** x DES X0;
FOB Xy	=	[*** + (*** x DES Xy / DES X0)] x FOB X0;
11.2Transport Fee for Incomplete Deliveries
11.2.1In consideration of the Services provided by the Transporter, Project Co shall pay to the Transporter the Transport Fee, calculated in accordance with this Clause 11.2 in respect of each cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, that is not delivered to DES Buyer under the DES SPA for reasons attributable to Project Co and/or DES Buyer, including any (a) DES SPA FM Cargo, (b) cargo that DES Buyer cancels (other than pursuant to any Book Out Agreement), fails to take or rejects for failure to comply with the quality specifications set forth in the DES SPA (other than as a result of the fault of the Transporter) and (c) cargo that Project Co fails to make available to the Transporter (each such case, an “Incomplete Delivery”).
11.2.2In respect of any Incomplete Delivery where the relevant cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, is loaded by the Transporter hereunder, the Transport Fee shall be calculated in accordance with Clause 11.1.2 but replacing the definition of “Discharge Volume” with the following:

Discharge Volume	=	the volume of LNG (in MMBtu) that is delivered by Transporter at the relevant Receiving Terminal for the Mitigation Sale or alternative sale, as applicable, as measured at the delivery point at the relevant receiving terminal; and
The Transport Fee calculated pursuant to this Clause 11.2.2 shall be in addition to any amounts due in respect of the relevant Incomplete Delivery, including amounts due pursuant to Paragraph 5.1.2(ii) of Schedule 1, Paragraph 5.2.2(ii) of Schedule 1, and Paragraph 5.3.1(B)(ii) and (iii) of Schedule 1.
11.2.3In respect of any Incomplete Delivery where the relevant cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, is not loaded by the Transporter hereunder, the “Transport Fee” shall be calculated as follows:
Transport Fee = [DES CSP x DES SCQ] – [FOB CSP x FOB SCQ]

Where:

DES SCQ	=	the DES SCQ of the relevant cargo as set forth in the DES ADP or DES Ninety Day Schedule, as applicable;
FOB SCQ	=	the FOB SCQ of the relevant cargo set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable;
DES CSP	=
as defined in Clause 11.1.2; provided, however, that where the Incomplete Delivery resulted from DES Buyer’s cancellation of the cargo pursuant to Section 2.3 of Schedule 1 of the DES SPA, the applicable DES CSP shall be an amount equal to DES Xy, as defined in Clause 11.1.2; and

FOB CSP	=
as defined in Clause 11.1.2; provided, however, that where the Incomplete Delivery resulted from DES Buyer’s cancellation of the cargo pursuant to Section 2.3 of Schedule 1 of the DES SPA, the applicable FOB CSP shall be an amount equal to FOB Xy, as defined in Clause 11.1.2).

12.INVOICING AND PAYMENT
12.1Invoicing
12.1.1Invoices for Transport Fees
Invoices for the Transport Fee, together with relevant supporting documents, shall be prepared and delivered by the Transporter to Project Co promptly following:
(A)in respect of a Delivered Cargo, receipt of the final inspection certificate applicable to the unloading of such Delivered Cargo;
(B)in respect of a Cancelled Cargo for which Transporter assists with the Mitigation Sale under Paragraph 5.3.1 of Schedule 1, receipt of the final inspection certificate applicable to the loading of such Cancelled Cargo;
(C)in respect of a Cancelled Cargo that is removed from the FOB ADP or FOB Ninety Day Schedule, as applicable, in accordance with Paragraph 5.3.2 of Schedule 1, receipt of the cancellation notice in respect of such Cancelled Cargo; and
(D)in respect of a DES SPA FM Cargo, the DES Delivery Window in respect of such cargo.
The invoice amount shall be the Transport Fee.
12.1.2Invoices for Various Sums Due
In the event that any sums are due from one Party to the other Party under this Agreement (other than in respect of sums to be invoiced pursuant to Clauses 12.1.1) the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.
12.1.3Notice of Invoices
Invoices shall be sent in accordance with Clause 28.

12.1.4Provisional Invoices
(A)In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (ii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice ("Provisional Invoice") in an amount calculated, in the case of subsection (i) of this Clause 12.1.4(A), in accordance with Clause 1.3, and, in the case of subsection (ii) of this Clause 12.1.4(A), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Clause 12.1.1 through 12.1.2, as applicable, for the purposes of the payment obligations of Project Co or the Transporter, as applicable, and shall be subject to subsequent adjustment in accordance with Clause 12.1.4(B).
(B)If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party. Project Co and Transporter shall settle such debit or credit amount, as the case may be, when payment of the next invoice is due pursuant to Clause 12.2 or, if earlier, upon the termination of this Agreement.
12.2Payment
All amounts invoiced under this Agreement that are due and payable by a Party shall be paid in accordance with this Clause 12.2.
12.2.1Due Date for Payment
(a)Except as otherwise provided in Clause 12.2.1(b), the amount shown as due to be paid by a Party in an invoice issued in accordance with this Agreement shall become due and payable on the fifteenth (15th) Payment Business Day after the date on which the relevant Party received such invoice.
(b)The amount shown as due to be paid by a Party in an invoice issued for amounts due under Paragraph 2.1 of Part A of Schedule 2 shall become due and payable on the tenth (10th) Business Day after the date on which the relevant Party received such invoice.
12.2.2Payment Method
All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Clause 12.2.3.
12.2.3Designated Bank
Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. A Party shall designate its bank by notice to the other Party initially not later than ten (10) Days prior to the date first payment under this Agreement is due to such Party and thereafter not less than ten (10) Days before any redesignation is to be effective.
12.2.4Payment Date
If any invoice issued pursuant to Clause 12.1 would result in a Party being required to make a payment on a Day that is not a Business Day, then the due date for such invoice shall be the immediately succeeding Business Day.

12.3Disputed Invoice
12.3.1Payment Pending Dispute
Absent any manifest error, each Party invoiced pursuant to Clause 12.1 shall pay all disputed and undisputed amounts due under an invoice without netting or offsetting any amounts owed by one Party to the other, including taxes (except as provided in Clause 13), exchange charges, or bank transfer charges. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.
12.3.2Timing
Except with respect to Clauses 1.3, 12.3.4, and 15, any invoice may be contested by the receiving Party only pursuant to Clause 12.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Clause 12.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.
12.3.3Interest
The Party who invoiced and received payment of a sum that is subsequently determined not to have been payable under this Agreement shall pay interest to the other Party at a rate per annum equal to *** percent (***%) above Three-Month SOFR. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.
12.3.4Measurement or Analysing Errors
Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analysing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Clause 12.3.
12.4Delay in Payment
12.4.1Interest
If either Project Co or Transporter fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the Transporter at a rate per annum equal to *** percent (***%) above Three-Month SOFR. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.
12.4.2Costs and Expenses
Subject to Clause 24.1.13, each Party shall bear its own costs (including attorneys’ or Experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.
12.5Audit Rights
Each Party shall have the right, exercisable once every twelve (12) Months, to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.
12.6Transporter’s Right to Suspend Performance
If the Transporter has not received payment in respect of any amounts due under any invoice(s) under this Agreement totalling in excess of USD *** million (US$***) within ten (10) Business Days after the due date thereof, then without prejudice to any other rights and remedies of the Transporter arising under this Agreement or by Applicable Laws or otherwise, upon giving ten (10) Business Days’ notice to Project Co:
12.6.1the Transporter may suspend the Services until the amounts outstanding under such invoice(s) and any interest payable thereon in accordance with the terms of this Agreement have been paid in full;
12.6.2Project Co shall be deemed to have failed to make available each cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, during the period that a suspension of Services under this Clause 12.6 is effective, and Clause 16.2.1 shall apply in respect of such cargoes; and
12.6.3during the period that a suspension of Services under this Clause 12.6 is effective, the Transporter shall have no obligation to perform the Services and may use the previously scheduled LNG Tanker for any third party business to mitigate Transporter’s costs and Project Co accepts that such alternative use of the LNG Tankers may delay the recommencement of the Services following such period of suspension.
12.7Final Settlement
Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Project Co and the Transporter shall determine the amount of any final reconciliation payment provided that if Project Co and/or the Transporter determine that there are amounts that are not capable of being calculated within such sixty (60) Day period then Project Co and the Transporter shall agree a provisional valuation of such amounts and shall arrange provisional invoicing for such amounts pursuant to Clause 12.1.4. After the amount of the final settlement has been determined, the Transporter shall send a statement to Project Co, or Project Co shall send a statement to the Transporter, as the case may be, for amounts due under this Clause 12.7, and the Transporter or Project Co, as the case may be, shall pay such final statement no later than twenty (20) Business Days after the date of receipt thereof. Any provisional invoice issued pursuant to Clause 12.1.4 shall be settled pursuant to Clause 12.1.4.
13.TAXES AND VAT
13.1Responsibility
Project Co shall indemnify and hold the Transporter and its direct or indirect members harmless from any and all Project Co Taxes, and the Transporter shall indemnify and hold Project Co and its Affiliates (other than the Transporter or its direct or indirect members) harmless from any and all Transporter Taxes.
13.2Transporter Taxes
“Transporter Taxes” means:
13.2.1any Taxes imposed from time to time on the revenue, income or profits of the Transporter (or its direct or indirect members) as a result of the existence of a taxable presence of the Transporter (or its direct or indirect members) in the relevant taxing jurisdiction (whether, for the avoidance of doubt, as a consequence of activities directly related to this Agreement performed in the taxing jurisdiction by the Transporter or otherwise); and/or

13.2.2with respect to a Diverted Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Diverted Cargo of LNG; and/or
13.2.3with respect to a Swapped Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Swapped Cargo of LNG occurring up to and before the Delivery Point, excluding those Taxes for which DES Buyer is liable under the DES SPA.
13.3Project Co Taxes
“Project Co Taxes” means:
13.3.1any Taxes imposed from time to time on the revenue, income or profits of Project Co or its Affiliates (other than the Transporter or its direct or indirect members) as a result of the existence of a taxable presence of Project Co or its Affiliates (other than the Transporter or its direct or indirect members) in the relevant taxing jurisdiction (whether, for the avoidance of doubt, as a consequence of activities directly related to this Agreement performed in the taxing jurisdiction by the Transporter or otherwise); and/or
13.3.2any other Taxes imposed from time to time which may be levied or assessed in respect of or in connection with the provision of any goods or services or the taking of any action pursuant to this Agreement (including, without limitation, any Taxes that may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of LNG transported or to be transported pursuant to this Agreement; and/or
13.3.3with respect to a Swapped Cargo, any Taxes which may be levied or assessed upon the export, import, loading, unloading, transport, freight, storage, processing, ownership, transfer, sale, use, purchase or delivery of such Swapped Cargo of LNG occurring at or after the Delivery Point or those Taxes for which DES Buyer is liable under the DES SPA, provided however that Project Co Taxes shall not include any Transporter Taxes.
13.4Withholding Taxes
If the Transporter or Project Co (in either case, the “Payor” for purposes of this Clause 13.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) without duplication of any other provision of this Agreement, the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Clause 13.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made.
13.5Transfer Taxes
Notwithstanding any other provision of this Agreement, payments pursuant to this Agreement by one Party to the other Party shall be exclusive of sales, use, value added and other similar transfer Taxes imposed on such payments (“Transfer Taxes”). In the event that any such Transfer Taxes are imposed on such payments, the Party making the payment shall pay to the Party receiving the payment, in addition to the payment due under this Agreement, an additional amount equal to such Transfer Taxes. Any such Transfer Taxes shall be separately stated on the invoice.

14.OPTIONAL SERVICE PERIOD
14.1If any of the Trigger Events occur, an "Optional Service Period" shall immediately commence and shall continue until:
14.1.1in relation to the Trigger Event described in Clause 14.2.1, the date on which the Trigger Event is cured in a manner described in Clause 14.2.1; and
14.1.2in relation to the Trigger Events described in Clauses 14.2.2 and 14.2.3, the end of the Contract Year during which the relevant Trigger Event is cured in a manner described in Clauses 14.2.2 and 14.2.3, respectively.
14.2For the purpose of Clause 14.1, any of the following events shall be a "Trigger Event":
14.2.1An unexcused failure by the Transporter to deliver one or more cargoes designated for delivery by the Transporter under this Agreement to DES Buyer shall, upon notice from Project Co to the Transporter (which notice may be delivered by Project Co in its sole discretion), be a Trigger Event unless the Transporter pays to Project Co within thirty (30) Days following the receipt of the notice from Project Co the Transporter Failure Amount. Such Trigger Event shall be deemed to be cured upon receipt by Project Co of payment by the Transporter of the Transporter Failure Amount.
14.2.2An unexcused failure (regardless of whether such failure is cured pursuant to sub-Clause 14.2.1 above) by the Transporter to deliver to DES Buyer *** (***) of the cargoes set out in applicable DES ADP in any Contract Year shall automatically be a Trigger Event, provided that any cargo in respect of which force majeure has been claimed under the DES SPA and/or this Agreement shall not be considered an “unexcused failure” for purposes of the foregoing. Such Trigger Event shall be deemed to be cured upon:
(A)the receipt by Project Co of payment by the Transporter of the Transporter Failure Amount in respect of each such cargo; and
(B)the delivery by the Transporter to Project Co of evidence satisfactory to Project Co (acting reasonably) explaining the reason for each non-delivery and showing that the cause of each non-delivery has been adequately addressed (in the reasonable opinion of Project Co).
14.2.3any insolvency event in respect of the Transporter shall automatically be a Trigger Event which is incapable of being cured except with the consent of Project Co.
15.    FORCE MAJEURE
15.1Project Co Force Majeure
"Project Co Force Majeure" means any event or circumstance beyond the reasonable control of Project Co, having acted in a reasonable and prudent manner, and which results in or causes the delay or failure of Project Co to perform any one or more of its obligations under this Agreement other than the obligation to pay Transport Fee and other sums which may be due under this Agreement.
15.2Transporter Force Majeure
"Transporter Force Majeure" means any event or circumstance beyond the reasonable control of the Transporter, having acted in a reasonable and prudent manner, and which results in or causes the delay or failure of the Transporter to take any LNG scheduled for delivery hereunder in the FOB ADP or FOB Ninety Day Schedule, as applicable.
15.3Consequences of Force Majeure
15.3.1Project Co Force Majeure Claim
If Project Co claims Project Co Force Majeure pursuant to Clause 15.1 and, as a result of such Project Co Force Majeure a cargo cannot be made available for lifting by Transporter, (i) Transporter shall be excused from any obligation hereunder to deliver a corresponding quantity of LNG to DES Buyer under the DES SPA and (ii) Project Co shall not be required to pay the Transporter any Transport Fee in respect of such cargo.
15.3.2Transporter Force Majeure Claim
If Transporter claims Transporter Force Majeure pursuant to Clause 15.2 and, as a result of such Transporter Force Majeure a cargo cannot be loaded by Transporter (a "Transporter FM Cargo"), Transporter shall be excused for delay or failure to carry out its obligations under this Agreement to the extent that and for the period during which it is rendered unable to carry out such obligations by reason of Transporter Force Majeure, including any obligation hereunder to deliver a corresponding quantity of LNG to DES Buyer under the DES SPA. In the event of a Transporter Force Majeure:
(A)Project Co may (i) charter an LNG Tanker or enter into an agreement with a third party for the provision of lifting, transportation and delivery services, in either case for the lifting and delivery of any Transporter FM Cargo or (ii) purchase an alternative cargo from a third party supplier for delivery to the DES Buyer instead of any Transporter FM Cargo; and
(B)Project Co shall not be required to pay the Transporter any Transport Fee in respect of any Transporter FM Cargo.
15.4Notification
A Transporter Force Majeure event and Project Co Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Transporter Force Majeure event or Project Co Force Majeure event that prevents, interferes with or delays the performance by the Transporter or Project Co (respectively), in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice ("FM Notice") thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:
15.4.1the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;
15.4.2the particulars of the program to be implemented to resume normal performance under this Agreement; and
15.4.3the anticipated portion of the cargoes scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable, that will not be made available or taken, as the case may be, by reason of Transporter Force Majeure if Transporter is the affected Party or by reason of Project Co Force Majeure if Project Co is the affected Party.

Each FM Notice shall be updated at least monthly by the Transporter during the period of such claimed Transporter Force Majeure and by Project Co during the period of such claimed Project Co Force Majeure. Such FM Notice shall specify the actions being taken to remedy the circumstances causing such Transporter Force Majeure or such Project Co Force Majeure, as applicable.
15.5Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.
16.LIABILITIES AND INDEMNIFICATION
16.1Contravention of this Agreement
Subject to Clause 16.4, and without prejudice to any indemnity provided under this Agreement, Project Co shall be liable to the Transporter, and the Transporter shall be liable to Project Co, for any Loss which has been suffered as a result of the breach by the Party liable for any one or more of its obligations under this Agreement, provided that the Transporter shall not have any liability pursuant to this Clause 16.1 if the relevant breach of this

Agreement (i) occurred despite the Transporter having acted as a Reasonable and Prudent Operator and/or (ii) was committed in accordance with the express instruction of Project Co.
16.2Performance Failure
16.2.1Failure by Project Co to make available required volume of LNG
If, with respect to any cargo scheduled for delivery under the FOB ADP or FOB Ninety Day Schedule, as applicable, Project Co fails to make available to the Transporter all or part of the FOB SCQ, and such failure is not for any reasons attributable to the Transporter (including Transporter Force Majeure), (a) the Transporter shall have no obligation to make available to DES Buyer the equivalent quantity of LNG in respect of the corresponding cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, and (b) Project Co shall pay the Transporter the amount that is equal to the aggregate of: (i) the Transport Fee in respect of such cargo as calculated in accordance with Clause 11.2.3 and (ii) any net incremental shipping costs incurred by the Transporter as a result of such failure (including cool-down costs). Notwithstanding part (a) of the foregoing sentence, Project Co's failure to make available all or part of the FOB SCQ of a Diverted Cargo shall not impact the Transporter's obligation to deliver a Swapped Cargo to DES Buyer on behalf of Project Co related to such Diverted Cargo provided that Project Co's failure does not adversely impact Transporter's ability to deliver such Swapped Cargo.
16.2.2Failure by the Transporter to complete the delivery of cargo
If, with respect to any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, the Transporter does not make available (and is not deemed to have made available in accordance with the DES SPA) all or part of the DES SCQ to the DES Buyer under the DES SPA (to the extent such shortfall is not otherwise excused pursuant to Section 2.4.1 of Schedule 1 of the DES SPA) (the “Transporter Shortfall Quantity”), and such failure is not (i) for any reasons attributable to Project Co (including Project Co Force Majeure) or (ii) due to Transporter Force Majeure, the Transporter shall:
(A)make payment to Project Co for any amounts owed by Project Co to DES Buyer by way of Cargo DoP Payment in respect of the Transporter Shortfall Quantity;
(B)if the Transporter Shortfall Quantity resulted from the Transporter’s failure to deliver all or part of a cargo loaded hereunder that was scheduled in the FOB ADP or FOB Ninety Day Schedule, use its reasonable efforts to resell such Transporter Shortfall Quantity on behalf of Project Co (whether as LNG or Gas) to Third Parties in order to achieve the maximum net price achievable for such Transporter Shortfall Quantity; and
(C)make payment to Project Co of any proceeds of sale received by Project Co or the Transporter (on behalf of Project Co) as a result of the resale of such Transporter Shortfall Quantity pursuant to Clause 16.2.2(B), where applicable;
and the amounts set out in Clauses 16.2.2(A) and 16.2.2(C) shall together comprise the "Transporter Failure Amount".
For the avoidance of doubt, in the event the Transporter Shortfall Quantity is less than the DES SCQ, such cargo shall be deemed a “Delivered Cargo” and Project Co shall pay the Transport Fee calculated in accordance with Clause 11.1.2 in respect of such Delivered Cargo.
16.3Demurrage and Excess Boil-off
16.3.1In the event that Project Co incurs liability for demurrage or excess boil-off under Section 4.15 of Schedule 1 of the DES SPA the following shall apply:
(A)to the extent Project Co incurred said liability as a result of the Transporter's failure to act as a Reasonable and Prudent Operator, Project Co shall have the right to invoice Transporter for any amounts due under said Section 4.15 of Schedule 1 of the DES SPA and the Transporter shall pay such invoice; or
(B)to the extent Project Co incurred said liability as a result of circumstances other than those set out in Clause 16.3.1(A):
(1)Project Co shall be responsible for amounts due to DES Buyer under said Section 4.15 of Schedule 1 of the DES SPA; and
(2)the Transporter shall have the right to invoice Project Co for any reasonable and direct costs which the Transporter incurred as a result of the delay, provided that the Transporter used reasonable efforts to mitigate such costs.
16.3.2In the event that DES Buyer incurs liability for demurrage or excess boil-off under Section 4.13 of Schedule 1 of the DES SPA the following shall apply:
(A)any amount paid by DES Buyer to Project Co pursuant to said Section 4.13 of Schedule 1 of the DES SPA shall be for the Transporter's account; and
(B)to the extent the amount paid to the Transporter pursuant to Clause 16.3.2(A) is less than the costs or expenses suffered or incurred by the Transporter as a result of the applicable Terminal Operator failing to berth the LNG Tanker as set out in said Section 4.13 of Schedule 1 of the DES SPA, the Transporter shall be entitled to invoice Project Co for any shortfall, provided that the Transporter used commercially reasonable efforts to mitigate such costs and expenses.
16.4Limitations on Liability
16.4.1Incidental and Consequential Losses
Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of, or in connection with, the performance of this Agreement, for, or in respect of:
(A)any indirect, incidental, consequential, special, punitive or exemplary losses;
(B)any loss of income or profits;
(C)except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the occurrence of Transporter Force Majeure or Project Co Force Majeure in accordance with Clause 15; or
(D)except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.
16.4.2Exclusive Remedies
A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Clause 10.2, Clause 10.3, Clause 20.3.5, this Clause 16, Paragraph 4.2.1(B) of Schedule 1, Paragraphs 1.4 and 10.2.4 of Part A of Schedule 4 and Paragraph 3.3 of Schedule 5 shall be as set forth in each such provision, respectively.
16.4.3Liquidated Damages
The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Clauses, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance and is intended to constitute compensation, and not a penalty. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Clause 24 (Dispute Resolution and Governing Law) in any action with respect to this Agreement, that any of the exclusive remedies set forth in Clauses 14, 15.3, 16.2 and Paragraph 5.3 of Schedule 1 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.
16.4.4Express Remedies
The Parties agree that Clause 16.4.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Clause 14, Clause 15.3, Clause 16.2, Paragraph 5.3 of Schedule 1, Paragraph 11.1 of Part B of Schedule 2 and Paragraph 11.2 of Part B of Schedule 2. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.
16.4.5Remedies in Contract
Except with respect to claims for injunctive relief under Clauses 21 (Confidentiality), and 24.1.12 (Interim Measures) a Party’s sole remedy against the other Party for non-performance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and (save for any liability arising from the death or personal injury of a person arising from the negligence of a Party) no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.
16.4.6Transporter Aggregate Liability for Certain Events
(A)Notwithstanding any provision herein to the contrary, the maximum Transporter Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Transporter Liability Cap.
(B)"Transporter Aggregate Liability" shall mean, as of any date of determination, any and all liability of the Transporter to Project Co under this Agreement, excluding (i) any Transporter liabilities under this Agreement for which the Transporter has already made payment to Project Co as of such date, (ii) any liability caused by the gross negligence or wilful misconduct of the Transporter or an Affiliate of Transporter and (iii) any amounts related to an indemnity obligation of Transporter.
(C)The "Transporter Liability Cap" shall be USD *** (US$***).
16.4.7Disclaimer of Warranties
EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, TRANSPORTER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
16.5Conduct of Claims
16.5.1With respect to Third Party liabilities (including any claims by DES Buyer arising under, or in connection with the DES SPA):
(A)If any Third Party shall notify either Party (the "Notified Party") with respect to any matter that may give rise to a claim for indemnification by either Party under this Agreement (a "Third Party Claim"), then the Notified Party shall promptly notify the other Party thereof in writing setting out particulars of the Third Party Claim, provided that no delay on the part of the Notified Party in notifying the other Party shall relieve the other Party from any obligation hereunder unless (and then solely to the extent) the other Party thereby is materially prejudiced.
(B)In respect of any Third Party Claim, Transporter shall:
(1)act in accordance with any written instructions from Project Co in relation to the conduct of the Third Party Claim (including any instructions regarding the defence, settlement or compromise of such Third Party Claim);
(2)ensure that no admission of the liability or settlement or compromise in relation to the Third Party Claim is made without the prior written consent of Project Co;
(3)appoint legal counsel that is acceptable to Project Co (acting reasonably) and Project Co shall be responsible for the fees and expenses of such legal counsel;
(4)consult with Project Co in developing any strategy for defending the Third Party Claim and Project Co shall provide such assistance in relation to defending any Third Party Claim as the Transporter may reasonably request from time to time; and
(5)provide Project Co with all documentation and information reasonably requested by it in relation to the Third Party Claim (including any pleadings (in draft or final form), counsel opinions and legal advice).
17.INSURANCE
17.1The Transporter shall ensure that insurances are procured and maintained for each LNG Tanker being used to deliver LNG in accordance with Section 10.1 of Schedule 1 of the DES SPA to such extent to ensure Project Co is in compliance with such Section 10.1 of Schedule 1.
17.2Transporter shall also ensure that marine cargo insurance is procured in respect of any LNG owned by and/or transported by the Transporter on behalf of, Project Co under this Agreement (including any Swapped Cargoes) and that Project Co (and its designated lenders and their agents) are named as an additional assured on such marine cargo insurance policy. In the event that there is a claim under the marine cargo insurance policy, Project Co shall be responsible for any deductibles or retentions or excesses in any such policy and Transporter shall not compromise or abandon any claim under such insurance without Project Co’s prior written consent.
17.3The Transporter shall maintain charterer’s liability insurance with a minimum coverage of USD *** (US$***) and ensure that Project Co (and its designated lenders and their agents) are named as an additional assured on such charterer’s liability insurance policy in respect of any LNG owned by and/or transported on behalf of Project Co under this Agreement (including any Swapped Cargoes).  In the event that there is a claim under such charterer’s liability insurance policy, Project Co shall be responsible for any deductibles or retentions or excesses in any such policy and the Transporter shall not compromise or abandon any claim under such insurance without Project Co’s prior written consent.
18.REPRESENTATIONS AND WARRANTIES
18.1Representations and Warranties of the Transporter
As of the Effective Date and until the expiration or termination of this Agreement, the Transporter represents, undertakes and warrants that:
18.1.1it is and shall remain duly formed and in good standing under the laws of England;
18.1.2it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and has executed and delivered this Agreement;

18.1.3the obligations to be assumed by the Transporter under this Agreement constitute legal, valid and binding obligations on the Transporter and are enforceable against the Transporter in accordance with the terms of this Agreement;
18.1.4it has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Project Co or any of its Affiliates could be liable; and
18.1.5neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of its organisational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party.
18.2Representations and Warranties of Project Co
As of the Effective Date and until the expiration or termination of this Agreement, Project Co represents, undertakes and warrants that:
18.2.1it is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Texas;
18.2.2it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and has executed and delivered this Agreement;
18.2.3the obligations to be assumed by Project Co under this Agreement constitute legal, valid and binding obligations on Project Co and are enforceable against Project in accordance with the terms of this Agreement;
18.2.4it has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Transporter or any of its Affiliates could be liable; and
18.2.5neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of its organisational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party.
18.3Business Practices
Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party’s obligations under Clause 29.1.
19.EXCHANGE OF INFORMATION
The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the performance of the Services and the fulfilment of the terms and conditions of this Agreement.
20.INTELLECTUAL PROPERTY
20.1Service Information and Service Intellectual Property ownership
20.1.1As between the Parties, all Service Information and Service Intellectual Property shall automatically vest in, and be the property of, the Transporter. To the extent that ownership of any Service Information or Service Intellectual Property vests initially in Project Co, Project Co hereby assigns to the Transporter absolutely, all its rights, title and interest in the Service Information or Service Intellectual Property (as applicable).

20.2Optional Service Period
20.2.1During an Optional Service Period, the Transporter hereby grants Project Co an irrevocable, non-exclusive, royalty free, non-sub-licensable (save as otherwise permitted in this Clause 20.2), non-transferable licence to use all Service Information and Service Intellectual Property for the sole and exclusive purpose of engaging one or more Persons to provide the Services or services similar or ancillary to the Services for the duration of such Optional Service Period, including the right to grant sub-licences to such one or more Persons solely and exclusively to provide the Services or services similar or ancillary to the Services under this Agreement for the duration of such Optional Service Period, provided that Project Co shall ensure that any Person that receives Service Information and/or Service Intellectual Property pursuant to this Clause 20.2.1 shall have entered into a confidentiality agreement that is reasonably acceptable to the Transporter.
20.2.2In respect of any sub-licence or licence granted under this Clause 20.2, Project Co:
(A)shall, and shall use all commercially reasonable efforts to procure that any sub-licensee shall, comply with all reasonable directions of the Transporter with respect to the use of the Service Information and the Service Intellectual Property so licensed; and
(B)undertakes, at the reasonable request of the Transporter, to, and shall use all commercially reasonable efforts to procure that any sub-licensee shall, execute all such documents and do all reasonable acts within their capacity which may be necessary to bring into effect or confirm the terms of any such sub-licence or licence.
20.2.3As between the Parties, all Service Information or Service Intellectual Property made, invented, developed, created, conceived, or otherwise modified by Project Co or any sub-licensee during an Optional Service Period shall automatically vest in, and be the property of, the Transporter.
20.2.4At the end of an Optional Service Period, at the reasonable request of the Transporter, Project Co shall, and shall use all commercially reasonable efforts to procure that any sub-licensee shall:
(A)provide to the Transporter originals of all documents and other materials in any form in its possession or control bearing or embodying any of the Service Information or Service Intellectual Property so licensed in accordance with this Clause 20.2; and
(B)at the option of the Transporter acting reasonably permanently erase or destroy all copies thereof.
20.3Service Information retention and audit
20.3.1The Transporter shall retain copies of all:
(A)Service Information; and
(B)to the extent not Service Information, all data, reports, correspondence and information relating to the Services which Project Co is required to keep under Section 19.4 of the DES SPA, for a period of not less than five (5) years following the year in which the Service Information was generated or to which such Service Information relates (whichever is later).
20.3.2Subject to Clause 20.3.4, if pursuant to Section 19.4 of the DES SPA:
(A)DES Buyer asserts that Project Co has not complied with its obligations under Sections 19.1, 19.2, 19.3.1(b) and 19.3.2 of the DES SPA (together the "Compliance Obligations") and DES Buyer subsequently instructs an independent auditor to audit the records of Project Co in respect of the asserted noncompliance;

(B)the independent auditor determines that Project Co has breached certain or all of its Compliance Obligations ("Compliance Obligation Breach"); and
(C)the Compliance Obligation Breach arose from an act or omission of the Transporter or any of the Transporter's employees, contractors or agents, the Transporter shall indemnify and hold harmless Project Co from all Losses arising from the Compliance Obligation Breach.
20.3.3Subject to Clauses 16.4 and 20.3.4, if Project Co breaches Sections 19.1, 19.3 or 19.4 of the DES SPA and such breach(es) arose from an act or omission of the Transporter or any of the Transporter's employees, contractors or agents, the Transporter shall indemnify and hold harmless Project Co from all Losses arising from such breach(es).
20.3.4The Transporter shall not be required to indemnify and hold harmless Project Co under Clause 20.3.2 or Clause 20.3.3 against any Losses arising from a Compliance Obligation Breach or Project Co's breach of Sections 19.1, 19.3 or 19.4 of the DES SPA to the extent that the Transporter's act or omission which gave rise to the Compliance Obligation Breach or other relevant breach(es) of the DES SPA was in response to an express instruction of Project Co.
20.3.5Other than in respect of an audit for which the Transporter is required to indemnify Project Co pursuant to Clause 20.3.2, Project Co shall reimburse Transporter for all costs and expenses incurred in respect of any audit of the books and records retained by Transporter in connection with this Agreement.

21.CONFIDENTIALITY
21.1Duty of Confidentiality
The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:
21.1.1already known to the recipient from sources other than the other Party;
21.1.2already in the public domain (other than as a result of a breach of the terms of this Clause 21.1); or
21.1.3independently developed by the recipient,
shall be "Confidential Information" and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to third parties by the receiving Party.
21.2Permitted Disclosures
21.2.1The Confidential Information, which either Party receives from the other, may be disclosed by such Party:
(A)to any Person who is such Party’s legal counsel, other professional consultant or adviser, transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;
(B)if required and to the extent required by the rules of any recognised stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Clause 21.2.1(E) are quoted;
(C)if required and to the extent required by the U.S. Department of Energy;
(D)without limiting Clause 21.2.1(C), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Clause 24.1.1 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimise the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;
(E)to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Clause 21.2.1(E);
(F)to any bona fide intended assignees of a Party’s interests under this Agreement;
(G)to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;
(H)to any arbitrator appointed in accordance with Clause 24.1, or Expert appointed pursuant to Clause 24.2, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Clause 24.1 or in an Expert proceeding under Clause 24.2; or
(I)to any Person reasonably required to see such Confidential Information, in connection with any bona fide financing or offering or sale of securities by Project Co or Transporter or any Affiliate of Project Co or Transporter or any Affiliate of any of the shareholders or members of Project Co or Transporter, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.
21.2.2The Party making the disclosure shall ensure that any Person listed in Clauses 21.2.1(A), (E), (F), (G), (H) or (I) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Clause 21.1 (or customary confidentiality provisions in the context of capital markets offerings and for ratings agencies). In the case of a disclosure to an employee made in accordance with Clause 21.2.1(E), the undertaking shall be given by the company on its own behalf and in respect of all its employees.
21.2.3Project Co may disclose Confidential Information to its long-term customers related to scheduling, operations and other relevant technical information to comply with Project Co's performance of its scheduling obligations in respect of such customers, only to the extent necessary to ensure the effective implementation thereof.
21.2.4No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.
21.3Duration of Confidentiality
The foregoing obligations with regard to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.
22.DEFAULT AND TERMINATION
22.1Termination Events
The following circumstances (each, a "Termination Event") shall give rise to the right for either or both of Project Co and Transporter (as the case may be) to terminate this Agreement:
22.1.1in respect of either Party, if the other Party fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD *** (US$***) for a period of ten (10) Days or more following the due date of the relevant invoice;

22.1.2in respect of either Party, violation of Clause 18.3 (Business Practices) or Clause 29.1.1(ii) (Prohibited Practices) by the other Party;
22.1.3in respect of either Party, if the other Party fails to comply with assignment and novation rights set out in Clause 25 (Assignments);
22.1.4in respect of Project Co, violation of Clause 29.2(Trade Law Compliance) or Paragraph 13.1 of Part B of Schedule 2 by Transporter;
22.1.5in respect of Project Co, if a Trigger Event upon which Optional Service Period commenced is not cured in accordance with Clause 14.2 within:
(A)one hundred eighty (180) Days after the beginning of an Optional Service Period in the circumstances set forth in Clause 14.2.1 or Clause 14.2.2; or
(B)immediately in the case of an Optional Service Period in the circumstances set forth in Clause 14.2.3;
22.1.6in respect of Project Co, if Transporter Aggregate Liability exceeds the Transporter Liability Cap; and
22.1.7in respect of either Party, on or after the date that the FOB Conversion is in full force and effect.
22.2Termination
22.2.1Notice of Termination
Upon the occurrence of any Termination Event, subject to Clause 22.2.6, the Party which has the right under Clause 22.1 to terminate this Agreement ("Terminating Party") may give notice thereof to the other Party (other than in the case of Clause 22.1.5(B) where such notice shall not be required), specifying in reasonable detail the nature of such Termination Event.
22.2.2Timing
Subject to Clause 22.2.3:
(A)upon the occurrence of a Termination Event described in Clause 22.1.2, Clause 22.1.3, Clause 22.1.5 or Clause 22.1.7, the Terminating Party’s notice pursuant to Clause 22.2.1 shall terminate this Agreement immediately and in the case of Clause 22.1.5(B) this Agreement shall terminate immediately upon occurrence of such Termination Event whether or not such notice is provided; and
(B)upon the occurrence of a Termination Event described in Clause 22.1.1 or Clause 22.1.6, at any time after the expiry of a period of forty-five (45) Days after the Terminating Party gave notice pursuant to Clause 22.2.1, unless the circumstances constituting the Termination Event have been fully remedied or cease to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.
22.2.3Termination Notice Period
(A)Project Co may issue a termination notice pursuant to Clause 22.2.1 (other than in the case of Clause 22.1.5(B), where such notice shall not be required) or 22.2.2(B), as applicable, stating the date on which this Agreement shall terminate (such date should not fall later than sixty (60) Days from the date of such notice). For avoidance of doubt, if Project Co elects to exercise its right under this Clause 22.2.3, then Clause 22.2.2 shall not apply and this Agreement shall terminate on the date stated by Project

Co in the notice and Transporter shall be required to continue to comply with its obligations under this Agreement until the date of such termination.
(B)Either Party may issue a termination notice pursuant to Clause 22.1.7 stating the date on which this Agreement shall terminate. For avoidance of doubt, if either Party elects to exercise its right under this Clause 22.2.3, then Clause 22.2.2 shall not apply and this Agreement shall terminate on the date stated by the Party in the notice and the other Party shall be required to continue to comply with its obligations under this Agreement until the date of such termination.
22.2.4Handover Requirements
In the event of termination by Transporter or expiry of this Agreement, Transporter shall forthwith:
(A)provide all information reasonably requested by Project Co relating to the Services provided under this Agreement, including all documentation relating to the cargoes delivered pursuant to this Agreement; and
(B)provide such technical and operational handover support for a period of no more than ninety (90) Days as reasonably requested by Project Co to transition the administration of the DES SPA to Project Co or Project Co's designated representative. For the avoidance of doubt, during such transition Project Co may engage one or more Persons other than the Transporter to provide the Services.
22.2.5Rights Accrued Prior to Termination
Termination of this Agreement shall be without prejudice to:
(A)the rights and liabilities of the Parties accrued prior to or as a result of such termination; and
(B)claims for breaches of Clause 21 that occur during the three (3) year period after termination of this Agreement.
22.2.6Limits to Termination
Neither Project Co nor Transporter, respectively, may terminate this Agreement if the Termination Event occurs solely because of a breach by the non-terminating Party arising from events for which that non-terminating Party would otherwise be entitled to terminate this Agreement.
22.3Survival
The following provisions shall survive expiration or termination of this Agreement: Clauses 1 (Definitions and Interpretation), 12 (Invoicing and Payment), 13 (Taxes and VAT), 16 (Liabilities and Indemnification), 21 (Confidentiality) (to the extent provided therein), and 24 (Dispute Resolution and Governing Law), 25 (Assignments), 27 (Miscellaneous), 28 (Notices) and 29 (Business Practices), in addition to this Clause 22.3.
23.TERMINATION OF DES SPA
23.1In the event the DES SPA is terminated for any reason or the Transporter does not consent to a transfer of this Agreement in the circumstances described in Clause 25.3.2(C), this Agreement shall terminate with effect from the date that the DES SPA termination takes effect and the following provisions of Clause 23.2 shall apply.
23.2Subject to Clause 23.1, unless this Clause 23 is applicable as a result of the termination of the DES SPA that is due to the fault of Transporter, Project Co shall pay to Transporter termination compensation equal to the net present value of the total revenue reasonably expected by the Transporter under this Agreement, from delivery of the cargoes that would have otherwise been delivered during the remainder of the Term had the DES SPA not been terminated, minus the amount Transporter can reasonably be expected to recover by redeploying LNG Tankers under contract at the time of termination of this Agreement. Each of the Parties agree that the termination compensation is not a penalty but is liquidated damages in a reasonable amount that will compensate Transporter in circumstances in which the termination compensation is payable, which amount would otherwise be impossible to calculate with precision.
24.DISPUTE RESOLUTION AND GOVERNING LAW
24.1Arbitration
24.1.1Generally. Any Dispute (other than a Dispute submitted to an Expert under Clause 24.2) shall be subject to resolution under this Clause 24.1, which shall be the exclusive dispute resolution method for any such Dispute. A Party wishing to declare a Dispute shall deliver to the other Party a notice identifying the disputed issue (a “Notice of Dispute”).
24.1.2Good Faith Negotiation. Following the delivery of a Notice of Dispute, the Parties will attempt in good faith to resolve such Dispute promptly through negotiation. If the Dispute has not been resolved within sixty (60) Days after the date on which the Notice of Dispute was delivered, then any Party shall be permitted to submit such Dispute to binding arbitration in accordance with the remainder of this Clause 24.1.
24.1.3Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).
24.1.4Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.
24.1.5Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Clause 24.1, (a) Transporter and all Persons whose interest in this Agreement derives from the Transporter shall be considered as one party; and (b) Project Co and all Persons whose interest in this Agreement derives from Project Co shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.
24.1.6Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement and/or any Direct Agreement entered into pursuant to the terms of this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

24.1.7Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
24.1.8Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
24.1.9Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Clause 28, as well as any other procedure authorized by law.

24.1.10Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Clause 28.

24.1.11Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

24.1.12Interim Measures. Any party to the Dispute may apply to a court in Harris County, Texas for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal's rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

24.1.13Costs and Attorneys' Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal.

24.1.14Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to *** percent (***%) above Three-Month SOFR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable Three Month SOFR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

24.1.15Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.

24.1.16Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Clause 21; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.
24.2Expert Determination
24.2.1General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected in accordance with this Clause 24.2 Parties to the Measurement Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for ADR of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Expert Rules. The Expert shall be and remain at all times wholly independent and impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment (failing which shall not invalidate his mandate), taking into account the circumstances requiring an expeditious resolution of the matter in dispute. The Expert shall have the power to award costs as well as interest on any sums awarded as he shall think appropriate. The fees of the Expert shall be shared equally unless he determines otherwise.
24.2.2Final and Binding. The Expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Clause 24.1 within thirty (30) Days of the date of the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator, as a factual or expert witness (other than expert witness appointed by the tribunal), or as advisor to either Party without the written consent of both Parties.
24.2.3Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A, then either Party may elect to refer the entire Measurement Dispute for arbitration under Clause 24.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

24.3Governing Law
This Agreement, including the other provisions of this Clause 24.3, shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.
25.ASSIGNMENTS
25.1Merger, Consolidation
This Agreement shall be binding upon and inure to the benefit of any successor to each of Project Co and Transporter by merger or consolidation.
25.2Assignments by Transporter
25.2.1Prior Written Consent
The Transporter may novate or assign this Agreement in its entirety to another Person (other than an Affiliate of the Transporter), for the remainder of the Term, upon the prior written consent of Project Co (which consent shall not be unreasonably withheld or delayed), provided that such assignee assumes all of the obligations of the Transporter under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Project Co) or by execution of a binding assignment and assumption agreement which is enforceable by Project Co.
25.2.2Without Prior Consent
The Transporter may novate or assign this Agreement in its entirety, for the remainder of the Term, without Project Co’s prior consent, to an Affiliate of the Transporter, provided that:
(A)such Affiliate assignee assumes all of the obligations of the Transporter under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Project Co) or by execution of a binding assignment and assumption agreement which is enforceable by Project Co;
(B)such Affiliate provides evidence that it has sufficient transportation arrangements in place or projected to provide the Services as contemplated by this Agreement, and a reasonable track record of managing such agreements; and
(C)performance of this Agreement by Project Co with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.
25.2.3Further Obligations
Upon a novation or assignment by the Transporter in accordance with this Clause 25.2, the Transporter shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.
25.3Assignments by Project Co
25.3.1Prior Written Consent
Project Co may novate or assign this Agreement in its entirety, for the remainder of the Term, upon the prior written consent of the Transporter (which consent shall not be unreasonably withheld or delayed), provided that the assignee assumes all of the obligations of Project Co under this Agreement commencing as of the date of the assignment or novation by execution of a copy of this Agreement in its own name (countersigned by the Transporter) or by execution of a binding assignment and assumption agreement which is enforceable by the Transporter.

25.3.2Transfer of DES SPA
(A)The Transporter acknowledges that Project Co may assign or novate the DES SPA in accordance with its terms and without the prior consent of the Transporter.
(B)Where Project Co assigns or novates the DES SPA but does not at the same time, assign or novate this Agreement to the same Person, then this Agreement shall terminate with effect from the date of such novation or assignment of the DES SPA and Project Co shall pay the Transporter the termination payment referred to in Clause 23.
(C)Where Project Co intends to assign or novate the DES SPA and this Agreement to the same Person, Clause 25.3.1 shall apply, and where the Transporter does not consent to the assignment or novation of this Agreement, this Agreement shall terminate and Project Co shall pay the termination payment referred to in Clause 23.
25.3.3Pursuant to Direct Agreement
Project Co may novate or assign this Agreement in its entirety, for the remainder of the Term, to the extent that the Transporter has so consented in a Direct Agreement.
25.3.4Further Obligations
Upon a novation or assignment by Project Co, in accordance with this Clause 25.3, Project Co shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.
25.4Financing by Project Co or its Affiliates
25.4.1Lender Financing
Project Co and/or its Affiliates shall each have the right to obtain financing from Lenders. In connection with any financing or refinancing of Project Co’s activities or any LNG production facility owned, operated or being developed by Project Co or any of its Affiliates, the Transporter shall, if so requested by Project Co, deliver to the relevant Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”), certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, opinions of counsel and such other items as available and upon reasonable request by Lenders or Lenders’ Agent. The Transporter shall not be required to provide any documents or information which would cause it to be in breach of Applicable Laws, including the rules of any recognized stock exchange.
25.4.2Assignment as Security
The Transporter further acknowledges and agrees that Project Co may assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for the obligations of Project Co or its Affiliates to the respective Lenders. Accordingly, upon Project Co’s request pursuant to a notice hereunder, the Transporter shall enter into direct agreements (each, a “Direct Agreement”) that:
(i)provide for the assignment and transfer of the assigning Person’s rights and obligations under this Agreement or the relevant other agreement to a nominee of Lender following a default by the assigning Person under its lending arrangement; and
(ii)are substantially in the form of Schedule 7, with such revisions as may be required by the Lenders or Lenders’ Agent so long as such changes do not materially affect the Transporter’s rights or obligations under this Agreement, and (ii) contain such further undertakings that are normal and customary in project financings or refinancings of this type; provided, however, that, the Transporter shall not be required to provide (or cause to be provided) any guaranty or similar commitment in favour of the Lenders, Project Co or any other Person.
26.FOB CONVERSION
26.1Notice of FOB Conversion
The Transporter shall have the right, upon notice to Project Co, to:
26.1.1    cause Project Co to assign, delegate or novate its rights and obligations under the DES SPA to the Transporter; and
26.1.2    enter into an LNG sale and purchase agreement with Project Co (the "New FOB SPA") in accordance with Clause 26.2 for the sale, purchase and delivery of volumes of LNG by Project Co to Transporter
(the items described in Clause 26.1.1 and Clause 26.1.2, the “FOB Conversion”).
26.2New FOB SPA
26.2.1    Unless the Parties agree otherwise:
(A)the scheduling and loading regime of the New FOB SPA shall be consistent with Schedule 4 and Schedule 5 of this Agreement;
(B)the New FOB SPA shall incorporate standard terms for the delivery of LNG on an FOB basis from the U.S. Gulf Coast;
(C)the term and quantity of LNG to be delivered under the New FOB SPA shall be limited to such period and amount so as to enable Transporter to satisfy the delivery obligations to DES Buyer under the DES SPA in respect of that portion of the term of the DES SPA that is assigned or novated to the Transporter as described in Clause 26.1.1;
(D)the contract price (in USD per MMBtu) in respect of LNG sold and delivered under the New FOB SPA shall be equivalent to the FOB CSP;
(E)the New FOB SPA shall require that the Transporter (as buyer under such LNG sale and purchase agreement) satisfy the required credit criteria for such New FOB SPA to be a “Qualifying LNG SPA” under the terms of the financing arrangements between Project Co and Lenders.
26.3Finalisation of documentation
26.3.1Upon receipt by Project Co of notice from Transporter under Clause 26.1 Project Co and the Transporter will promptly finalise the documentation required to achieve the FOB Conversion, including execution of any assignment and/or novation agreements required in respect of the DES SPA, execution of the New FOB SPA and any ancillary agreements required thereunder.
26.3.2If the Parties have failed to enter into the New FOB SPA within sixty (60) Days after the notice provided by the Transporter under Clause 26.1 at any time thereafter Transporter may issue the New FOB SPA to Project Co, provided such New FOB SPA is consistent with and substantially reflects the terms set out in Clause 26.2, and upon the issue of such New FOB SPA by Transporter to Project Co, the terms of such New FOB SPA shall be legally binding on both Parties.

27.MISCELLANEOUS
27.1Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.
27.2Entire Agreement
This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.
27.3Third Party Beneficiaries
The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.
27.4Amendments and Waiver
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Project Co and Transporter and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.
27.5Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarised, attested, consularised and stamped in any applicable jurisdiction.
27.6Severability
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.
27.7Counterparts
This Agreement may be executed in any number of counterparts, each of which shall for the purposes be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.
28.NOTICES
28.1Form of Notice
28.1.1Except as expressly set forth herein, including in respect of any notices required for the provision of the Services and performance of the DES SPA by Project Co, any notice, invoice or other communication from one of the Parties to the other Party (or, where contemplated in this Agreement, from or to the Transporter or the master of the LNG Tanker), which is required or permitted to be made by the provisions of this Agreement shall be:
(A)made in the English language;
(B)made in writing;

(C)(i) delivered by hand or sent by courier to the address of the other Party which is shown below or to such other address as the other Party shall by notice require or (ii) except for any notice provided under Clause 22 or Clause 23, Clause 24or Clause 29, be sent by electronic mail to the e-mail address of the other Party which is shown below or to such other e-mail address as the other Party shall by notice require; and
(D)marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.
28.1.2The addresses of the Parties for service of notices are as follows:

Project Co:	Corpus Christi Liquefaction, LLC
845 Texas Avenue Suite 1250 Houston, TX 77002
Telephone: (713) 375-5000
E-mail: ***
Attention: Commercial Operations
Transporter:	Cheniere Marketing International LLP
The Zig Zag Building, 3rd floor, 70 Victoria Street London, SW1E 6SQ
Telephone: +44 20 3214 2700
E-mail: ***
Attention: Commercial Operations
28.2Effective Time of Notice
28.2.1Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Clause 28 shall be deemed to be received by the other Party:
(A)if delivered by hand or by courier, on the Day on which it is received at that Party’s address; and
(B)if sent by e-mail, on the next Day on which the office of the receiving Party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed.
The foregoing shall not apply to notices or communications sent by e-mail under Schedule 4, which shall be deemed effective at the time transmitted to the e-mail address shown above or such other e-mail address previously notified by the receiving Party.
28.2.2Without limiting the meaning of the word “received” for the purpose of the preceding Clause 28.2.1, a notice which is delivered by hand or by courier shall be deemed to have been received at a Party’s address if it is placed in any receptacle normally used for the delivery of post to the address of that Party.

28.3Notices under DES SPA
The Transporter shall provide Project Co a copy of each notice, invoice or other communication provided to DES Buyer under Section 18 of the DES SPA. Such copy shall be sent to the email address set forth above or at such other e-mail address as Project Co shall by notice require.

29.BUSINESS PRACTICES
29.1Prohibited Practices
29.1.1Each Party agrees that in connection with this Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (i) violate any Applicable Law applicable to that Party, or (ii) cause the other Party to be in violation of any Applicable Law applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.
29.1.2Without limiting Clause 29.1.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.
29.2Trade Law Compliance
29.2.1Project Co shall notify the Transporter in writing of the terms of any Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA within five (5) Business Days of:
(A)the date of this Agreement;
(B)any amendment, derogation, or supplement to any Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA; and
(C)the grant to Project Co or any Person acting as agent on behalf of Project Co of any new Export Authorization applicable to the export of LNG sold and delivered pursuant to the DES SPA.
29.2.2The Transporter shall not take any action (nor shall it omit to take any action) in connection with this Agreement that would cause Project Co to violate or be in violation of any Export Authorization.
29.2.3If any Export Authorization requires conditions to be included in this Agreement then, within fifteen (15) Days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly.
29.3Records; Audit
Each Party shall keep all records necessary to confirm compliance with Clauses 29.1.1(ii), and 29.1.2 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Clauses 29.1.1(ii), or 29.1.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Clause 29.3 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Clauses

29.1.1(ii), or 29.1.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Clauses 29.1.1(ii), or 29.1.2 as applicable.

29.4Indemnity
Subject to Clause 16.4 each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Clause 29.1, or Clause 29.3 or the breach of the representation and warranty in Clause 18.3.

IN WITNESS of the above, this Agreement is signed by the duly authorised representatives of the Parties on the date first shown above.

CORPUS CHRISTI LIQUEFACTION, LLC

SIGNED BY	/s/ Florian Pintgen
Name:	Florian Pintgen
Title:	VP Commercial Operations
Date:	1 Aug 2025

CHENIERE MARKETING INTERNATIONAL LLP, acting by its managing member, Cheniere Marketing, LLC

SIGNED BY	/s/ Scott Culberson
Name:	Scott Culberson
Title:	Senior Vice President, Worldwide Trading
Date:	1 Aug 2025

SCHEDULE 1

SERVICES
1.THE SERVICES
The "Services" shall comprise:
1.1.1the Transportation Services, described in Paragraph 2 below;
1.1.2the Shipping Services, described in Paragraph 3 below;
1.1.3the Scheduling Services described in Paragraph 4 below;
1.1.4the Mitigation Services described in Paragraph 5.
2.TRANSPORTATION SERVICES
The "Transportation Services" comprise the Transporter:
2.1.1loading from the relevant Production Facility each cargo scheduled for delivery in the FOB ADP or FOB Ninety Day Schedule, as applicable; and
2.1.2delivering to the relevant Delivery Point each cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable.
3.SHIPPING SERVICES
The "Shipping Services" comprise the Transporter:
3.1.1obtaining, maintaining and providing LNG vessels as needed:
(A)that satisfy the requirements for such vessels under the DES SPA; and
(B)with sufficient capacity to meet Project Co’s transportation needs under the DES SPA;
3.1.2where necessary, changing the LNG Tanker set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of any cargo to be delivered thereunder, subject to satisfying the DES SPA requirements contained in the DES SPA;
3.1.3managing all operational matters related to LNG transportation contemplated by this Agreement, including all interactions with ship-owners, the vetting and compatibility studies of the LNG vessels, the receipt of all necessary port permits/approvals, inspecting and vetting of the Receiving Terminals. Without limiting the generality of the foregoing, this shall include:
(A)causing each LNG Tanker to comply with the specifications of Section 4.5 of Schedule 1 of the DES SPA;
(B)putting forward for approval under Section 4.6 of Schedule 1 of the DES SPA, each LNG vessel proposed to be used as an LNG Tanker;
(C)complying with all requirements imposed on Project Co by Section 4.6.1 of Schedule 1 of the DES SPA;
(D)executing (on behalf of Project Co) or causing the master of each LNG Tanker (acting on behalf of the ship-owner of such LNG Tanker) to execute, a Port Liability Agreement where required to do so under Section 4.8 of Schedule 1 of the DES SPA, subject to such Port Liability Agreement complying with the requirements of Section 4.8 of Section 1 of the DES SPA;
(E)giving all notices required by Section 4.10 of Schedule 1 of the DES SPA and Section 4.11 of Schedule 1 of the DES SPA on behalf of Project Co;
(F)performing all of Project Co's obligations under Sections 4.14 of Schedule 1 and 4.15 of Schedule 1 of the DES SPA;
(G)the provision of notices pursuant to Section 5 of Schedule 1 of the DES SPA on behalf of Project Co; and
(H)in the event that DES Buyer sends a proposal under Section 1.1.2(b) of Schedule 1 of the DES SPA, Transporter shall (on behalf of Project Co and without the consent of Project Co) as soon as reasonably practicable notify DES Buyer of its determination as to whether such request is approved provided that if within two (2) Business Days of receiving such proposal from DES Buyer, Project Co notifies Transporter to reject such proposal then Transporter shall reject such proposal.
3.1.4performing all administrative and operational tasks related to the delivery obligations of Project Co under the DES SPA including in relation to:
(A)the annual scheduling process and the ninety-day scheduling, including compliance with the scheduling protocols set out in Paragraph 4 of this Schedule 1 and management of the DES ADP or DES Ninety Day Schedule, as applicable, and matters related thereto;
(B)the issuance of invoices in Project Co’s name;
(C)the provision of transportation-related notices to DES Buyer;
(D)the vetting and approval of re-gasification terminals; and
(E)all interactions with DES Buyer agent at the Receiving Terminal;
3.1.5delivering all cargo documentation (including, where applicable, bills of lading in respect of the relevant cargo that incorporate terms, clauses, conditions and warranties, liberties and exceptions, including applicable law and arbitration clauses/dispute resolution clauses, relating to the conditions of carriage of goods by sea that are reasonable and customary to incorporate into bills of lading in the LNG industry);
3.1.6discharging the obligations of Project Co with respect to measuring and testing of LNG under Section 8 of Schedule 1 of the DES SPA, including without limitation, supplying, operating and maintaining, or causing to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard in accordance with the requirements set out in Section 8 of Schedule 1 of the DES SPA;
3.1.7managing any and all customs clearance obligations of Project Co relating to the lifting of the LNG cargo from the relevant Production Facility and delivered at the Receiving Terminal; and
3.1.8preparing and delivering to DES Buyer all invoices to be prepared and delivered by Project Co to DES Buyer under Section 5 and Section 6 the DES SPA. For the avoidance of doubt, any invoices shall be prepared and issued by the Transporter in accordance with the provisions of Section 5, 6 and 18 of the DES SPA as if such provisions applied to and were binding on the Transporter.
4.SCHEDULING SERVICES
The "Scheduling Services" comprise the obligations of the Transporter under this Paragraph 4.
In relation to the schedule changes addressed in this Paragraph 4, during any Optional Service Period, at Project Co’s reasonable request, Transporter shall consult with, and if required by Project Co, seek consent from Project Co for any of the schedule changes addressed below or otherwise proceed with such matters in the manner directed by Project Co.
4.1Scheduling Process for FOB ADP and DES ADP

4.1.1FOB ADP. In respect of each Contract Year, Project Co, in consultation with Transporter, will determine the FOB ADP in accordance with Schedule 5.
4.1.2DES ADP. The Transporter shall prepare and issue the DES ADP and DES Ninety Day Schedule (including any changes relating thereto) in consultation with Project

Co and in accordance with the DES SPA and provide them to Project Co at the same time as they are provided to DES Buyer.
4.2Changes to DES ADP
4.2.1DES Buyer requests to change the DES ADP
(A)Changes other than a change of Receiving Terminal. In the event DES Buyer submits a request to change the information (other than the Receiving Terminal) set forth in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of any cargo scheduled for delivery thereunder, the Transporter shall be entitled to accept such change request provided that:
(1)    such requested change is, in the Transporter's opinion acting as a Reasonable and Prudent Operator, operationally feasible taking account of the latest FOB ADP or FOB Ninety Day Schedule or the Swapped Cargo that the Transporter intends to deliver to DES Buyer, as applicable; or
(2)    the Transporter and Project Co have agreed a corresponding change to the FOB ADP or FOB Ninety Day Schedule, as applicable (including any FOB SCQ), if required, to take account of the change requested by DES Buyer.
In the event that such change is not, in the Transporter's opinion acting as a Reasonable and Prudent Operator, operationally feasible (including where such change would result in the FOB ADP becoming uneven or not rateable) and/or would result in increased costs and expenses being suffered or incurred by the Transporter, then the Transporter shall be entitled to reject such change request under the DES SPA.
For the avoidance of doubt, any request by DES Buyer to change the Receiving Terminal in respect of a cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, shall be subject to sub-part (B) below, and the conditions set forth in this Paragraph 4.2.1 shall not apply to any such request.
(B)Change of Receiving Terminal. In the event that DES Buyer submits a request to change the Receiving Terminal in respect of any cargo(es) under Section 5.6.1, 5.6.2 or 5.6.3 of Schedule 1 of the DES SPA, the Transporter shall as soon as reasonably practicable notify Project Co of such request and make a recommendation to Project Co regarding whether the conditions and/or requirements set out in Section 5.6.1, 5.6.2 or 5.6.3 of Schedule 1 (as applicable) of the DES SPA are satisfied. As soon as reasonably practicable but in any event no later than two (2) Business Days after receipt of such recommendation, Project Co shall accept or reject such recommendation. If Project Co fails to either accept or reject such recommendation within two (2) Business Days, the recommendation shall be deemed to have been accepted by Project Co and the Transporter shall be entitled to act in accordance with its recommendation. Project Co shall reimburse the Transporter for any incremental costs associated with any change of Receiving Terminal in respect of any cargo(es) under the DES SPA.
4.2.2Transporter changes to the DES ADP
In respect of any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, the Transporter shall be entitled, on behalf of Project Co and without the consent of Project Co, to make or request to make, as applicable and to the extent permitted under the DES SPA, any change to the DES ADP or DES Ninety Day Schedule, as applicable, provided that such change or requested change, as applicable, is in the Transporter’s opinion acting as a Reasonable and Prudent Operator, operationally feasible considering:
(A)the latest FOB ADP or FOB Ninety Day Schedule, as applicable, and any proposed updates thereto (if any) that have been conditionally approved by Project Co; or
(B)a Swapped Cargo that the Transporter intends to deliver to DES Buyer.
5.MITIGATION SERVICES
The "Mitigation Services" comprise the obligations of the Transporter under this Paragraph 5, in each case to the extent requested by Project Co in respect of the relevant cargo.
5.1DES Buyer Failure to Take
In respect of any cargo scheduled for delivery under the DES ADP or DES Ninety Day Schedule, as applicable, if DES Buyer fails to take (and is not deemed to take) all or part of the DES SCQ of such cargo and such failure is not otherwise excused pursuant to Section 2.2.1 of Schedule 1 of the DES SPA, then:
5.1.1the Transporter shall use its reasonable efforts to assist Project Co with conducting and completing the Mitigation Sale; and
5.1.2Project Co shall pay Transporter an amount equal to: (i) the Transport Fee applicable to such cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) where the Transporter assists Project Co in conducting and completing the Mitigation Sale, (a) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under such Mitigation Sale plus (b) any incremental costs incurred by Transporter as a result of the Mitigation Sale.
5.2DES SPA Force Majeure Claim
If DES Buyer or, except in the case of a Project Co Force Majeure or Transporter Force Majeure, Project Co or the Transporter (on behalf of Project Co) claims force majeure pursuant to and in accordance with Section 9 of Schedule 1 of the DES SPA ("DES SPA FM Claim"):
5.2.1promptly following receipt or issuance, as applicable, of notice of the DES SPA FM Claim, Transporter shall use its reasonable endeavours to find an alternative buyer for any cargo that cannot be delivered to or received by DES Buyer as a result of the DES SPA FM Claim ("DES SPA FM Cargo"); and
5.2.2Project Co shall pay Transporter an amount equal to: (i) the Transport Fee applicable to the DES SPA FM Cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) where the Transporter assists Project Co with an alternative sale pursuant to Paragraph 5.2.1 of Schedule 1, (a) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under such alternative sale plus (b) any incremental costs incurred by Transporter as a result of the alternative sale.
5.3DES Buyer’s Cancellation Rights under the DES SPA
If DES Buyer exercises its Cancellation Right in respect of a cargo ("Cancelled Cargo") pursuant to Section 2.3.1 of Schedule 1 of the DES SPA and:
5.3.1the cancellation fee payable by DES Buyer is calculated in accordance with Section 2.3.2(a) of Schedule 1 of the DES SPA:
(A)the Transporter shall use its reasonable efforts to assist Project Co with conducting and completing the Mitigation Sale; and
(B)Project Co shall pay the Transporter an amount equal to the aggregate of: (i) the Transport Fee applicable to the Cancelled Cargo as calculated pursuant to Clause 11.2.2 or Clause 11.2.3, as applicable; plus (ii) an amount equal to USD *** (US$***) multiplied by the quantity of LNG delivered under the relevant Mitigation Sale plus (iii) any incremental costs incurred by Transporter as a result of the Mitigation Sale; or
5.3.2the cancellation fee payable by DES Buyer is calculated in accordance with Section 2.3.3(a) of the DES SPA:
(A)Project Co shall pay to the Transporter the Transport Fee applicable to the Cancelled Cargo calculated pursuant to Clause 11.2.3; and
(B)the cargo set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable, in respect of such Cancelled Cargo shall be cancelled, in which case neither Party will have an obligation to make or take available, as applicable, such cargo under this Agreement.
5.3.3The Parties acknowledge and agree that where there has been a Mitigation Sale in respect of a Cancelled Cargo, subject to Project Co paying the applicable amount due to the Transporter pursuant to Paragraph 5.3.1(B), any income or profits generated from a Mitigation Sale shall be for the account of Project Co.

SCHEDULE 2

DIVERSION

PART A

DIVERSION OPPORTUNITY
1.DIVERSION OPPORTUNITY
1.1Subject to the terms of Paragraph 1.3 of this Part A of Schedule 2, the Transporter shall have the right to divert and deliver any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule (as applicable) to any Person (each such cargo being a “Diverted Cargo”).
1.2The terms set out in Part B of Schedule 2 shall apply in respect of any Diverted Cargo and the terms set out in Part C of Schedule 2 shall apply in respect of any Swapped Cargo.
1.3Transporter may designate a cargo to be a Diverted Cargo either prior to loading pursuant to Paragraph 1.3.1(A)(i) or after loading, pursuant to Paragraph 1.3.1(A)(ii). A cargo may be designated as a Diverted Cargo during finalization of the FOB ADP in respect of the relevant Contract Year (pursuant to Paragraph 1.2.2(F) of Schedule 5) or after issuance of the FOB ADP in respect of the relevant Contract Year.
1.3.1Transporter's right to designate a cargo as a Diverted Cargo shall be subject to Project Co’s consent unless the following applicable conditions are satisfied (the “Diversion Conditions”):
(A)(i)    in respect of a cargo that is designated in the FOB ADP to be a Diverted Cargo prior to the loading of such cargo, Transporter has undertaken to Project Co that by no later than the date that is three (3) Business Days before the start of the FOB Delivery Window for such cargo (“Pre-Loading Diversion Deadline”), either:
(1)Transporter shall pay to Project Co an amount equal to the FOB SCQ of the Diverted Cargo multiplied by Project Co’s reasonable best estimate of the FOB CSP (as defined in Clause 11.1.2) or the actual FOB CSP (if known) in respect of the Diverted Cargo (such amount, the “Diversion Payment Amount”) and to avoid doubt, such Diversion Payment Amount shall not be less than the FLF for such cargo;
(2)Transporter shall provide to Project Co a payment guarantee for the payment of the Diversion Payment Amount issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in Part A of Schedule 3 or such other form reasonably acceptable to Project Co;
(3)Transporter shall provide to Project Co an Acceptable Letter of Credit with a face amount at least equal to the Diversion Payment Amount; provided, for the avoidance of doubt, that such Acceptable Letter of Credit may be used to satisfy the Diversion Condition set forth in this Paragraph 1.3.1 of Part A of Schedule 2 with respect to multiple Diverted Cargos to the extent the face amount of such Acceptable Letter of Credit is at least equal to the Diversion Payment Amounts with respect to all such Diverted Cargos in the aggregate; or
(4)Transporter shall execute an agreement under which Transporter purchases or otherwise acquires a Swapped Cargo for delivery to

DES Buyer under the DES SPA (the "Swapped Cargo Contract"); or
(A)(ii)    in respect of a cargo that is designated as a Diverted Cargo after the loading of such cargo, upon notification to Project Co by Transporter that such cargo is designated as a Diverted Cargo either:
(1)Transporter has paid Project Co the Diversion Payment Amount, and to avoid doubt, such Diversion Payment Amount shall not be less than the FLF for such cargo;
(2)Transporter has provided to Project Co a payment guarantee for the payment of the Diversion Payment Amount issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in Part A of Schedule 3 or such other form reasonably acceptable to Project Co;
(3)Transporter has provided to Project Co an Acceptable Letter of Credit with a face amount at least equal to the Diversion Payment Amount; provided, for the avoidance of doubt, that such Acceptable Letter of Credit may be used to satisfy the Diversion Condition set forth in this Paragraph 1.3.1 of Part A of Schedule 2 with respect to multiple Diverted Cargos to the extent the face amount of such Acceptable Letter of Credit is at least equal to the Diversion Payment Amounts with respect to all such Diverted Cargos in the aggregate; or
(4)Transporter has executed a Swapped Cargo Contract;
and
(B)except in the case where the Transporter has complied with Paragraph (A)(i)(1), (A)(i)(2) or (A)(i)(3) above or with Paragraph (A)(ii)(1), (A)(ii)(2) or (A)(ii)(3) above in respect of the relevant LNG cargo, in the rolling 12-Month period prior to the date of such change to the FOB ADP or FOB Ninety Day Schedule, as applicable, the Transporter shall have made available for delivery at least *** percent (***%) of the cargoes scheduled for delivery to DES Buyer under the DES SPA during such 12-Month period (provided that for purposes of the foregoing, any cargo for which Project Co is excused from delivering under the DES SPA, whether due to force majeure, DES Buyer’s failure or otherwise, shall be deemed made available by the Transporter).
1.3.2If the Diversion Conditions are satisfied in respect of the relevant cargo, Project Co shall (i) promptly issue a FOB ADP and/or FOB Ninety Day Schedule, as applicable, designating the relevant cargo as a Diverted Cargo or, (ii) where Transporter’s request to designate the cargo as a Diverted Cargo is made pursuant to Paragraph 1.2.2(F) of Schedule 5, designate such cargo as a Diverted Cargo in the initial FOB ADP issued by Project Co pursuant to Paragraph 1.3.2 of Schedule 5.
1.3.3In respect of a cargo that is designated as a Diverted Cargo prior to the loading of such cargo, if the Diversion Conditions are not satisfied by the applicable Pre-Loading Diversion Deadline, then such cargo shall no longer be designated as a Diverted Cargo and Project Co shall promptly issue an updated FOB ADP and/or FOB Ninety Day Schedule pursuant to Paragraph 3.5 of Schedule 5, as applicable, removing the “Diverted Cargo” designation for such cargo.
1.3.4In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule that is designated as a “Diverted Cargo”, the Transporter shall have the right, upon notice to Project Co, to no longer designate such cargo as a “Diverted Cargo”. Following Transporter’s notice to Project Co pursuant to this Paragraph 1.3.4 of Part A of Schedule 2, Project Co shall promptly issue an updated FOB ADP and/or FOB Ninety Day Schedule pursuant to Paragraph 3.5 of Schedule 5, as applicable, removing the “Diverted Cargo” designation for such cargo. In the event Transporter has paid the Diversion Payment Amount in respect of such cargo, Project Co shall, at the Transporter’s option after delivery of the cargo to the DES Buyer, refund such Diversion Payment Amount or allocate such amount to the Transporter’s obligation to pay a “Diversion Payment Amount” in respect of an alternate Diverted Cargo. In respect of any such cargo, in the event Transporter has provided to Project Co a payment guarantee for the payment of the Diversion Payment Amount and/or an Acceptable Letter of Credit with a face value amount at least equal to the Diversion Payment Amount, Project Co shall, at the Transporter’s option, either promptly return such payment guarantee and/or Acceptable Letter of Credit to Transporter following Transporter’s notice to Project Co pursuant to this Paragraph 1.3.4 of Part A of Schedule 2 or allocate such payment guarantee and/or Acceptable Letter of Credit to the Transporter’s obligation in respect of an alternate Diverted Cargo to provide to Project Co a payment guarantee for the payment of the Diversion Payment Amount for such alternate Diverted Cargo and/or an Acceptable Letter of Credit with a face amount at least equal to the Diversion Payment Amount for such alternate Diverted Cargo.
1.3.5In respect of any Diverted Cargo, Transporter shall have the right, upon notice to Project Co to replace (a) the Diversion Payment Amount, Acceptable Letter of Credit, payment guarantee or Swapped Cargo Contract, as applicable, that the Transporter used to satisfy the Diversion Condition set forth in Paragraph 1.3.1(A)(i) of Part A of Schedule 2 in respect of such Diverted Cargo with (b) (i) payment of the Diversion Payment Amount, as described in Paragraph 1.3.1(A)(i)(1) of Part A of Schedule 2, (ii) a payment guarantee, as described in Paragraph 1.3.1(A)(i)(2) of Part A of Schedule 2, (iii) an Acceptable Letter of Credit as described in 1.3.1(A)(i)(3) of Part A of Schedule 2 or (iv) a Swapped Cargo Contract, as described in Paragraph 1.3.1(A)(i)(4) of Part A of Schedule 2. In the event the Transporter replaces a Diversion Payment Amount in accordance with this Paragraph 1.3.5 Project Co shall, at the Transporter's option, refund such Diversion Payment Amount after delivery of the cargo to the Transporter or allocate such amount to the Transporter's obligation to pay a "Diversion Payment Amount" in respect of an alternate Diverted Cargo. In the event the Transporter replaces an Acceptable Letter of Credit or payment guarantee in accordance with this Paragraph 1.3.5, Project Co shall, at the Transporter's option, return such Acceptable Letter of Credit or payment guarantee or allocate such Acceptable Letter of Credit or payment guarantee to an alternate Diverted Cargo to satisfy the Diversion Conditions in respect of such alternate Diverted Cargo.
1.4Transporter's right to cancel Diverted Cargoes.
1.4.1The Transporter may without charge elect to cancel the delivery of a Diverted Cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, subject to the satisfaction of the following conditions:
(A)the Transporter has:
(1)paid Project Co the FLF in respect of the Diverted Cargo; and
(2)either has executed a Swapped Cargo Contract or Project Co has executed a Book Out Agreement;
(B)the Transporter has provided Project Co with notice of such election (the "Diverted Cargo Cancellation Notice") on or prior to the *** (***) Day of the Month that is two (2) Months prior to the Month in which the FOB Delivery Window is scheduled to begin, confirming that the conditions set forth in Paragraph 1.4.1(A) above are, as of the date of such Diverted Cargo Cancellation Notice, satisfied; and
(C)Project Co has not, within three (3) Days of receipt of the Diverted Cargo Cancellation Notice, objected to such election on the ground that Project Co considers (acting reasonably) that such cancellation would impose material incremental costs on Project Co and/or have a material adverse operational or revenue impact on Project Co or the Primary Production Facility.

1.4.2Once the Diverted Cargo has been cancelled pursuant to this Paragraph 1.4, neither the Transporter nor Project Co shall have any further liability to the other Party with respect to such Diverted Cargo (other than as set forth in Paragraph 1.4.1(A)(1) above).
1.5Book Out of cargoes scheduled in the DES ADP or DES Ninety Day Schedule.
1.5.1    In respect of any cargo scheduled in the DES ADP or DES Ninety Day Schedule, as applicable, either the Transporter may without charge elect to cancel the delivery of such cargo or Project Co may propose to Transporter to cancel the delivery of such cargo following discussions with DES Buyer, in either case subject to the satisfaction of the following conditions:
(A)    the Transporter has designated the applicable cargo in the FOB ADP as a Diverted Cargo and has either:
(i)    paid to Project Co the Diversion Payment Amount for such Diverted Cargo, provided that Paragraph 1.3.5 shall not apply to the Diversion Payment Amount for such cargo, and to avoid doubt, such Diversion Payment Amount shall not be less than the FLF for such cargo;
(ii)    provided to Project Co a payment guarantee for the payment of the Diversion Payment Amount (to avoid doubt, such Diversion Payment Amount shall not be less than the FLF for such cargo) issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in Part A of Schedule 3 or such other form reasonably acceptable to Project Co; or
(iii)    has provided to Project Co an Acceptable Letter of Credit with a face amount at least equal to the Diversion Payment Amount and to avoid doubt, such Diversion Payment Amount shall not be less than the FLF for such cargo;
(B)    a Book Out Agreement in respect of the applicable cargo has been entered into between Project Co and DES Buyer, provided that Project Co shall not enter into such Book Out Agreement unless Transporter has confirmed in writing (by email) to Project Co that such Book Out Agreement is in accordance with the terms and conditions acceptable to Transporter; and
(C)    if Project Co is liable to pay (including if Project Co is estimated to be liable to pay, as calculated by Transporter on or prior to the date of the Book Out Agreement) the Book Out Settlement Amount to DES Buyer pursuant to the terms of the Book Out Agreement, then as a condition to Project Co’s execution of the applicable Book Out Agreement, Transporter shall either:
(i)    if such Book Out Settlement Amount is a fixed amount:
(1)         pay an amount equal to the Book Out Settlement Amount to Project Co for Project Co to pay to DES Buyer pursuant to the terms of the Book Out Agreement; or
(2)         provide to Project Co a payment guarantee for the payment of the Book Out Settlement Amount issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in

Part A of Schedule 3 or such other form reasonably acceptable to Project Co; or
(3)         provide to Project Co an Acceptable Letter of Credit with a face amount at least equal to the Book Out Settlement Amount; or
(ii)    if such Book Out Settlement Amount is an index priced amount:
(1)         pay an amount equal to 110% of the best estimate of the Book Out Settlement Amount to Project Co for Project Co to pay to DES Buyer pursuant to the terms of the Book Out Agreement; or
(2)         provide to Project Co a payment guarantee for an amount equal to 110% of the best estimate of the Book Out Settlement Amount issued by an Affiliate of the Transporter with an Acceptable Credit Rating in the form set out in Part A of Schedule 3 or such other form reasonably acceptable to Project Co; or
(3)         provide to Project Co an Acceptable Letter of Credit with a face amount at least equal to 110% of the best estimate of the Book Out Settlement Amount.
Notwithstanding the foregoing provisions of this Paragraph 1.5.1(C), the Parties agree that from time to time the relevant Book Out Agreement may require an alternative payment structure and in such circumstance, Project Co may (in its sole discretion) confirm by email to Transporter that Project Co agrees that such alternative payment structure shall apply in respect of the Book Out Settlement Amount for such cargo.
1.5.2    Once the cargo scheduled in the DES ADP or DES Ninety Day Schedule has been cancelled pursuant to this Paragraph 1.5, neither the Transporter nor Project Co shall have any further liability to the other Party with respect to such cargo scheduled in the DES ADP or DES Ninety Day Schedule (other than as set forth in Paragraph 1.5.1 (A) above).
1.5.3    In respect of the relevant cargo, if DES Buyer pays the Book Out Settlement Amount to Project Co pursuant to the terms of the applicable Book Out Agreement, then Transporter shall invoice Project Co pursuant to Clause 12.1.2 for an amount equal to the Book Out Settlement Amount and Project Co shall pay such amount to Transporter plus any amount Transporter has paid to Project Co pursuant to Paragraph 1.5.1(C) of Part A of Schedule 2.
1.5.4    In respect of the relevant cargo, if after the applicable conditions set forth in Paragraph 1.5.1 (A) above have been satisfied it is subsequently calculated that Project Co is liable to pay the Book Out Settlement Amount, as an interim and/or as a final payment, to DES Buyer pursuant to the terms of the applicable Book Out Agreement then, in respect of any portion of the Book Out Settlement Amount that was not already paid to Project Co pursuant to Paragraph 1.5.1(C) of Part A of Schedule 2, at least three (3) Business Days (or such other agreed deadline) prior to the date on which Project Co is scheduled to pay the Book Out Settlement Amount, as an interim and/or as a final payment, to DES Buyer pursuant to the terms of the applicable Book Out Agreement, Transporter shall pay to Project Co an amount equal to the Book Out Settlement Amount, whether as an interim and/or as a final payment.
1.5.5    In respect of the relevant cargo, if Project Co is liable to pay the Book Out Settlement Amount, as an interim and/or as a final payment, to DES Buyer pursuant to the terms of the applicable Book Out Agreement and either:
(i)    the amount paid by Transporter to Project Co pursuant to Paragraph 1.5.1(C) of Part A of Schedule 2 is less than the Book Out

Settlement Amount (whether as an interim and/or as a final payment); or
(ii)    the amount paid by Transporter to Project Co pursuant to Paragraph 1.5.1(C) of Part A of Schedule 2 is more than the Book Out Settlement Amount
(the amount that is less or more than the Book Out Settlement Amount being the “Book Out True Up Amount”; provided that if the net effect of the payments received by Project Co from the Transporter for each of (x) the cargo scheduled in the FOB ADP or FOB Ninety Day Schedule (including any such Diverted Cargo scheduled in the FOB ADP or FOB Ninety Day Schedule that is subsequently cancelled pursuant to Paragraph 1.4) and (y) the cargo scheduled in the DES ADP or DES Ninety Day Schedule that has been cancelled pursuant to this Paragraph 1.5 (including the Diversion Payment Amount and any Book Out True Up Amount based on the clauses above) and any Book Out Settlement Amount and/or Book Out True Up Amount payment made by Project Co to the Transporter and/or DES Buyer in respect of such cargoes result in Project Co receiving less than the FLF as a net amount in respect of such cargoes (such net amount being without prejudice to any amounts payable by a Party to the other Party pursuant to each of Part B and Part C of Schedule 2), then the Book Out True Up Amount shall be adjusted to include a payment from Transporter to Project Co of such amount as would result in Project Co receiving at least the FLF as a net amount in respect of such cargoes), then Transporter or Project Co, as applicable, shall promptly pay such Book Out True Up Amount to the other Party and in respect of a Book Out True Up Amount pursuant to Paragraph 1.5.5(i) above such interim and/or final payment shall be made by Transporter to Project Co at least three (3) Business Days (or such other agreed deadline) prior to the date on which Project Co is scheduled to pay the interim and/or final Book Out Settlement Amount to DES Buyer pursuant to the terms of the applicable Book Out Agreement.
1.5.6    In respect of any Book Out Settlement Amount, Transporter shall have the right, upon notice to Project Co to replace (a) the Book Out Settlement Amount, Acceptable Letter of Credit or payment guarantee, as applicable, that the Transporter used to satisfy Paragraph 1.5.1(C) of Part A of Schedule 2 in respect of payment of the Book Out Settlement Amount with (b) (i) payment of the required amount as described in Paragraph 1.5.1(C)(1) of Part A of Schedule 2 or Paragraph 1.5.1(C)(ii)(1) of Part A of Schedule 2 (as applicable), (ii) a payment guarantee, as described in Paragraph 1.5.1(C)(2) of Part A of Schedule 2 or Paragraph 1.5.1(C)(ii)(2) of Part A of Schedule 2 (as applicable) or (iii) an Acceptable Letter of Credit as described in Paragraph 1.5.1(C)(3) of Part A of Schedule 2 or Paragraph 1.5.1(C)(ii)(3) of Part A of Schedule 2 (as applicable). In the event the Transporter replaces a Book Out Settlement Amount or 110% of the best estimate of the Book Out Settlement Amount (as applicable) in accordance with this Paragraph 1.5.6, Project Co shall, at the Transporter’s option, refund such amount to the Transporter or allocate such amount to the Transporter’s obligation to pay a “Book Out Settlement Amount” in respect of an alternate cargo. In the event the Transporter replaces an Acceptable Letter of Credit or payment guarantee in accordance with this Paragraph 1.5.6, Project Co shall, at the Transporter’s option, return such Acceptable Letter of Credit or payment guarantee or allocate such Acceptable Letter of Credit or payment guarantee to an alternate cargo to satisfy the conditions set out in Section 1.5.1(C).
1.5.7    In respect of the relevant cargo, if Project Co is liable to pay the Book Out Settlement Amount, as an interim and/or as a final payment, to DES Buyer pursuant to the terms of the applicable Book Out Agreement and Transporter has provided either: (i) a payment guarantee, as described in Paragraph 1.5.1(C)(2) of Part A of Schedule 2 or Paragraph 1.5.1(C)(ii)(2) of Part A of Schedule 2 (as applicable); or (ii) an Acceptable Letter of Credit as described in Paragraph 1.5.1(C)(3) of Part A of Schedule 2 or Paragraph 1.5.1(C)(ii)(3) of Part A of Schedule 2 (as applicable) then, in respect of any portion of the Book Out Settlement Amount that was not already paid to Project Co pursuant to Paragraph 1.5.1(C) of Part A of Schedule 2, at least three (3) Business Days (or such other agreed deadline) prior to the date on which Project Co is scheduled to pay the Book Out Settlement Amount, as an interim and/or as a final payment, to DES Buyer pursuant to the terms of the applicable Book Out Agreement, Transporter shall pay to Project Co an amount equal to the Book Out Settlement Amount, whether as an interim and/or as a final payment.
2.PAYMENT FOR SWAPPED CARGOES AND DIVERTED CARGOES
2.1Diverted Cargo. In respect of each Diverted Cargo, the Transporter shall pay Project Co either:
2.1.1an amount equal to the FOB CSP multiplied by Loaded Volume (as each is defined in Clause 11.1.2) (the “Amount Payable”), in accordance with the provisions of Clause 12. Where the Transporter has paid the Diversion Payment Amount, such amount paid shall be subsequently reconciled against the Amount Payable, as follows:
(A)where the Diversion Payment Amount exceeds the Amount Payable, the difference shall be reimbursed by Project Co to the Transporter; or
(B)the Diversion Payment Amount is less than the Amount Payable, the difference shall be payable by the Transporter to Project Co, in either case in accordance with Clause 12. No interest shall be payable on the amount which is the difference between the Diversion Payment Amount and the Amount Payable. The foregoing shall not prejudice a Party’s right to interest with respect to the late payment of any amount due hereunder. Further, any payment from the Transporter shall immediately be repaid to the Transporter by Project Co if the Diverted Cargo is not made available by Project Co to the Transporter in accordance with the terms of this Agreement; or

2.1.2if Transporter has cancelled the Diverted Cargo pursuant to Paragraph 1.4 of Part A of Schedule 2, an amount equal to the FLF multiplied by the FOB SCQ of such cancelled Diverted Cargo, in accordance with the provisions of Clause 12.

2.2Swapped Cargo. In respect of each Swapped Cargo that is a Delivered Cargo:
2.2.1Project Co shall pay the Transporter an amount equal to the DES CSP multiplied by Discharge Volume (as each is defined in Clause 11.1.2) in accordance with the provisions of Clause 12; and
2.2.2Project Co shall have no obligation to pay a Transport Fee in respect of such cargo.
3.UPSIDE OF SWAPPED CARGOES AND DIVERTED CARGOES
The Parties acknowledge and agree that any income or profits generated, or any loss of income or profits suffered, in respect of a Diverted Cargo or a Swapped Cargo shall be for the account of the Transporter.
4.LIMITATIONS ON LIABILITY
Clause 16.4 (Limitations on Liability) other than Clause 16.4.6 (Transporter Aggregate Liability for Certain Events) of this Agreement shall apply to this Schedule 2.

Part B

DIVERTED CARGOES
1.SALE AND PURCHASE
1.1General
Project Co shall sell and make available, or compensate the Transporter if not made available, and the Transporter shall take and pay for, or compensate Project Co if not taken, the Diverted Cargo in the quantities and at the prices determined in accordance with this Schedule 2.
1.2Transportation
The Transporter, in the case of Diverted Cargoes, shall be responsible for procuring and providing at its own expense the LNG Tanker to be used for transporting the Diverted Cargo pursuant to this Schedule 2, and shall pay all costs (including shipping costs and insurance costs) associated with the transportation of the Diverted Cargo from the Loading Port, including any other charges or levies associated with the use by the LNG Tanker of the Suez Canal or any other navigational canal, if applicable.
2.QUANTITY
The quantity of LNG to be delivered by Project Co to the Transporter in respect of the Diverted Cargo at the FOB Delivery Point shall be the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, as applicable.
3.FOB DELIVERY WINDOW
The FOB Delivery Window of the Diverted Cargo shall be the FOB Delivery Window set out in the FOB ADP or FOB Ninety Day Schedule, as applicable.
4.QUALITY
4.1Specification
The Diverted Cargo delivered by Project Co to the Transporter under this Schedule 2 shall, when converted into a gaseous state, comply with the FOB Specifications. With respect to each Diverted Cargo to be delivered to the Transporter under this Schedule 2 Project Co shall provide the Transporter with a report indicating Project Co's best estimate of what the actual loaded quality composition of the Diverted Cargo to be delivered to the Transporter in such Diverted Cargo is likely to be. Project Co shall endeavour to provide such report as early as possible during the thirty (30) Day period immediately preceding the relevant Diverted Cargo’s FOB Delivery Window.
4.2Determining Diverted Cargo Specifications
The Diverted Cargo shall be tested pursuant to Part C of Schedule 4 and Exhibit A to determine whether such Diverted Cargo complies with the FOB Specifications.
4.3Off-Specification Diverted Cargo
4.3.1The provisions of Paragraph 12 of Part A of Schedule 4 shall apply with respect to each Diverted Cargo; provided, however, that Project Co shall not have any liability under this Paragraph 4.3.1 in respect of a Diverted Cargo that is Off-Spec FOB LNG (the “Off-Spec Diverted Cargo”) but nonetheless would reasonably have been expected to comply with the quality specifications set forth in the DES SPA assuming a standard voyage from the Production Facility to the Primary Receiving Terminal.
4.3.2If the Transporter rejects a Diverted Cargo in accordance with Paragraph 12 of Part A of Schedule 4, Project Co shall be deemed to have failed to make available such cargo and Paragraph 12.3 shall apply.
4.3.3Notwithstanding the foregoing, in no circumstances shall any amounts payable under Paragraph 4.3.1 of Part B of this Schedule 2 in respect of a Diverted Cargo exceed the amount that would have been payable by Project Co to DES Buyer under Section 7.3 of Schedule 1 of the DES SPA in respect of such cargo had it been delivered to DES Buyer under the DES SPA.
5.CONTRACT SALES PRICE
The contract sales price (in USD per MMBtu) applicable to any given Diverted Cargo shall be the FOB CSP (as defined in Clause 11.1.2).
6.INVOICING AND PAYMENT
Invoicing and payment in respect of the Diverted Cargo shall be carried out in accordance with Paragraph 2 of Part A of Schedule 2 and the provisions of Clause 12.
7.TRANSFER OF TITLE AND RISK OF LOSS
7.1Notwithstanding Clause 9.2, title to, and all risks in respect of a Diverted Cargo loaded by the Transporter at the Loading Point shall pass from Project Co to the Transporter:
7.1.1if the cargo is designated as a Diverted Cargo prior to the loading of the Diverted Cargo: (i) in the circumstances where the Transporter has met the condition set forth in Paragraph 1.3.1(A)(1), Paragraph 1.3.1(A)(2) or Paragraph 1.3.1(A)(3) of Part A of Schedule 2 in respect of the relevant cargo, at the FOB Delivery Point; or (ii) otherwise, upon payment by the Transporter of the amount due in respect of such Diverted Cargo pursuant to Paragraph 2.1 of Part A of Schedule 2; and
7.1.2if the cargo is designated as a Diverted Cargo after loading of such cargo, immediately upon its designation as a Diverted Cargo.
7.2In the case of a Diverted Cargo, the title and the risk of loss and any liabilities resulting from vapour returned from the LNG Tanker during loading of the Diverted Cargo shall pass from the Transporter to Project Co as it passes the point at which flange of the vapour return line of the LNG Tanker connects with the inlet flange of the vapour return line of the Production Facility.
8.LOADING
The provisions of Schedule 4 shall apply with respect to the loading of any Diverted Cargoes scheduled for delivery in an FOB ADP or FOB Ninety Day Schedule, as applicable, including (for the avoidance of doubt) the nomination of the LNG Tanker for loading of the Diverted Cargo.
9.SCHEDULING CHANGES
The provisions of Schedule 5 shall apply to any changes to the FOB ADP or the FOB Ninety Day Schedule relating to each Diverted Cargo.
10.MEASUREMENT AND TESTING
The provisions of Part C of Schedule 4 and Exhibit A shall apply to the measurement and testing applicable to each Diverted Cargo.
11.LIABILITIES, DEFAULT AND REMEDIES
11.1Transporter's Failure to Take
11.1.1In respect of each Diverted Cargo, the Transporter shall take and pay for the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, less:
(A)any quantities of LNG not made available by Project Co for any reasons attributable to Project Co (other than quantities for which Project Co is excused pursuant to this Agreement from making available due to the Transporter’s breach of this Agreement) including quantities not made available by Project Co due to Diverted Cargo Force Majeure affecting Project Co or the Corpus Christi Facility;
(B)any quantities of LNG not taken by the Transporter for reasons of Diverted Cargo Force Majeure;
(C)quantities of LNG for which the Transporter has provided a notice of cancellation pursuant to Paragraph 1.4 of Part A of Schedule 2;

(D)any quantity that the relevant LNG Tanker is not capable of loading due to Project Co’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Project Co pursuant to Paragraph 1.2.1 of Schedule 5; and
(E)quantities rejected by the Transporter in accordance with Paragraph 11.2.6.
11.1.2If, with respect to any Diverted Cargo identified in Paragraph 11.1.1, the Transporter does not take all or part of the FOB SCQ of such cargo, and such failure to take is not otherwise excused pursuant to Paragraph 11.1.1, then the amount by which the FOB SCQ for such cargo exceeds the quantity of LNG taken by the Transporter in relation to such cargo shall be the “Diverted Cargo Shortfall Quantity”.
11.1.3With respect to any Diverted Cargo Shortfall Quantity, the Transporter shall pay to Project Co Cover Damages, if Cover Damages are a positive amount, in accordance with the following:
(A)“Cover Damages” shall be equal to: (i) the FOB Price, multiplied by the Diverted Cargo Shortfall Quantity; minus (ii) the proceeds of any Diverted Cargo Mitigation Sale, if any; minus (iii) reasonable and verifiable savings obtained by Project Co (including savings related to avoided fuel Gas for LNG production, transportation and Third Party costs avoided) as a result of the Diverted Cargo Mitigation Sale as opposed to the sale to the Transporter; plus (iv) any actual, reasonable, verifiable, incremental costs incurred by Project Co as a result of such Diverted Cargo Mitigation Sale (including costs related to transporting, marketing, selling, and delivery of the Diverted Cargo Shortfall Quantity). For purposes of calculating Cover Damages, the FOB Price shall be determined as of the Month in which the applicable FOB Delivery Window begins.
(B)Project Co shall use reasonable efforts to mitigate its Losses and reduce Cover Damages payable resulting from the Transporter's failure to take such Diverted Cargo Shortfall Quantity by reselling such Diverted Cargo Shortfall Quantity (whether as LNG or Gas) to Third Parties (each such sale a “Diverted Cargo Mitigation Sale”); except that any sale of a quantity of LNG (or Gas) by Project Co to any Third Party that Project Co was already obligated to make at the earlier to occur of (i) the Transporter’s failure to take such LNG; or (ii) the Transporter’s notice to Project Co that it will not take such LNG, is not a Diverted Cargo Mitigation Sale.
(C)Notwithstanding the foregoing, if the Diverted Cargo Shortfall Quantity is within the operational tolerance of *** percent (***%) of the FOB SCQ for such Diverted Cargo (“Operational Tolerance”) (such Operational Tolerance to be exercised by Transporter only with respect to operational matters regarding the LNG Tanker, and without regard to Gas markets or other commercial considerations), the Cover Damages shall be zero USD (US$0.00).
11.1.4Any payment that Transporter makes under this Paragraph 11.1 shall not be limited by Clause 16.4.1.
11.1.5For the purposes of this Part B of Schedule 2, the "FOB Price" shall be calculated as follows:
(A)in respect of any Loaded Cargo, the FOB Price shall be an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the loaded quantity of the Loaded Cargo; and
(B)in respect of any cargo that is not loaded by the Transporter hereunder, the FOB Price shall be an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the FOB SCQ of such cargo, in each case where 'FOB CSP' shall have the meaning given in Clause 11.1.2.

11.2Project Co's Failure to Make Available
11.2.1In respect of each Diverted Cargo, Project Co shall make available to the Transporter the FOB SCQ set forth in the FOB ADP or FOB Ninety Day Schedule, less:
(A)quantities of LNG not taken by the Transporter for any reason attributable to the Transporter (other than quantities for which the Transporter is excused from taking pursuant to this Agreement due to Project Co’s breach of this Agreement), including Diverted Cargo Force Majeure affecting the Transporter;
(B)quantities of LNG for which the Transporter has provided a notice of cancellation pursuant to Paragraph 1.4 of Part A of Schedule 2; and
(C)quantities of LNG not made available by Project Co due to Diverted Cargo Force Majeure.
11.2.2Except as otherwise excused pursuant to this Agreement, if for any reason other than those specified in Paragraph 11.2.1, Project Co does not make available the FOB SCQ in respect of any Diverted Cargo identified in Paragraph 11.2.1 then the amount by which the FOB SCQ for such Diverted Cargo exceeds the quantity of LNG made available by Project Co shall be the “Diverted Cargo DoP Quantity”. Project Co shall make a payment to the Transporter for each MMBtu of the Diverted Cargo DoP Quantity in an amount equal to: (a) the actual, documented price incurred by the Transporter for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Diverted Cargo DoP Quantity), or, in respect of any Diverted Cargo DoP Quantity for which a replacement quantity cannot be purchased, the market price of LNG at such time for delivery FOB in the U.S. Gulf Coast; less (b) the FOB Price; plus (c) any actual, reasonable, and verifiable costs (if any), incurred by Transporter due to such failure, including costs associated with transportation; plus (d) any actual, verifiable costs incurred by the Transporter in respect of idling the LNG Tanker scheduled to load the Diverted Cargo DoP Quantity; less (e) actual, reasonable, and verifiable cost savings realised by the Transporter due to Project Co’s failure to make the FOB SCQ for such Diverted Cargo available (the “Diverted Cargo DoP Payment”). For the purposes of calculating the Diverted Cargo DoP Payment, the FOB Price shall be determined as of the Month in which the applicable FOB Delivery Window begins.
11.2.3Notwithstanding the foregoing, if the Diverted Cargo DoP Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Project Co only with respect to operational matters regarding the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), and without regard to Gas markets or other commercial considerations), the Diverted Cargo DoP Payment shall be zero USD (US$0.00).
11.2.4The Transporter shall use reasonable efforts to mitigate Project Co’s liability to make any payments pursuant to this Paragraph 11.2.
11.2.5In the event the ability of the Corpus Christi Facility to produce and deliver LNG is impaired due to an unscheduled services interruption that does not constitute Diverted Cargo Force Majeure, then during such event of interruption, Project Co shall comply with the Foundation Customer Priority in allocating the LNG that is available from the Corpus Christi Facility.
11.2.6If as a result of Project Co’s failure to make available the FOB SCQ in respect of a Diverted Cargo, a partial cargo is made available to the Transporter, and the master of the relevant LNG Tanker deems in his sole discretion the loading of such quantity unsafe for loading and/or transporting to the relevant Receiving Terminal, then the Transporter may reject such quantity and such quantity shall be added to the Diverted Cargo DoP Quantity.
11.2.7Any payment that Project Co makes under this Paragraph 11.2 shall not be limited by Clause 16.4.1.

11.2.8Notwithstanding the foregoing, in no circumstances shall the Diverted Cargo DoP Payment exceed an amount equal to the FOB CSP (as defined in Clause 11.1.2) multiplied by the Diverted Cargo DoP Quantity.
12.DIVERTED CARGO FORCE MAJEURE
12.1Diverted Cargo Force Majeure
Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement in respect of a Diverted Cargo if and to the extent such delay or failure is a result of Diverted Cargo Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Diverted Cargo Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Paragraph 12, the term “Diverted Cargo Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Diverted Cargo Force Majeure or an Affiliate of the Party claiming Diverted Cargo Force Majeure (provided that for these purposes, “Affiliate” shall not include the other Party), such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.
12.1.1Diverted Cargo Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Diverted Cargo Force Majeure set forth above:
(A)acts of God, the government, or a public enemy; strikes, lockout, or other industrial disturbances;
(B)wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people;
(C)the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;
(D)in respect of Project Co: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Corpus Christi Facility or any Connecting Pipeline or (y) the liquefaction and loading facilities at the Sabine Pass Facility or such agreed an Alternate Production Facility but only with respect to those cargoes which are scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, for delivery at the Sabine Pass Facility or such agreed Alternate Production Facility; and (ii) any event that would constitute an event of force majeure under any agreement between Project Co and the operator or operators of any Connecting Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Diverted Cargo Force Majeure under this Agreement only to the extent such event meets the definition of Diverted Cargo Force Majeure in this Paragraph 12.1;
(E)in respect of the Transporter, events affecting the ability of any LNG Tanker to receive and transport LNG, subject to Paragraph 12.2.3; and
(F)the withdrawal, denial, or expiration of, or failure to obtain, any Approval.
12.1.2Nothing in this Paragraph 12.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Diverted Cargo Force Majeure.
12.2Limitations on Diverted Cargo Force Majeure
12.2.1Indemnity and Payment Obligations. Notwithstanding Paragraph 12.1, no Diverted Cargo Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

12.2.2Events not Diverted Cargo Force Majeure. The following events shall not constitute Diverted Cargo Force Majeure:
(A)a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;
(B)the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port other than the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable);
(C)the ability of Project Co or Transporter to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;
(D)changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Transporter's or Project Co's Gas or LNG markets;
(E)breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;
(F)the non-availability or lack of economically obtainable Gas reserves;
(G)in the case of Project Co, any event arising from an action or omission of (i) any Affiliate of Project Co (other than the Transporter), (ii) the contractor or sub-contractor or agent of Project Co or Affiliate of Project Co (other than the Transporter), (iii) the operator of any part of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) to the extent that, had Project Co taken such action or experienced such event, such event would not constitute Diverted Cargo Force Majeure pursuant to the provisions of this Paragraph 12; and
(H)the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Diverted Cargo Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.
12.2.3Diverted Cargo Force Majeure relief in respect of the Transporter for an event described in Paragraph 12.1.1(E) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the FOB ADP or FOB Ninety Day Schedule, as applicable.
12.3Notification
A Diverted Cargo Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Diverted Cargo Force Majeure event that prevents, interferes with or delays the performance by Project Co or the Transporter, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:
12.3.1the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;
12.3.2the particulars of the program to be implemented to resume normal performance under this Agreement; and
12.3.3the anticipated portion of the FOB SCQ in respect of such Diverted Cargo that will not be made available or taken, as the case may be, by reason of Diverted Cargo Force Majeure.
Such notices shall thereafter be updated at least monthly during the period of such claimed Diverted Cargo Force Majeure specifying the actions being taken to remedy the circumstances causing such Diverted Cargo Force Majeure.

12.4Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Diverted Cargo Force Majeure.
12.5No Extension of Term
The Term shall not be extended as a result of or by the duration of an event of Diverted Cargo Force Majeure.
12.6Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.
12.7Foundation Customer Priority
Notwithstanding any other provision in this Paragraph 12, during any event of Diverted Cargo Force Majeure affecting Project Co, the Transporter acknowledges that the remaining capacity at the Corpus Christi Facility is apportioned by Project Co according to the Foundation Customer Priority.
13.BUSINESS PRACTICES
13.1Trade Law Compliance
Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. The Transporter shall promptly provide to Project Co all information required by Project Co or Project Co’s Affiliate to comply with the Export Authorizations. If any Export Authorization requires conditions to be included in this Agreement then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly. The Transporter acknowledges and agrees that it may resell or transfer LNG purchased hereunder for delivery only to the countries identified in an Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. The Transporter represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and the Transporter shall not take any action which would cause any Export Authorization to be withdrawn, revoked, suspended or not renewed.
13.2Records; Audit
Each Party shall keep all records necessary to confirm compliance with Paragraph 13.1 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Paragraph 13.1, the Party asserting non-compliance shall send a notice to the other Party indicating the type of non-compliance asserted. After giving such notice, the Party asserting non-compliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Paragraph 13.2 shall be paid (i) by the Party being audited, if such Party is determined not to be in full compliance with this Paragraph 13.1, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in full compliance with Paragraph 13.1.

13.3Indemnity
Each Party agrees to indemnify and hold the other Party harmless from any Losses suffered or incurred by such Party arising out of the indemnifying Party’s breach of any or all of Paragraph 13.1.
14.OTHER APPLICABLE PROVISIONS
14.1For the avoidance of doubt, the following clauses of this Agreement shall apply in respect of the Parties' rights and obligations under this Schedule 2 in relation to each Diverted Cargo:
14.1.1Clause 10.1, 10.3 and Clause 10.4 (Transportation and Loading);
14.1.2Clause 16.5 (Conduct of Claims);
14.1.3Clause 17 (Insurance);
14.1.4Clause 19 (Exchange of Information);
14.1.5Clause 21 (Confidentiality);
14.1.6Clause 24 (Dispute Resolution and Governing Law);
14.1.7Clause 25 (Assignments);
14.1.8Clause 27 (Miscellaneous);
14.1.9Clause 28 (Notices); and
14.1.10Clause 29.1 (Prohibited Practices).

Part C

SWAPPED CARGOES
1.SALE AND PURCHASE
1.1General
The Transporter shall sell and make available, or compensate Project Co if not made available, and Project Co shall take and pay for, or compensate the Transporter if not taken, the Swapped Cargo in the quantities and at the prices determined in accordance with this Schedule 2.
1.2Transportation
The Transporter, in the case of Swapped Cargoes, shall be responsible for procuring and providing at its own expense the LNG Tanker to be used for transporting the Swapped Cargo pursuant to this Schedule 2, and shall pay all costs (including shipping costs and insurance costs) associated with the transportation of the Swapped Cargo to the Unloading Port, including any other charges or levies associated with the use by the LNG Tanker of the Suez Canal or any other navigational canal, if applicable.
2.DELIVERY POINT, TITLE AND RISK
2.1Delivery Point
Transporter shall deliver each Swapped Cargo to Project Co for Project Co’s onward sale of the cargo to DES Buyer under the DES SPA, subject to the terms and conditions of this Schedule 2, at the Delivery Point.
2.2Title and Risk
Except as may be otherwise agreed by Project Co and the Transporter, title to and risk of loss of each Swapped Cargo shall pass from the Transporter to Project Co, in accordance with the following:
2.2.1Title to and risk of loss of or damage to LNG being transported by the LNG Tanker under the terms of this Agreement shall transfer to DES Buyer at the first point before the LNG Tanker enters the EEZ of the country of the Unloading Port on its final approach to the Unloading Port; “EEZ” means the exclusive economic zone as such term is used in the United Nations Convention on the Law of the Sea (1982), as may be amended, and claimed by the applicable country as may be amended, during the term of this Agreement.
2.2.2Title to and risk of loss of or damage to all LNG (including heel) and Natural Gas vapour retained on board the LNG Tanker as the LNG Tanker departs the Receiving Terminal outward bound shall pass from Project Co to the Transporter at the first point after which the LNG Tanker entirely exits the EEZ.
2.2.3In the case that the Transporter does not deliver, or Project Co does not receive, all or part of a Swapped Cargo in accordance with this Agreement, Project Co shall have the right to instruct the Transporter, and the Transporter shall have the right, to cause the LNG Tanker without undue delay to return to the first point outside the EEZ boundary.
2.2.4In respect of the LNG provided for delivery as a Swapped Cargo in accordance with this Agreement, Project Co grants to the Transporter an irrevocable license (at no cost) to use quantities of LNG and Natural Gas in the LNG Tanker as fuel to enable the LNG Tanker to continue its voyage from the time title passes to Project Co until the Delivery Point, during berthing and unloading at the Delivery Point, and from the Delivery Point outward bound until the LNG Tanker crosses the outer boundary of the EEZ.
Nothing in this clause with respect to the transfer of title and risk shall affect the calculation of the quantity of LNG made available and delivered to, or taken by, Project Co and the amount to be paid by Project Co for such LNG pursuant to Paragraph 2.2 of Part A of Schedule 2.

For the avoidance of doubt, DES Buyer or DES Buyer’s nominee shall be the importer of record of each Swapped Cargo sold and delivered hereunder and shall be responsible for complying with all customs and excise procedures in the country in which the Unloading Port is located.
3.PRODUCTION FACILITY
The Swapped Cargo shall be loaded from a Production Facility in respect of which Transporter (on behalf of Project Co) has complied with Section 5.4.4 of Schedule 1 of the DES SPA.
4.SCHEDULING
Each Swapped Cargo shall be delivered by the Transporter to DES Buyer during the DES Delivery Window set out in the DES ADP or DES Ninety Day Schedule, as applicable.
5.QUANTITY
The quantity of LNG to be delivered by the Transporter to DES Buyer at the Delivery Point shall be the DES SCQ in respect of such LNG cargo as set out in the DES ADP or DES Ninety Day Schedule, as applicable, subject to any delivery tolerance applicable for under the DES SPA.
6.QUALITY
Each Swapped Cargo delivered by the Transporter to DES Buyer at the Delivery Point under this Schedule 2 shall, when converted into a gaseous state, comply with the specifications contained in Section 7.1 of Schedule 1 of the DES SPA.
7.TRANSPORTATION AND UNLOADING
The Transporter shall manage all shipping, scheduling and operational matters relating to LNG transportation of the Swapped Cargo in accordance with the requirements of the DES SPA including all matters in respect of which the Transporter would have otherwise provided Transportation Services, Shipping Services and Scheduling Services in accordance with Schedule 1 had such LNG cargo been loaded at the Corpus Christi Facility.
8.LOSS ARISING UNDER THE DES SPA
8.1Subject to Clause 16.4 and any limitations on Project Co’s liability under the DES SPA, in respect of any cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of which the Transporter intends to deliver a Swapped Cargo, the Transporter shall assume all liability for and shall save, defend, hold harmless and indemnify Project Co against all Claims for which it is agreed or determined that Project Co is liable to DES Buyer under the DES SPA (including Claims under Section 19.5 of the DES SPA), to the extent such Claims, arise from, relate to or are in connection with any action or omission of the Transporter save where:
8.1.1the Transporter was acting in accordance with express requirements set forth in this Agreement or on the direct express instruction of Project Co; and/or
8.1.2Transporter was acting in accordance with the standards of a Reasonable and Prudent Operator.
8.2Subject to Clause 16.4 and any limitations on Project Co’s liability under the DES SPA, in respect of any cargo scheduled for delivery in the DES ADP or DES Ninety Day Schedule, as applicable, in respect of which the Transporter intends to deliver a Swapped Cargo, if DES Buyer is in contravention of any provision of the DES SPA and such contravention has caused the Transporter to suffer or incur any Loss, Project Co shall pay to the Transporter any amounts for which it is agreed or determined that DES Buyer is liable to Project Co under the DES SPA (including Claims under Section 19.5 of the DES SPA).

9.SWAPPED CARGO FORCE MAJEURE
9.1Swapped Cargo Force Majeure
9.1.1Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Swapped Cargo Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Swapped Cargo Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Paragraph 9.1, the term “Swapped Cargo Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Swapped Cargo Force Majeure or an Affiliate of the Party claiming Swapped Cargo Force Majeure (provided that such Affiliate is not the other Party to this Agreement), such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.
9.1.2Swapped Cargo Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Swapped Cargo Force Majeure set forth above:
(A)acts of God, including flood, lightning, storm, hurricane, tornado, earthquake, or subsidence; acts of the government; acts of a public enemy; strikes, lockout, or other industrial disturbances;
(B)terrorism, wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people, piracy, and the threat of piracy;
(C)the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;
(D)in respect of Transporter: (i) loss of, accidental damage to, or inaccessibility to or inoperability of any Production Facility relating to the Swapped Cargo pursuant to Paragraph 3 of this Schedule 2 Part C and/or any Connecting Pipeline in respect thereof, subject to Paragraph 9.2.4; and (ii) any event that would constitute an event of force majeure under any agreement that is between Transporter and its supplier or producer of LNG or Gas that is necessary for Transporter to carry out certain obligations hereunder, but only to the extent that such event of force majeure would constitute an event of Swapped Cargo Force Majeure as defined in this Schedule 2 Part C if the affected Person were a party hereto;

(E)in respect of Transporter, loss of, accidental damage to, or inoperability of any LNG Tanker, subject to Paragraph 9.2.3;
(F)in respect of Transporter, events affecting the ability of any LNG Tanker to reach a Production Facility or a Receiving Terminal (including, in any such event, as the result of the unavailability of Marine Services);
(G)in respect of Project Co, loss of, accidental damage to, or inaccessibility to or inoperability of a Receiving Terminal and Receiving Terminal Pipeline associated thereto subject to Paragraph 9.5; and
(H)the withdrawal, denial, or expiration of, or failure to obtain, any Approval, including the removal of the country in which the Primary Receiving Terminal is located or the country in which any other Receiving Terminal at which a cargo is scheduled to be delivered is located from the list of countries to which LNG may be delivered pursuant to an Export Authorization.
9.1.3Nothing in this Paragraph 9.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Swapped Cargo Force Majeure.
9.2Limitations on Swapped Cargo Force Majeure
9.2.1Indemnity and Payment Obligations. Notwithstanding Paragraph 9.1, no Swapped Cargo Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.
9.2.2Events Not Swapped Cargo Force Majeure: The following events shall not constitute Swapped Cargo Force Majeure:
(A)a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;
(B)the ability of Project Co or Transporter to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;
(C)changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Project Co's Gas or LNG markets;
(D)the non-availability or lack of economically obtainable Gas reserves;

(E)the unavailability of, or any event affecting, any facilities downstream of a Receiving Terminal and its associated Receiving Terminal Pipeline;
(F)breakdown, freezing, breakage or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;
(G)in the case of Project Co, any event arising from an action or omission of a Terminal Operator or the operator of a Receiving Terminal Pipeline or any Affiliate of DES Buyer to the extent that, had DES Buyer taken such action or experienced such event, such event would not constitute Swapped Cargo Force Majeure pursuant to the provisions of this Schedule 2 Part C;

(H)in the case of Transporter, any event arising from an action or omission of the operator of the relevant Production Facility, the Transporter, the master, owner or operator of the LNG Tanker or any Affiliate of Transporter to the extent that, had Transporter taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Schedule 2 Part C;

(I)the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Swapped Cargo Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event; and
(J)in the case of Project Co, acts of a Governmental Authority of, or changes in Applicable Laws of, Thailand or any political subdivision thereof which (i) affect solely or primarily DES Buyer and/or DES Buyer's Affiliates and/or Terminal Operator(s) and (ii) are not generally applicable to public and private entities doing business in Thailand.
9.2.3LNG Tankers. Swapped Cargo Force Majeure relief in respect of the Transporter for an event described in Paragraph 9.1.2 affecting a specific LNG Tanker:
(A)shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or DES ADP for such Contract Year, or (to the extent that the DES ADP for the following Contract Year has been issued by Transporter) in the DES ADP for the following Contract Year; and
(B)shall not be available for an event affecting such LNG Tanker if such LNG Tanker was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time it was nominated by the Transporter pursuant to Paragraph 1.2.3 and Paragraph 3 of Schedule 5 or otherwise under the DES SPA.

9.2.4Production Facility. Swapped Cargo Force Majeure relief in respect of Transporter for an event affecting a Production Facility or Connecting Pipeline:
(A)shall only be available with respect to cargoes: (i) that are scheduled to be loaded at such Production Facility in the applicable DES Ninety Day Schedule or DES ADP for such Contract Year, or (to the extent that the DES ADP for the following Contract Year has been issued by the Transporter) in the DES ADP for the following Contract Year and (ii) in respect of the Corpus Christi Facility, that would be scheduled for delivery in a future Contract Year(s) for which the DES ADP has not yet been issued by Transporter; and
(B)shall not be available for an event affecting such Production Facility or Connecting Pipeline (other than the Corpus Christi Facility or any Connecting Pipeline in respect thereof) if such Production Facility (or Connecting Pipeline) was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time such Production Facility was nominated pursuant to the DES SPA for the relevant cargo.
9.2.5Receiving Terminal. Swapped Cargo Force Majeure relief in respect of Project Co for an event affecting a Receiving Terminal or Receiving Terminal Pipeline:
(A)shall only be available with respect to cargoes: (i) that are scheduled to be delivered to such Receiving Terminal in the applicable DES Ninety Day Schedule or DES ADP for such Contract Year, or (to the extent that the DES ADP for the following Contract Year has been issued by the Transporter) in the DES ADP for the following Contract Year; (ii) in respect of the Primary Receiving Terminal that would be scheduled for delivery in a future Contract Year(s) for which the DES ADP has not yet been issued by Transporter; and

(B)shall not be available for an event affecting such Receiving Terminal or Receiving Terminal Pipeline if such Receiving Terminal or Receiving Terminal Pipeline was affected by, or could reasonably have been expected to be affected by, such Swapped Cargo Force Majeure event at the time such Receiving Terminal was nominated by the DES Buyer pursuant to the DES SPA for the relevant cargo.
9.3Notification
A Swapped Cargo Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Swapped Cargo Force Majeure event that prevents, interferes with or delays the performance by Project Co or Transporter, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:
9.3.1the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;
9.3.2the particulars of the program to be implemented to resume normal performance under this Agreement; and
9.3.3the anticipated portion of the adjusted annual contract quantity for a Contract Year that will not be delivered by the Transporter to the DES Buyer, by reason of Swapped Cargo Force Majeure (if applicable).
Such notices shall thereafter be updated at least monthly during the period of such claimed Swapped Cargo Force Majeure specifying the actions being taken to remedy the circumstances causing such Swapped Cargo Force Majeure.
9.4Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Swapped Cargo Force Majeure.
9.5Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.
10.OTHER APPLICABLE PROVISIONS
10.1For the avoidance of doubt, the following clauses of this Agreement shall apply in respect of the Parties' rights and obligations under this Schedule 2 in relation to each Swapped Cargo:
10.1.1Clause 10.2, 10.3 and 10.4 (Transportation and Loading);
10.1.2Clause 11 (Transport Fee);
10.1.3Clause 12 (Invoicing and Payment);
10.1.4Clause 16.5 (Conduct of Claims);
10.1.5Clause 21 (Confidentiality);
10.1.6Clause 24 (Dispute Resolution and Governing Law);
10.1.7Clause 25 (Assignments);
10.1.8Clause 27 (Miscellaneous);

10.1.9Clause 28 (Notices); and
10.1.10Clause 29 (Business Practices).

SCHEDULE 3
FORM OF PAYMENT GUARANTEE AND ACCEPTABLE LETTER OF CREDIT
PART A

PAYMENT GUARANTEE
GUARANTEE

This Guarantee (this “Guarantee”) is made on and effective as of ____________________.

BETWEEN:

(1)[•], a [•] organized under the laws of [•] (the “Guarantor”); and
(2)Corpus Christi Liquefaction, LLC, a limited liability company organized and existing in Delaware whose registered office is 845 Texas Avenue, Suite 1250, Houston, TX 77002 (the “Beneficiary”).

WHEREAS:
(A)Cheniere Marketing International LLP, a limited liability partnership organized and existing under the laws of England and Wales (the “Transporter”) and Beneficiary have entered into and/or agreed to enter into the shipping services agreements listed in Annex A hereto, as such list may be updated from time to time upon notice by Beneficiary to Guarantor (the “Guaranteed Agreements”), pursuant to which Transporter will perform or cause to be performed certain shipping and transportation-related services for Beneficiary related to Beneficiary’s liquified natural gas operations on a delivered ex-ship (“DES”) basis;
(B)Under the terms of the Guaranteed Agreements, Transporter is, or may be, obligated to make certain payments to Beneficiary from time to time in respect of Diverted Cargos (as defined in the relevant Guaranteed Agreements);
(C)In accordance with [section 1.3.1 of Part A of Schedule 2] of the relevant Guaranteed Agreements, the Guarantor has agreed to enter into this Guarantee at the request of the Transporter, to provide a guarantee for certain payment obligations of Transporter to the Beneficiary under the Guaranteed Agreements.

1.DEFINITIONS AND INTERPRETATION
1.1Definitions
Capitalized terms used herein without definition shall have the meanings assigned to them in the relevant Guaranteed Agreements and the following words and expressions shall have the following meanings:
“Business Day” means any day (other than Saturdays and Sundays) on which commercial banks are normally open to conduct business in the State of New York, United States of America and London, United Kingdom; and
“Guaranteed Obligations” means, in respect of each Diverted Cargo (as defined in the relevant Guaranteed Agreements) that is designated by the Transporter pursuant to [section 1.3.1 of Part A of Schedule 2] of the relevant Guaranteed Agreements, the obligation of Transporter to pay the Prepayment Amount (as defined in and pursuant to the relevant Guaranteed Agreements).
1.2Interpretation
In this Guarantee references to:

(a)any document include references to that document as amended, varied, supplemented, restated and/or replaced in any manner from time to time;
(b)any party shall, subject to Clause 10 (Transfer), be deemed to be references to or to include, as appropriate, its lawful successors and permitted assigns or transferees;
(c)"including" shall not be construed restrictively but shall be construed as meaning "including, without prejudice to the generality of the foregoing".
1.3Headings are inserted for convenience only and shall be ignored in construing this Guarantee.
1.4Nothing in this Guarantee, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and permitted assigns) any benefit, legal or equitable right, remedy or claim under or by reason of this Guarantee.
2.GUARANTEE
The Guarantor irrevocably and unconditionally guarantees, subject to and in accordance with the terms and conditions of this Guarantee, as primary obligor and not merely as surety, to the Beneficiary, the punctual payment by the obligor of the Guaranteed Obligations when due (subject to any applicable notice and grace periods). The obligations of the Guarantor under this Guarantee are independent of the obligations of the Transporter under the Guaranteed Agreements. A separate action may be brought against the Guarantor to enforce this Guarantee, whether or not any action is brought against the Transporter or whether or not the Transporter is joined in any such action.
3.LIMITATION
Notwithstanding anything herein to the contrary, in no event shall the Guarantor be required to pay, or otherwise be liable to, the Beneficiary for any special, indirect, incidental, consequential or exemplary losses of any type, any loss of income or profits, loss of revenue, loss of opportunity or loss of business, increased costs or expenses, or wasted expenditure under or in connection with this Guarantee.
4.CONTINUING GUARANTEE
This Guarantee shall be a continuing guarantee and is in addition to and independent of every other security or guarantee which the Beneficiary may hold for the Guaranteed Obligations. Subject to Clause 6, this Guarantee shall continue in full force and effect despite any partial settlement of account or intermediate payment.
5.TERMINATION
This Guarantee shall automatically terminate, irrespective of whether it is returned to the Guarantor or not, upon the earlier of (the “Termination Date”): (a) payment in full of the Guaranteed Obligations; (b) the Transporter’s delivery to the Beneficiary of an alternate form of credit support or payment under section 1.3.1(A) of the Guaranteed Agreements in respect of all Diverted Cargos then designated; and (c) the Guarantor’s delivery to the Beneficiary of a written notice of the Guarantor’s intention not to extend this Guarantee to any Diverted Cargos after the date of such notice. For the avoidance of doubt, the termination of this Guarantee shall not affect or reduce Guarantor’s obligation for any Guaranteed Obligation that was created or incurred by Transporter prior to the Termination Date.
6.DEFERRAL OF GUARANTOR’S RIGHTS
The Guarantor waives and agrees not to exercise any rights, remedies, powers or privileges, including rights of subrogation, contribution, indemnity or reimbursement against the Transporter, whether arising by contract or operation of law, and waives any right to enforce any remedy that the Guarantor now has or may later have against Transporter, in each case, until the Guaranteed Obligations (subject to Clause 3) have been indefeasibly paid in full.
7.DEMANDS
7.1The Beneficiary may exercise any of its rights, powers or remedies under this Guarantee or by law without any requirement to first:
(a)make any demand or take any action or obtain judgment in any court against the Transporter;
(b)make or file any claim or proof in the insolvency of the Transporter; or

(c)enforce or attempt to enforce any other security or guarantee it may hold for the Guaranteed Obligations.
7.2The Beneficiary may make multiple demands under this Guarantee.

8.DEFENSES AND WAIVER OF DEFENSES
Notwithstanding anything herein to the contrary, the Guarantor shall have available to itself all defenses, setoffs, and counterclaims that are or would be available to the Transporter; provided, that, the Guarantor hereby expressly waives to the fullest extent permitted by law any defenses, now or in the future, based upon:
(a)any change to the name, corporate form, or control of, or ownership interest in, the Transporter;
(b)the bankruptcy, reorganization, dissolution, liquidation, insolvency, or other similar proceeding with respect to the Transporter;
(c)any change in or amendment to any of the terms of the Guaranteed Agreements or liability of the Transporter to the Beneficiary thereunder;
(d)amendment to, increase in, or variation, waiver or release of the Guaranteed Obligations;
(e)any failure by the Beneficiary to take or perfect, or fully to take or perfect, any other guarantee, indemnity or security intended to be taken for the Guaranteed Obligations, or any failure by the Beneficiary to file any claim related to the Guaranteed Obligations in the event that the Transporter becomes subject to a bankruptcy, insolvency, reorganization, liquidation or similar proceeding;
(f)any failure by the Beneficiary to realise, or fully to realise, the value of, or any release, discharge, exchange or substitution of, any security or guarantee (other than this Guarantee) taken in respect of the Guaranteed Obligations;
(g)the granting of any time or other indulgence to the Transporter or any other person, in respect of the Guaranteed Obligations or any arrangement or compromise entered into by the Beneficiary with the Transporter or any other person;
(h)any of the obligations of the Guarantor under this Guarantee or of any other person under any other document in respect of the Guaranteed Obligations being or becoming illegal, invalid, unenforceable, impaired or ineffective in any respect; and
(i)any other defenses expressly waived by Guarantor in this Guarantee or by Transporter in the Guaranteed Agreements.

9.DISCHARGE AND RELEASE
Any settlement or discharge between the Beneficiary and the Guarantor in respect of the Guaranteed Obligations shall be conditional on no security or payment to the Beneficiary by the Guarantor or any other person being avoided or reduced by virtue of any provisions or enactments relating to insolvency or otherwise. If any such security or payment is avoided or reduced, the Beneficiary shall be entitled to recover the value or amount of that security or payment subsequently from the Guarantor and to exercise its rights under this Guarantee as if no such settlement or discharge had been made or given.
10.TRANSFER
10.1This Guarantee shall bind each of the Guarantor, Beneficiary and their respective successors and permitted assigns.
10.2Neither this Guarantee nor any of the rights or obligations under this Guarantee may be assigned or transferred (directly or indirectly) without the prior written consent of the non-transferring party; provided that, (a) the Beneficiary, may, by providing not less than five (5) Business Days’ prior written notice to Guarantor, assign this Guarantee to a person to whom Beneficiary has assigned and transferred all (but not less than all) of its right, title, and interest in the Guaranteed Agreements in accordance with the terms of the Guaranteed Agreements, and any assignment and/or transfer made in violation of the foregoing shall be deemed null and void and of not effect and (b) Beneficiary may assign its right, title and interest hereunder as set forth in Clause 10.3.
10.3The Beneficiary may, without any prior consent of Guarantor, assign, mortgage or pledge all or any of its rights, interests or benefits hereunder to secure payment of any indebtedness. Guarantor, in connection therewith, agrees to execute and deliver to the lenders to whom such indebtedness is owed a direct agreement with the agent acting on behalf of any such lenders.
11.DEDUCTIONS
Each payment to be made by the Guarantor to the Beneficiary shall be made in the currency in which it is due, free and clear of, and without any withholding, deduction or set off whatsoever, unless the Guarantor is required by law to make such a payment subject to deduction.
If the Guarantor is required by law to make a deduction or withholding from any payment under this Guarantee that payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such deduction or withholding been made or required to be made.
12.INVALIDITY
If any provision of this Guarantee is illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the other provisions of this Guarantee, and the remainder of the affected provision, shall not be otherwise impaired.
13.AMENDMENTS AND WAIVER
This Guarantee may not be supplemented, amended, modified or changed except by an instrument in writing signed by the Guarantor and Beneficiary, and expressed to be a supplement, amendment, modification or change to this Guarantee. Neither the Guarantor nor the Beneficiary shall be deemed to have waived any right or remedy under this Guarantee by reason of its failure to enforce such right or remedy.
14.ENTIRE AGREEMENT
This Guarantee constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of them with respect to the subject matter hereof.
15.NOTICES
15.2Whenever written notices are required to be given by either Party to the other Party, such notices shall be sent by registered mail, e-mail or registered airmail to the following addresses:
15.3Notice to Guarantor:

[•]1

1 NTD: Insert notice information for Guarantor.

15.4Notice to Beneficiary:

Corpus Christi Liquefaction, LLC 845 Texas Avenue Suite 1250 Houston, TX 77002
Telephone: (713) 375-5000
E-mail: ***
Attention: Commercial Operations

15.5Any notice required under this Guarantee to be given in writing shall be deemed to be duly received only:
(a)if delivered by hand or by courier, on the Day on which it is received at the receiving party’s address; and
(b)if sent by e-mail, on the next Day on which the office of the receiving party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed.

16.GOVERNING LAW AND JURISDICTION; WAIVER OF JURY TRIAL
16.1This Guarantee and all non-contractual obligations arising under or in connection with this Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.
16.2Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, in any way relating to this Guarantee or the transactions contemplated hereby, in any forum other than the courts of the State of New York sitting in the city and county of New York and of the United States District Court sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
16.3Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in Clause 16.2 of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
16.4Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 16 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
16.5EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
17.COUNTERPARTS
This Guarantee may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Guarantee by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Guarantee may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

IN WITNESS whereof the parties have caused this Guarantee to be executed and delivered on the date first above written.

The Guarantor:

[•]2

By: ______________________
Name:
Title:

2 NTD: Insert Guarantor’s full legal name.

The Beneficiary:

Corpus Christi Liquefaction, LLC

By: ______________________
Name:
Title:

Annex A
Guaranteed Agreements
1.Shipping Services Agreement, dated as of November 1, 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and CPC Corporation;
2.Shipping Services Agreement, dated as of November 1, 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and Foran Energy Group Co., Ltd.; and
3.Shipping Services Agreement, dated as of June 15, 2022, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP, in relation to the LNG Sale and Purchase Agreement between Corpus Christi Liquefaction, LLC and Orlen S.A.

Part B

ACCEPTABLE LETTER OF CREDIT

To: Corpus Christi Liquefaction, LLC
Attention: _____
845 Texas Avenue,
Suite 1250,
Houston, TX 77002

Dear Sir or Madam,
By order of and for account of Cheniere Marketing International LLP, a limited liability partnership organized and existing under the laws of England and Wales (“Applicant”), we, [ISSUING BANK], herewith issue our irrevocable standby letter of credit no. [ ] (the “Letter of Credit”) in favour of Corpus Christi Liquefaction, LLC, a limited liability partnership incorporated and registered in Delaware (“Beneficiary”).
1.This Letter of Credit is issued for value of no less than [USD ] [(US$ )]3 valid for the period commencing on [ ] and ending on [ ],4 and is available at sight against presentation of the following documents at our counters at [ ]5:

(a)A copy of Beneficiary’s signed invoice issued in accordance with the Shipping Services Agreement entered into between Applicant and Beneficiary dated [ ] (the “Agreement”);

(b)Beneficiary’s signed statement certifying as follows:

“We certify that the amount invoiced in our invoice number [ ] is properly due and payable in accordance with the terms and conditions of the Shipping Services Agreement entered into between [Applicant] and [Beneficiary] dated [ ] (the “Agreement”). We further certify that the amount of this drawing [USD ] [(US$ )] under Letter of Credit No [ ] of [ ] 20[ ] represents funds due to us and [Applicant] has failed to pay timely the aforementioned invoice, in full or in part in accordance with the terms and conditions of the Agreement.”

SPECIAL CONDITIONS:

1.Partial and multiple drawings are allowed.

2.The amount that may be available under this Letter of Credit No [ ] shall be automatically reduced by the amount of any partial drawings paid hereunder or by the amount of any payments made by the Applicant in favour of Beneficiary which will be informed to us by authenticated SWIFT by the paying bank confirming payment of a specified USD amount on a specified value date to the Beneficiary and referencing this Letter of Credit No [ ].

3.This Letter of Credit shall take effect in accordance with its terms but such terms shall not alter, add to or in any way affect the Agreement to which this letter of credit relates.

4.Documents should be sent by courier services in one lot to: [Bank Address].

3 NTD: If this Letter of Credit is issued for a specific Diverted Cargo, this amount shall be equal to the Diversion Payment Amount (as defined under the Shipping Services Agreement) for such Diverted Cargo.
4 NTD: Expiration date to be established based on the requirements of the Shipping Services Agreement.
5 NTD: Insert issuing bank’s name and address. This location must be in New York, New York.

5.This Letter of Credit and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the law of [England and Wales][the State of New York] without regard to conflict of laws principles thereof that would result in the application of any law other than the law of [England and Wales][the State of New York]. The parties to this Letter of Credit irrevocably agree that the courts of [England and Wales][the State of New York] shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Letter of Credit or its subject matter or formation (including non-contractual disputes or claims).

6.Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 revision) ICC Publication No. 600.

7.All bank charges incurred by Issuing Bank are for the account of Applicant. All bank charges incurred by Advising/ Presenting Bank are for Beneficiary’s account.

8.This document is the full operative credit instrument and no other advice is required.

Yours faithfully,

.....................
For and on behalf of
[ISSUING BANK]

SCHEDULE 4

FOB LOADING
PART A
LOADING REQUIREMENTS
1.LNG TANKERS
1.1The Transporter shall ensure that each LNG Tanker complies with the requirements of this Paragraph 1 and Paragraph 2 of this Schedule 4 in all respects.
1.2Each LNG Tanker shall:
1.2.1comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Tanker to enter, leave and carry out all required operations at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable);
1.2.2at all times have on board valid documentation evidencing all such Approvals;
1.2.3comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1st, 1998 (as amended from time to time); and
1.2.4at all times be in possession of valid documents of compliance and safety management certificates, and can demonstrate that the LNG Tanker has an effective management system in operation that addresses all identified risks, and provides proper controls for dealing with these risks.
1.3The Transporter shall enter into a tug services agreement to provide such number and types of tugs, fireboats and escort vessels as are:
1.3.1acceptable to Project Co;
1.3.2required by Governmental Authorities to attend the LNG Tanker; and
1.3.3necessary and appropriate to permit safe and efficient movement of the LNG Tanker within the maritime safety areas located in the approaches to and from the Corpus Christi Facility (or the Sabine Pass Facility or such Alternate Production Facility, as applicable).
Affiliates of Project Co have procured tug services at the Corpus Christi Facility. In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, for delivery at the Corpus Christi Facility, Transporter shall enter into a tug services agreement with the relevant Affiliate of Project Co. Such agreement shall provide that the fees for tug services shall be applied on a non-discriminatory basis among all long-term customers. Project Co shall not be required to provide tugs, fireboats and escort vessels to attend any LNG Tanker and shall not be liable to the Transporter in connection with any failure by the Transporter to enter into such arrangements.
1.4The Transporter shall in respect of each cargo be responsible for paying all Port Charges for use of the Loading Port, whether directly to the appropriate Person or as a reimbursement to Project Co to the extent Project Co has paid or is responsible for paying Port Charges in respect of such cargo. The Transporter shall pay all charges payable by reason of any LNG Tanker having to shift from berth at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) as a result of the action or inaction of Transporter.
1.5Each LNG Tanker must satisfy the following requirements:
1.5.1Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Corpus Christi Facility as set out in Part B to this Schedule 4 (as may be amended from time to time) and shall be of a sufficient size to load the applicable FOB SCQ. If the LNG Tanker is not capable of loading the applicable FOB SCQ, the Transporter shall be deemed to have failed to take the FOB SCQ and Clause 16 shall apply.
1.5.2Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (ii) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.
1.5.3Each LNG Tanker shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register, Bureau Veritas, Det Norske Veritas or any other classification society that is (i) a member of International Association of Classification Societies Ltd. (IACS) and (ii) mutually agreeable to the Parties.
1.5.4Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).
1.5.5Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Project Co in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable). Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in the waters of the United States of America with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Tanker which causes injury to such protected species.
1.5.6The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.
1.5.7Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).
1.5.8Provided that the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) supplies a suitable vapour return line meeting the requirements set out in Part B of this Schedule 4, then:
(A)an LNG Tanker with an LNG cargo containment capacity less than or equal to *** (***) Cubic Meters shall be capable of loading a full cargo of LNG in a maximum of fifteen (15) hours; and

(B)an LNG Tanker with an LNG cargo containment capacity greater than *** (***) Cubic Meters shall be capable of loading a full cargo of LNG in the number of hours derived after applying the following formula:
15 + x = maximum LNG transferring time (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters.
Time for connecting, cooling, draining, purging and disconnecting of liquid arms shall not be included in the computation of pumping time.
1.5.9Each LNG Tanker shall procure and maintain hull and machinery insurance and protection and indemnity insurance in accordance with Clause 17.
2.LNG TANKER INSPECTIONS AND VETTING PROCEDURES
2.1During the term of this Agreement, on prior reasonable notice to the Transporter, Project Co may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Tanker as Project Co may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Project Co shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Paragraph 2.1 shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Transporter’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Project Co of Transporter’s obligations hereunder.
2.2Subject to Clause 16.4, Project Co shall indemnify and hold Transporter and its Affiliates harmless from any Claims and Losses resulting from Project Co’s inspection of any LNG Tanker pursuant to Paragraph 2.1.
2.3The Transporter shall comply with all LNG Tanker vetting procedures, as set forth in the Corpus Christi Marine Operations Manual.
2.4Project Co shall have the right to reject any LNG vessel that the Transporter intends to use to take delivery of LNG hereunder at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) if such LNG vessel does not comply materially with the provisions of this Agreement, provided that:
2.4.1neither the exercise nor the non-exercise of such right shall reduce the responsibility of the Transporter to Project Co in respect of such LNG vessel and her operation, nor increase Project Co’s responsibilities to the Transporter or Third Parties for the same; and
2.4.2the Transporter’s obligations under this Agreement shall not be excused or suspended by reason of Transporter’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.
3.PORT LIABILITY AGREEMENT
3.1The Transporter shall, or shall cause the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) or the Loading Port thereof on behalf of Transporter, to execute the FOB Port Liability Agreement prior to such LNG Tanker’s arrival at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) or the

Loading Port thereof. In the event the master of an LNG Tanker fails to execute such FOB Port Liability Agreement, the Transporter, subject to Clause 16.4, shall indemnify and hold Project Co and its Affiliates harmless from any Claims brought against, or Losses incurred by Project Co or any of its Affiliates arising from such failure.
3.2Subject to Paragraph 3.1 and without prejudice to the terms of the FOB Port Liability Agreement, Project Co releases Transporter, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Project Co incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Project Co, or for damage to or loss of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Transporter, or any of its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.
3.3Subject to Paragraph 3.1 and without prejudice to the terms of the FOB Port Liability Agreement, Transporter releases Project Co, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Transporter incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Transporter, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Project Co or its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.
3.4The form of FOB Port Liability Agreement may be amended from time to time without the consent of the Transporter only if after any such amendment the revised terms of such FOB Port Liability Agreement:
3.4.1do not negatively impact Transporter’s ability to perform its obligations or exercise its rights under this Agreement;
3.4.2treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port; and
3.4.3do not prevent any Transporter from obtaining, on commercially reasonable terms, full P&I insurance coverage from a Protection and Indemnity Club that is a member of the International Group of P&I Clubs, and such P&I insurance will cover all Claims and Losses pursuant to such FOB Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker.
Project Co shall promptly notify Transporter upon any amendment to the FOB Port Liability Agreement and shall provide a copy of the amended FOB Port Liability Agreement to Transporter.
4.CORPUS CHRISTI MARINE OPERATIONS MANUAL
4.1The Parties acknowledge that Project Co has delivered to Transporter a copy of the marine operations manual developed for the Corpus Christi Facility (as amended from time to time, the “Corpus Christi Marine Operations Manual”) which governs activities at the Corpus Christi Facility, consistent with International Standards, and which applies to each LNG Tanker and each other LNG vessel berthing at the Corpus Christi Facility.
4.2In the event of a conflict between this Agreement and the Corpus Christi Marine Operations Manual, the provisions of this Agreement shall take priority.
4.3Project Co shall promptly notify Transporter upon any amendment to the Corpus Christi Marine Operations Manual and shall provide a copy of the amended Corpus Christi Marine Operations Manual to Transporter.

5.LOADING OF LNG TANKERS
5.1Except as otherwise specifically provided, the terms of this Paragraph 5 shall apply to all LNG Tankers calling at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable).
5.2As soon as practicable after the LNG Tanker’s departure from the point of departure en route to the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), Transporter shall notify, or cause the master of the LNG Tanker to notify, Project Co of the information specified below ("In-Transit First Notice"):
5.2.1name of the LNG Tanker and, in reasonable detail, the dimensions, specifications, tank temperatures, volume of LNG onboard, operator, and owner of such LNG Tanker;
5.2.2any operational deficiencies in the LNG Tanker that may affect its performance at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) or berth; and
5.2.3the estimated time of arrival at the customary Pilot boarding station for the Loading Port ("ETA").
5.3With respect to each LNG Tanker scheduled to call at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), Transporter shall give, or cause the master of the LNG Tanker to give, to Project Co the following notices:
5.3.1A second notice ("In-Transit Second Notice"), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co's notice of the corrected ETA;
5.3.2The forty-eight (48) hour informational notice as required by the Corpus Christi Marine Operations Manual;
5.3.3A third notice ("In-Transit Third Notice"), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co notice of the corrected ETA;
5.3.4A fourth notice ("In-Transit Final Notice"), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, the Transporter shall give promptly, or cause the master of the LNG Tanker to give promptly, to Project Co notice of the corrected ETA; and
5.3.5A Notice of Readiness which shall be given at the time prescribed in Paragraph 6.
5.4The Transporter shall have the right to cause a LNG Tanker to burn Gas as fuel during operations at the Corpus Christi Facility (including while conducting cargo transfer operations).
5.5All vapour returned to Project Co during cool-down or loading operations may be used or disposed of by Project Co without compensation to Transporter.
6.NOTICE OF READINESS
6.1The master of an LNG Tanker arriving at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), or such master’s agent, shall give to Project Co its Notice of Readiness for loading upon arrival of such LNG Tanker at the pilot boarding station, provided that such LNG Tanker has all required Approvals from the relevant Governmental Authorities, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down operations (as applicable).

6.2A valid Notice of Readiness given under Paragraph 6.1 shall become effective as follows:
6.2.1For an LNG Tanker arriving at the pilot boarding station at any time prior to the FOB Delivery Window allocated to such LNG Tanker, a Notice of Readiness shall be deemed effective at the earlier of 6:00 a.m. Central Time on such FOB Delivery Window or the time at which the LNG Tanker is all fast at the berth;
6.2.2For an LNG Tanker arriving at the pilot boarding station at any time during the FOB Delivery Window allocated to such LNG Tanker, a Notice of Readiness shall become effective at the time of its issuance; or
6.2.3For an LNG Tanker arriving at the pilot boarding station at any time after the expiration of the FOB Delivery Window, a Notice of Readiness shall become effective upon Project Co’s notice to the LNG Tanker that it is ready to receive the LNG Tanker at berth.
7.BERTHING ASSIGNMENT
7.1Project Co shall berth an LNG Tanker which has tendered a valid Notice of Readiness before or during its FOB Delivery Window promptly after Project Co determines such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the FOB Delivery Window allocated to such LNG Tanker; provided, however, that if Project Co does not berth such LNG Tanker by the end of the FOB Delivery Window, but berths such LNG Tanker within seventy-two (72) hours after the end of its FOB Delivery Window, Transporter’s sole recourse and remedy for Project Co’s failure to berth the LNG Tanker by the end of the FOB Delivery Window is:
7.1.1demurrage pursuant to Paragraph 8.4,
7.1.2payment for excess boil-off pursuant to Paragraph 8.5; and
7.1.3provision by Project Co of a cool-down pursuant to Paragraph 13.1.
If, as of the seventy-second (72nd) hour after the end of the FOB Delivery Window, Project Co has not berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Paragraph 8.2, Project Co shall be deemed to have failed to make the FOB SCQ of the relevant cargo available for delivery and the provisions of Clause 16.2 shall apply.
7.2For each delivery window period, Project Co shall determine the berthing priority among LNG vessels which have tendered a valid Notice of Readiness before or during their scheduled delivery window as follows:
7.2.1The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Project Co its valid Notice of Readiness. Once an LNG vessel achieves a first berthing priority pursuant to this Paragraph 7.2.1 or Paragraph 7.2.2, such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered Notice of Readiness remains valid; and
7.2.2The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Project Co its valid Notice of Readiness. An LNG vessel with second berthing priority pursuant to this Paragraph 7.2.2. will achieve a first berthing priority on its scheduled delivery window pursuant to Paragraph 7.2.1 if such LNG vessel has not been berthed prior to such date, so long as its tendered Notice of Readiness remains valid.

7.3If an LNG Tanker tenders a valid Notice of Readiness after the end of its FOB Delivery Window, Project Co shall use reasonable efforts to berth such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with the Transporter, Project Co shall have no obligation to use such efforts to berth an LNG Tanker that tenders a Notice of Readiness more than seventy-two (72) hours after the end of its FOB Delivery Window. If, as of the seventy-second (72nd) hour after the end of the FOB Delivery Window, the LNG Tanker has not tendered a valid Notice of Readiness, and such delay is not attributable to a reason that would result in an extension of allowed berth time under Paragraph 10.2.2, the Transporter shall be deemed to have failed to take delivery of the FOB SCQ of the relevant cargo and the provisions of Clause 16.2.2 shall apply.
8.BERTH LAYTIME
8.1The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be (i) for an LNG Tanker with an LNG cargo containment capacity of *** (***) Cubic Meters or less, thirty-six (36) hours and (ii) for an LNG Tanker with an LNG cargo containment capacity of greater than *** (***) Cubic Meters, according to the following formula:
36 + x = Allotted Laytime (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters).
8.2Allotted Laytime shall be extended by any period of delay that is caused by:
8.2.1reasons attributable to the Transporter, a Governmental Authority, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Project Co;
8.2.2force majeure or Adverse Weather Conditions;
8.2.3unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Project Co’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;
8.2.4time at berth during cool-down pursuant to Paragraphs 13.1.1 and 13.1.3; and
8.2.5night-time transit restrictions.
8.3The actual laytime for each LNG Tanker ("Actual Laytime") shall commence when the Notice of Readiness is effective and shall end when (i) the LNG transfer and return lines of the LNG Tanker are disconnected from the Corpus Christi Facility’s (or the Sabine Pass Facility or such agreed Alternate Production Facility’s, as applicable) LNG transfer and return lines, (ii) the cargo documents are on board of the LNG Tanker and (iii) the LNG Tanker is cleared for departure and able to depart.
8.4In the event Actual Laytime exceeds Allotted Laytime (including any extension in accordance with Paragraph 8.2) ("Demurrage Event"), Project Co shall pay to the Transporter as liquidated damages demurrage at the daily demurrage rate set forth in Section 4.13.4 of the DES SPA. If a Demurrage Event occurs, the Transporter shall invoice Project Co for such demurrage within one hundred eighty (180) Days of such event.
8.5If an LNG Tanker is delayed in berthing at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) and/or commencement of LNG transfer due to an event occurring at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) and for a reason that would not result in an extension of Allotted Laytime under Paragraph 8.2, and if, as a result thereof, the commencement of LNG transfer is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective, then, for each full hour by which commencement of LNG transfer is delayed beyond such twenty-four (24) hour period, Project Co shall pay the

Transporter as liquidated damages an amount, on account of excess boil-off, equal to the DES CSP applicable to such cargo, multiplied by a quantity equal to *** percent (***%) of the cargo containment capacity of the applicable LNG Tanker (in MMBtu), multiplied by the duration of the Demurrage Event (in hours). Transporter shall invoice Project Co for such excess boil-off within one hundred eighty (180) Days after the applicable event.
9.LNG TRANSFERS
9.1Project Co shall cooperate with the Transporter (or its agents) and with the master of each LNG Tanker to facilitate the continuous and efficient transfer of LNG hereunder.
9.2During LNG transfer, Project Co shall provide or take receipt of (as applicable), through the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) vapour return line, Gas in such quantities as are necessary for the safe transfer of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker.
9.3Promptly after completion of loading of each cargo, Project Co shall send to Transporter a certificate of origin, together with such other documents concerning the cargo as may reasonably be requested by DES Buyer.
9.4The Transporter, in cooperation with Project Co, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG transfer.
10.LNG TANKER NOT READY FOR LNG TRANSFER; EXCESS LAYTIME
10.1If any LNG Tanker previously believed to be ready for LNG transfer is determined to be not ready after being berthed, the Notice of Readiness shall be invalid, and Project Co may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Project Co that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) or operations of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable). When an unready LNG Tanker at anchorage becomes ready for LNG transfer, its master shall notify Project Co. If, as a result of such LNG Tanker’s not being ready to load, Transporter fails to take a cargo, the provisions of Paragraph 11.1.5(B) of Part B of Schedule 2 shall apply.
10.2The following shall apply with respect to berthing:
10.2.1An LNG Tanker shall complete LNG transfer and vacate the berth as soon as possible but not later than the following allowed laytime:
(A)twenty-four (24) hours from the time the LNG Tanker is all fast at the berth, in the case of an LNG Tanker with an LNG cargo containment capacity less than or equal to *** (***) Cubic Meters; or
(B)in accordance with the following formula, in the case of an LNG Tanker with an LNG cargo containment capacity greater than *** (***) Cubic Meters:
24 + x = allowed laytime (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of *** (***) Cubic Meters.
10.2.2Notwithstanding the foregoing, the allowed laytime shall be extended for: (i) reasons attributable to Project Co or the operator of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable); (ii) reasons attributable to a Governmental Authority; (iii) reasons attributable to any Third Party outside of the reasonable control of Project Co; (iv) time at berth during any cool-down pursuant to Paragraph 13.1; (v) unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi

Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) necessary for reasons of safety, except to the extent attributable to Project Co or the Transporter; (vi) force majeure; and (vii) night-time transit restrictions.
10.2.3If an LNG Tanker fails to depart at the end of its allowed laytime (as extended pursuant to Paragraph 10.2.2), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) or operations of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), Project Co may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.
10.2.4If an LNG Tanker fails to depart the berth at the end of its allowed laytime (as extended pursuant to Paragraph 10.2.2) and as a result the subsequent LNG vessel is prevented from or delayed in loading or unloading, the Transporter shall reimburse Project Co for any and all actual documented demurrage or excess boil-off that Project Co becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG transfer and vacating the berth as required by this Paragraph 10.2; provided that the Transporter shall not be required to reimburse Project Co for any amounts based on a demurrage rate or excess boil-off rate or price in excess of the amounts specified in Paragraphs 8.4 and 8.5, as applicable. Project Co shall invoice Transporter for any amounts due under this Paragraph 10.2.4 within one hundred eighty (180) Days after the relevant FOB Delivery Window.
10.2.5In the event an LNG Tanker fails to vacate the berth pursuant to this Paragraph 10 and Transporter is not taking actions to cause it to vacate the berth, Project Co may effect such removal at the expense of Transporter.
11.COOPERATION
11.1If any circumstance occurs or is foreseen to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading, unloading or departing, the Transporter and Project Co shall, without prejudice to any other provision of this Agreement, discuss the problem in good faith with each other and, if appropriate, with other users of the Loading Port, and the Parties shall use reasonable efforts to minimise or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimise or to avoid the occurrence of any similar delay in the future.
11.2With respect to an LNG Tanker scheduled to load a cargo at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable), if such LNG Tanker is unable to berth at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) by the end of its FOB Delivery Window solely due to a force majeure event, then the relevant cargo shall be cancelled, to the extent affected; provided, however, that if requested by Transporter, Project Co shall use reasonable efforts to change the FOB ADP or Ninety Day Schedule in order to maximise the safe, reliable and efficient usage of the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) and to assist the Transporter, or buyers having a firm contract to purchase LNG from the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) to load quantities of LNG which would otherwise have been loaded at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) during such cancelled FOB Delivery Windows or other affected delivery windows allocated to such buyers having a firm contract to purchase LNG from the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable).

12.OFF-SPEC LNG
12.1Specifications
LNG delivered under the FOB ADP or FOB Ninety Day Schedule, as applicable, shall, when converted into a gaseous state, comply with the following specifications (the “FOB Specifications”):
Minimum Gross Heat Content (dry) 1000 BTU/SCF
Maximum Gross Heat Content (dry) 1150 BTU/SCF
Minimum methane (C1) 84.0 MOL %
Maximum H2S 0.25 grains per 100 SCF
Maximum Sulfur 1.35 grains per 100 SCF
Maximum N2 1.5 MOL %
Maximum Ethane (C2) 11 MOL %
Maximum Propane (C3) 3.5 MOL %
Maximum Butane (C4) and heavier 2 MOL %
LNG shall contain no water, active bacteria or bacterial agents (including sulfate-reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.
12.2Determining LNG Specifications
LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the FOB Specifications.
12.3Off-Specification LNG
12.3.1If Project Co, acting as a Reasonable and Prudent Operator, determines prior to loading a cargo that the LNG is expected not to comply with the FOB Specifications (“Off-Spec FOB LNG”) upon loading, then:
(A)Project Co shall give notice to the Transporter of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo);
(B)the Transporter shall use reasonable efforts, including coordinating with DES Buyer the operator of the Receiving Terminal, to accept such LNG for delivery to DES Buyer where the LNG would be acceptable to the DES Buyer and the operator of the Receiving Terminal, each of them acting in their sole discretion, and would not prejudice the safe and reliable operation of any LNG Tanker, the Receiving Terminal, and any downstream facilities being supplied regasified LNG;
(C)if the Transporter can accept delivery of such cargo, then the Transporter shall notify Project Co of the Transporter’s estimate of the direct costs to be incurred by the Transporter, any Affiliate of the Transporter, and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG (or to otherwise make such LNG marketable), and, to the extent Project Co agrees to such estimate, the Transporter shall take delivery of such cargo, and Project Co shall reimburse the Transporter for all reasonable documented direct costs incurred by the Transporter (including costs owed to any Affiliate of the Transporter, and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG (or to otherwise make such LNG marketable) prior to and at the Receiving Terminal), provided, however, that Project Co’s liability shall not exceed *** percent (***%) of the estimate notified by the Transporter and agreed by Project Co; and
(D)if (1) the Transporter determines in good faith that it cannot, using reasonable efforts, receive such cargo, (2) Project Co rejects the cost estimate or (3) the Transporter anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Paragraph 12.3.1(C), then the Transporter shall be entitled to reject such cargo by giving

Project Co notice of rejection within seventy-two (72) hours of the Transporter’s receipt of Project Co’s notice pursuant to Paragraph 12.3.1(A). In the event the Transporter rejects a cargo under this Paragraph 12.3.1(D), Project Co shall be deemed to have failed to make available such cargo and Clause 16.2.1 shall apply.
12.3.2If Off-Spec FOB LNG is delivered to the Transporter without the Transporter being made aware of the fact that such Off-Spec FOB LNG does not comply with the FOB Specifications, or without the Transporter being made aware of the actual extent to which such Off-Spec FOB LNG does not comply with the FOB Specifications, then:
(A)if the Transporter is able, using reasonable efforts, to transport and treat the Off-Spec FOB LNG to meet the FOB Specifications (or to otherwise make such LNG marketable), then Project Co shall reimburse the Transporter for all reasonable documented direct costs incurred by the Transporter (including direct costs owed to any Affiliate of the Transporter and the operator of the Receiving Terminal in transporting and treating such Off-Spec FOB LNG received at the Receiving Terminal to meet the Specifications (or to otherwise make such LNG marketable)); or
(B)if the Transporter determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec FOB LNG to meet the Specifications (or to make such LNG marketable), then: (i) the Transporter shall be entitled to reject such Off-Spec FOB LNG by giving Project Co notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Project Co notifies the Transporter in writing that such LNG is Off-Spec FOB LNG and the actual extent to which such Off-Spec FOB LNG does not comply with the FOB Specifications or (B) the Transporter becomes aware that such LNG is Off-Spec FOB LNG, whichever occurs first; (ii) the Transporter shall be entitled to dispose of the loaded portion of such Off-Spec FOB LNG (or regasified LNG produced therefrom) in any manner that the Transporter, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Project Co shall reimburse the Transporter in respect of and indemnify and hold the Transporter harmless from all direct loss, damage, costs and expenses incurred by the Transporter as a result of the delivery of such Off-Spec FOB LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec FOB LNG or other LNG being held at the Receiving Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Receiving Terminal, and damage caused to the LNG Tanker and Receiving Terminal. In the event the Transporter rejects a cargo under this Paragraph 12.3.2(B), Project Co shall be deemed to have failed to make available such cargo and Clause 16.2.1 shall apply.

13.COOL-DOWN AND GAS-UP OF LNG TANKERS
13.1The Transporter shall be solely responsible for ensuring that each LNG Tanker elected by the Transporter for taking a cargo arrives at the Corpus Christi Facility (or the Sabine Pass Facility or such agreed Alternate Production Facility, as applicable) cold and in a state of readiness. Notwithstanding the foregoing and subject to Paragraph 13.2, in respect of LNG Tankers scheduled to load a cargo hereunder at the Corpus Christi Facility, Project Co shall provide cool-down service to LNG Tankers at the Transporter’s request as follows:
13.1.1Project Co shall use reasonable efforts (taking into account availability of sufficient berth time) to accept the Transporter’s request to provide cool-down service for any LNG Tanker, subject to the Transporter requesting such cool-down service by notice to Project Co as far in advance of the relevant cargo’s FOB Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s FOB Delivery Window, provided that Project Co shall accept the Transporter’s request to provide a cool-down service if (i) the Transporter makes such request by notice at the time the Transporter proposes its schedule of cargoes pursuant to Paragraph 1.2.2 of Schedule 5 for the relevant Contract Year or (ii) at the time of the request, the loading schedule for the Corpus Christi Facility for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Project Co shall have no obligation to provide a cool-down service under this Paragraph 13.1.1 in excess of *** (***) cool-downs during any Contract Year. All LNG provided by Project Co for cooling such LNG Tankers shall be sold, delivered and invoiced by Project Co, and paid for by Transporter, at a price equal to the FOB CSP (as defined in Clause 11.1.2);
13.1.2Project Co shall provide cool-down service without charge to any LNG Tankers requiring cool-down solely as a result of a delay caused by Project Co, but only if such LNG Tanker made no other call between the original FOB Delivery Window and the requested cool-down time; and
13.1.3Project Co shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status to provide cool-down service at any time other than as described in Paragraphs 13.1.1 and 13.1.2 upon request by the Transporter, provided that all LNG provided by Project Co for cooling such LNG Tankers shall be sold, delivered and invoiced by Project Co, and paid for by the Transporter, at a price equal to the FOB CSP (as defined in Clause 11.1.2).
13.2The following shall apply to any cool-down service provided by Project Co pursuant to Paragraph 13.1:
13.2.1the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation (without deduction of the quantity of vapour returned from the LNG Tanker), shall be determined by reference to the relevant LNG Tanker’s cool-down tables;
13.2.2the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures mutually established and agreed by both the LNG Tanker and the Corpus Christi Facility; and
13.2.3LNG provided during cool down by Project Co pursuant to Paragraph 13.1 shall not be applied against the FOB SCQ for the relevant cargo.

PART B

CORPUS CHRISTI FACILITY REQUIREMENTS
1.The Corpus Christi Facility shall include the following:
1.1.1appropriate systems for communications with LNG Tankers;
1.1.2a berth, capable of berthing an LNG Tanker having a displacement of no more than one hundred sixty-six thousand (166,000) tons, an overall length of no more than one thousand one hundred forty (1,140) feet (approximately 347 meters), a beam of no more than one hundred seventy-five (175) feet (approximately 53 meters), and a draft of no more than forty (40) feet (approximately 12 meters), which LNG Tankers can safely reach, fully laden, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load and unload safely afloat;
1.1.3lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that Project Co shall in no event be obligated to allow night-time berthing operations at the Corpus Christi Facility if Project Co determines that such operations during night-time hours could pose safety or operational risks to the Corpus Christi Facility, an LNG Tanker, or a Third Party);
1.1.4facilities capable of transferring LNG at a rate of up to an average of twelve thousand (12,000) cubic meters per hour at the Loading Point, with transfer arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;
1.1.5a vapour return line system of sufficient capacity to allow for transfer of Gas necessary for safe cargo operations of an LNG Tanker at the required rates, pressures and temperatures;
1.1.6facilities allowing ingress and egress between the Corpus Christi Facility and the LNG Tanker by (i) representatives of Governmental Authorities for purposes of LNG transfer operations; and (ii) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Tanker;
1.1.7emergency shut-down systems;
1.1.8LNG storage facilities; and
1.1.9LNG liquefaction facilities which will include, as necessary, the following equipment, compressor sets, heat exchanger systems, heavies removal system; acid gas removal unit and a mercury removal system for the pre-treatment of feed Gas received at the inlet of the Corpus Christi Facility; propane, ethylene, and amine storage tanks and control and measurement systems, flares and ancillary systems.

PART C

MEASUREMENT AND TESTING REQUIREMENTS
1.LNG MEASUREMENT AND TESTS
LNG loaded by the Transporter, and Gas used as fuel by the Transporter, at the Loading Port pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.
1.1Parties to Supply Devices
1.1.1The Transporter shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Paragraph 1.3 of this Part C of this Schedule 4 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.
1.1.2Project Co shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG at the Loading Port, in accordance with Paragraph 1.3 of this Part C of this Schedule 4 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.
1.2Selection of Devices
Each device provided for in this Part C of this Schedule 4 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Part C of this Schedule 4 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by the Transporter and Project Co in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is agreed by Transporter and Project Co.
1.3Tank Gauge Tables of LNG Tanker
The Transporter shall furnish to Project Co, or cause Project Co to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.
1.4Gauging and Measuring LNG Volumes Loaded
Volumes of LNG delivered by Project Co to the Transporter at the Loading Port under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading in accordance with the terms of Exhibit A.
1.5Samples for Quality Analysis
Representative samples of the delivered LNG shall be obtained by Project Co as provided in Exhibit A.
1.6Quality Analysis
The samples referred to in Paragraph 1.5 shall be analysed, or caused to be analysed, by Project Co in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

1.7Operating Procedures
1.7.1Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.
1.7.2At the request of either Party, any measurements, gauging and/or analyses provided for in Paragraphs 1.4, 1.5, 1.6 and 1.9.2 shall be witnessed and verified by an independent surveyor agreed upon in writing by the Transporter and Project Co. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.
1.8MMBtu Quantity Delivered
The number of MMBtus loaded by the Transporter shall be calculated at the Loading Point by Project Co and witnessed and verified by a mutually appointed independent surveyor agreed upon in writing by the Parties following the procedures set forth in Exhibit A.
1.9Verification of Accuracy and Correction for Error
1.9.1Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.
1.9.2Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.
1.10Costs and Expenses
1.10.1Except as provided in this Paragraph 1.10, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.
1.10.2In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Paragraph 1.10.1 of this Part C of this Schedule 4, the Party requesting the testing/verification shall bear all costs thereof.
1.10.3The costs of the independent surveyor:
(A)requested by a Party in accordance with Paragraph 1.7.2 shall be borne by the requesting Party; and
(B)referred to in Paragraph 1.8 shall be borne equally by Transporter and Project Co.

EXHIBIT A
MEASUREMENT
1.    Parties to Supply Devices
a)    General. Unless otherwise agreed, the Transporter and Project Co shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.
b)    Transporter Devices. The Transporter or the Transporter’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.
c)    Project Co Devices. Project Co shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Corpus Christi Facility, the Sabine Pass Facility or such alternate FOB Production Facility as may be agreed (as applicable).
d)    Dispute. Any Dispute arising under this Exhibit A shall be submitted to an Expert under Clause 24.2 of this Agreement.
2.    Selection of Devices
All devices provided for in this Exhibit A shall be approved by Project Co, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by the Transporter and Project Co. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.
3.    Verification of Accuracy and Correction for Error
a)    Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Project Co and the Transporter. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by the Transporter and Project Co. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.
b)    Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between the Transporter and Project Co. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Clause 12.3.2 of this Agreement.

c)    Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Project Co’s measurement devices shall be borne by Project Co, and all costs and expenses for testing and verifying the Transporter’s measurement devices shall be borne by the Transporter. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Paragraph 1.10.3 of Part C of Schedule 4 of this Agreement.
4.    Tank Gauge Tables of LNG Tankers
a)    Initial Calibration. The Transporter shall arrange or caused to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. The Transporter shall provide Project Co or its designee, or cause Project Co or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.
Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).
b)    Presence of Representatives. Project Co and the Transporter shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.
c)    Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), the Transporter or the Transporter’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between the Transporter and Project Co representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.
5.    Units of Measurement and Calibration
The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.
6.    Accuracy of Measurement
All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) Days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:
a)    Liquid Level Gauging Devices.
Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.
The liquid level in each LNG tank shall be logged or printed.
b)    Temperature Gauging Devices.
The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.
The measurement accuracy of the temperature gauging devices shall be as follows:
(i)    in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);
(ii)    in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).
The temperature in each LNG tank shall be logged or printed.
c)    Pressure Gauging Devices.
Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.
The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.
The pressure in each LNG tank shall be logged or printed.
d)    List and Trim Gauging Devices.
A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.
The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) meters for trim.
7.    Gauging and Measuring LNG Volumes Delivered
a)    Gauge Tables. Upon Project Co’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, the Transporter or the Transporter’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.
b)    Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.
c)    Gauging Process. Gauging the liquid level of each tank of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by the

Transporter before and after loading. Project Co’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
d)    Records. Copies of gauging and measurement records shall be furnished to Project Co immediately upon completion of loading.
e)    Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the primary gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.
Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.
Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.
f)    Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.
In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.
The Transporter shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.
The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.
The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.
g)    Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

the Transporter shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.
The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.
Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.
h)    Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both the Transporter and Project Co, such improved data, method or device shall then be used.
8.    Samples for Quality Analysis
a)    General. Representative liquid samples shall be collected from an appropriate point located as close as practical to the loading line starting one (1) hour after full loading rate is reached and ending one (1) hour before ramping down from the full loading rate.
Sampling conducted by Project Co will conform with the procedure specified in (i), (ii) or (iii) as follows:
i)Online chromatograph: A sample shall be taken and analyzed at least once every twenty (20) minutes by an on-line chromatograph during the sampling period referenced in the opening paragraph of section 8(a) of this Exhibit A. These intermittent samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The arithmetically averaged analysis, representative of the delivered LNG cargo shall be used for all appropriate calculations. Samples taken when biphasic or where overheated LNG is suspected to be in the main transfer line will be disregarded.
In instances where the on-line chromatograph system being utilized were to fail during loading operations manual samples (composite or spot) collected shall be analyzed.
ii)    Composite sample: One (1) representative sample of the loading shall be collected by continuous sampling of the delivered LNG. If applicable the sample analysis shall be applied to the appropriate calculations associated with the delivered LNG cargo.
iii)    Spot samples: One (1) spot sample shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed. If applicable the analysis of spot samples shall be conducted, averaged and applied to the appropriate calculations associated with the delivered LNG cargo.
b)    Manual Samples. It is recognized that for every loading manual samples should be retained for use by the Transporter and Project Co.
i)    Where sampling analysis is conducted using spot samples per section 8(a)iii of this Exhibit A, two (2) sets of samples shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed and retained.

ii)    Where sampling analysis is conducted using a composite sample per section 8(a)ii of this Exhibit A, two (2) samples shall be collected from the collection devices at the end of loading and retained.
The samples collected shall be properly labeled and sealed by the independent surveyor in attendance. Project Co shall retain all samples for a period of thirty (30) Days, unless the analysis is disputed prior to the end of such thirty (30) Day period. If the analysis is in dispute, the samples will be retained until the dispute is resolved.
Notwithstanding the above, it is recognized from time to time that the Transporter may require one (1) of the retained samples to accompany the LNG cargo delivery, provided sufficient notice.
Where the Transporter receives a set of samples, the Transporter shall return the set of sample cylinders provided or an identical set within sixty (60) Days. If the set of sample cylinders provided are not returned or replaced to Project Co’s satisfaction within the sixty (60) Day period, Project Co will procure replacement cylinders and the Transporter will be invoiced for the cost of replacement cylinders inclusive of preparation cost.
Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.
9.    Quality Analysis
a)    Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.
b)    GPA Standard 2261. All samples shall be analyzed by Project Co to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of the Transporter and Project Co, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Project Co immediately prior to the analysis of the sample of LNG delivered. Project Co shall give advance notice to the Transporter of the time Project Co intends to conduct a calibration thereof, and the Transporter shall have the right to have a representative present at each such calibration; provided, however, Project Co will not be obligated to defer or reschedule any calibration in order to permit the representative of the Transporter to be present.
c)    GPA Standard 2377. Project Co shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 – Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. Total sulfur will be determined as the summation of sulfur compounds (i.e. mercaptans) following ASTM D1988-06 (Standard Test Method for Mercaptans in Natural Gas using Length-of-Stain Detector Tubes). If the presence of Hydrogen Sulfide or sulfur compounds is detected, an additional test shall be performed to confirm the respective concentration(s) following either: (i) ASTM D6228 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Flame Photometric Detection), (ii) ASTM D5504 (Determination of Sulfur

Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Chemiluminescence), (iii) ASTM D6667 (Determination of Total Volatile Sulfur in Gaseous Hydrocarbons and Liquefied Petroleum Gases by Ultraviolet Fluorescence), or (iv) any other testing method mutually agreed by the Parties.
10.    Operating Procedures
a)    Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.
b)    Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by the Transporter and Project Co. The results of such surveyor’s verifications shall be made available promptly to each Party.
c)    Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.
11.    Quantities Delivered
a)    Calculation of MMBtu Quantities. Project Co shall calculate, or cause to be calculated and the Transporter shall verify, the quantity of MMBtu delivered. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.
b)    Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.
c)    Determination of Volume of LNG Loaded.
(i)    The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool-down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The gas master valve to the LNG Tanker’s boilers or any other gas consuming unit shall remain closed until after the second gauging, unless a regulatory change requires the consumption of gas during the vessel loading operations and/or upon mutual agreement between all parties upon which event the procedure for the measurement of gas consumed during loading shall be calculated in accordance with Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with transfer pumps off and allowing sufficient time for the liquid level to stabilize. Measurements prior to loading and after loading will be carried out based on the condition of the LNG Tanker’s lines upon arrival at berth. Since significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, gauging will be performed with these lines in the same condition prior to loading and after loading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when measurement is taken before loading commences, they will be emptied prior to measurement following the completion of loading. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, they will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.
The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.
(ii)    Gas returned to the terminal and gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for the Transporter’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.
(iii)    If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in Project Co’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Project Co shall provide the Transporter, or cause the Transporter to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
12.    Calculations
The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.
d     =    density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.
Hi    =    gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.
Hm    =    gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.
Hv    =    gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.
K1    =     volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.
K2    =    volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.

Mi    =    molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.
P     =    average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.
Q    =    number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.
Tl     =    average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.
Tv     =     average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.
V    =    the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.
Vh    =    the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.
Vb    =    the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.
Vi    =    molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.
Xi    =    molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.
Xm    =    the value of Xi for methane.
Xn    =    the value of Xi for nitrogen.
12.1     Density Calculation Formula
The density of the LNG loaded which is used in the MMBtu calculation in 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:
In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.
12.2    Calculation of Volume Delivered
The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

12.3     Calculation of Gross Heating Value (Mass Based)
The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:

12.4    MMBtu Calculation of the Quantity of LNG Loaded
The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:
The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:
(a)    q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;
(b)    q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;
(c)    1 MMBtu corresponds to 1055.06 MJ;
(d)    q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and
(e)    Combining (b) and (d) above yields:
q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.
Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.
QBOG    =    the quantity of boil off gas in MJ consumed by the LNG tanker during loading, calculated as follows:
QBOG = (V2 x 55.575)
where:
V2    =    the quantity of natural gas consumed by the LNG tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and
55.575 =    the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15˚C, 1.01325 bar) for both combustion & metering references (tables below).
Quantity of Natural Gas Consumed by LNG Tanker (V2)
The quantity of natural gas consumed by the LNG tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:
V2    =    Vf – Vi
where:
V2    =    the quantity of natural gas consumed by the LNG tanker during loading, stated in kg;
Vf    =    the reading of Natural Gas Consumption Meter on board the tanker after the completion of loading, stated in kg; and
Vi    =    the reading of Natural Gas Consumption Meter on board the tanker before the start of loading, stated in kg.
12.5    Calculation of Gross Heating Value (Volume Based)
The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:
The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:
(a)    molar gross heating value = ∑ (Xi x Mi x Hi) MJ/kmol;
(b)    1 kmol = 2.20462 lbmol;
(c)    1 lbmol = 379.482 SCF;
(d)    hence 1 kmol = 836.614 SCF; and
(e)    Hv = 1,000,000/ (1055.12 x 836.614) x ∑ (Xi x Mi x Hi) Btu/SCF

12.6    Data
(a)    Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988

Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.

(b)    Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Dioxide	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied
(c)    Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source: National Bureau of Standards Interagency Report 77-867.

Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d)    Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

SCHEDULE 5

FOB ANNUAL DELIVERY PROGRAMME AND FOB NINETY DAY SCHEDULE
1.FOB ANNUAL DELIVERY PROGRAMME
This Paragraph 1 of Schedule 5 shall apply in respect of the FOB ADP developed in respect of each Contract Year.
1.1Alignment of FOB ADP and DES ADP
To the extent the FOB Delivery Windows and/or FOB SCQs set forth in the FOB ADP issued by Project Co in accordance with Paragraph 1.3.2 of Schedule 5 are not operationally feasible in light of the DES Delivery Windows and DES SCQs (as nominated by Transporter on behalf of Project Co pursuant to the DES SPA) set forth in the DES ADP or DES Ninety Day Schedule, as applicable, for such period, the Parties shall work together either to revise the FOB ADP and/or to agree an amount to be paid by Project Co in respect of incremental costs to be incurred by the Transporter as a result of the non-alignment between the FOB ADP and the DES ADP or DES Ninety Day Schedule, as applicable.
1.2Programming Information
1.2.1No later than *** (***) Days before the start of each Contract Year, Project Co shall notify the Transporter of (i) the Major Scheduled Maintenance Quantity to be exercised under the DES SPA for the upcoming Contract Year, if any.
1.2.2No later than *** (***) Days before the start of each Contract Year, the Transporter shall notify Project Co of the proposed schedule of cargoes for each Month of such Contract Year, which shall be consistent with the information provided by DES Buyer pursuant to Section 5.1.2 of Schedule 1 of the DES SPA. Such schedule shall provide for the delivery, on a reasonably even and ratable basis throughout the relevant Contract Year, taking into consideration planned maintenance at the Corpus Christi Facility, of a number of cargoes corresponding to the number of cargoes the Transporter intends to schedule under the DES ADP in respect of such Contract Year, adjusted for (i) any cargo(es) scheduled in the FOB ADP for the prior Contract Year and intended for delivery to DES Buyer during such Contract Year and (ii) the Transporter’s reasonable estimate of the number of cargoes that need to be included in such Contract Year’s FOB ADP for delivery under the DES ADP during the following Contract Year. The Transporter's notice shall include the following information in respect of each proposed cargo:
(A)the LNG Tanker (if known);
(B)the FOB SCQ, provided that the sum of the FOB SCQs in respect of all cargoes included in Transporter’s proposed schedule shall equal *** percent (***%) of the sum of the DES SCQs for all cargoes that the Transporter intends to schedule in the DES ADP for such Contract Year, adjusted for (i) any cargo(es) scheduled in the FOB ADP for the prior Contract Year and intended for delivery to DES Buyer during such Contract Year and (ii) the Transporter’s reasonable estimate of the number of cargoes that need to be included in such Contract Year’s FOB ADP for delivery under the DES ADP during the following Contract Year;
(C)the Production Facility;
(D)the proposed FOB Delivery Window;
(E)the anticipated Receiving Terminal;
(F)whether the Transporter requests to designate such cargo as a “Diverted Cargo”, subject to satisfaction of the Diversion Conditions; and
(G)any other information that may affect annual scheduling.

The Transporter shall also inform Project Co of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in Paragraph 1.2.2(A) above.
1.2.3No later than *** (***) Days before the start of each Contract Year, Project Co shall notify the Transporter of the proposed schedule of cargoes for each Month of such Contract Year, using reasonable efforts to adopt FOB Delivery Windows that are as close as reasonably practicable to the FOB Delivery Windows proposed by the Transporter.
1.3Determination of FOB Annual Delivery Programme
1.3.1Not later than *** (***) Days before the start of the coming Contract Year, the Transporter shall notify Project Co if the Transporter desires to consult with Project Co regarding the proposed schedule, and Project Co shall, no later than five (5) Days after receipt of the Transporter’s notice, meet and consult with the Transporter.
1.3.2If, prior to the date that is *** (***) Days before the start of the coming Contract Year, the Parties have agreed on a schedule of deliveries for such coming Contract Year, Project Co shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for the coming Contract Year, then not later than *** (***) Days before the start of such Contract Year, Project Co shall issue the delivery schedule for such Contract Year containing the information set forth in Paragraph 1.2.2(A) through (E), modified to reflect any changes agreed by the Parties pursuant to Paragraph 1.3.1 above and, in respect of any cargo for which the Diversion Conditions have been met, designation of such cargo as a “Diverted Cargo”.
1.3.3The schedule for deliveries of LNG during the Contract Year established pursuant to this Paragraph 1.3, as amended from time to time in accordance with Paragraph 3, is the "FOB ADP" for such Contract Year.
2.[RESERVED]

3.CHANGES TO FOB ADP
3.1Subject to the remainder of this Paragraph 3, either Party may request by notice to the other Party a change to a FOB Delivery Window or FOB SCQ of any cargo in the FOB ADP or FOB Ninety Day Schedule for a Contract Year for any reason.
3.2Neither Party shall unreasonably withhold or delay its consent to revise the FOB ADP or FOB Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if, in the case of Project Co, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with other buyers of LNG from the Corpus Christi Facility or if, in the case of the Transporter, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with the LNG Tankers or DES Buyer or the requested change would impose additional costs or risks upon the Transporter. Further, in respect of any proposed increase or decrease of a FOB SCQ, Project Co shall have the right to condition such change on the Transporter agreeing to a corresponding decrease or increase, respectively, of the FOB SCQ in respect of another cargo(es) scheduled or to be scheduled in the FOB ADP or FOB Ninety Day Schedule for the current Contract Year or the following Contract Year. Project Co may not withhold its consent to revise the FOB ADP or FOB Ninety Day Schedule if the Transporter's proposed change:
3.2.1is, by the exercise of reasonable efforts on the part of Project Co, operationally feasible; and
3.2.2the proposed change does not result in increased costs to Project Co provided that Project Co may not withhold its approval to a requested change on the grounds of this Paragraph 3.2.2 if the Transporter agrees to reimburse Project Co for such increased costs.
3.3In respect of any cargo scheduled in the FOB ADP or FOB Ninety Day Schedule, as applicable, Project Co may change the Production Facility applicable to such cargo, provided that:
3.3.1Project Co notifies the Transporter of such change no later than (a) if the Alternate Production Facility is the located within the U.S. Gulf Coast, *** (***) Days prior to day on which the relevant cargo’s FOB Delivery Window is scheduled to begin and (b) if the Alternate Production Facility is the located outside the U.S. Gulf Coast, *** (***) Days prior to day on which the relevant cargo’s FOB Delivery Window is scheduled to begin;
3.3.2if the Production Facility is not changed to the Sabine Pass Facility, Project Co has obtained prior written consent from the Transporter (not to be unreasonably withheld or delayed) to the Alternate Production Facility being the Loading Point for the LNG cargo; and
3.3.3Project Co agrees to reimburse the Transporter for any incremental costs incurred by the Transporter as a result of such cargo being loaded at the Alternate Production Facility.
3.4Any change to the FOB ADP or FOB Ninety Day Schedule shall not, unless expressly agreed otherwise by the Parties in such amended FOB ADP or FOB Ninety Day Schedule, affect the obligations of the Parties under this Agreement.
3.5Upon a change to the FOB ADP and/or FOB Ninety Day Schedule, an updated FOB ADP and/or FOB Ninety Day Schedule shall promptly be provided in writing by Project Co to the Transporter.
4.FOB NINETY DAY SCHEDULE
No later than the twenty-fifth (25th) Day of each Month, Project Co shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twenty-fifth (25th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the "FOB Ninety Day Schedule"). The FOB Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the FOB Delivery Window, LNG Tanker and FOB SCQ and Production Facility for each cargo and, to the extent applicable, designation of relevant cargoes as “Diverted Cargoes”. In the absence of agreement between the Parties otherwise, the FOB Ninety Day Schedule shall maintain the FOB SCQ and FOB Delivery Windows as identified in the FOB ADP.

SCHEDULE 6

FORM OF FOB PORT LIABILITY AGREEMENT
THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of _______, 20__, and is made by and between [Corpus Christi] a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Terminal Owner”), and [INSERT NAME(S) OF VESSEL OWNER(S), a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] ([collectively] “Vessel Owner”).
RECITALS
WHEREAS, Vessel Owner, using the vessel set forth below under its name and signature (“Vessel”), proposes to receive certain quantities of liquefied natural gas (“LNG”) from Terminal Owner at the marine terminal and LNG liquefaction and storage facilities located [INSERT LOCATION] (as more fully defined below, the “Marine Terminal”); and
WHEREAS, Vessel Owner and Terminal Owner (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.The following terms shall have the following meanings when used herein:
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.
“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.
“Terminal Interests” means (i) Terminal Owner, (ii) all Affiliates of Terminal Owner, (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the loading, storage, or liquefaction of LNG at the Marine Terminal, and (iv) the employees and agents of all Persons referred to in this paragraph.
“Marine Terminal” means Terminal Owner’s marine terminal and LNG liquefaction and storage facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.
“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.
“Port” means the port at or near [INSERT LOCATION], including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means (i) Vessel Owner, (ii) all Affiliates of Vessel Owner, (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel, and (iv) the employees and agents of all Persons referred to in this paragraph.
2.In all circumstances, the Master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.
3.Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault, (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault, (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.
4.
(i)Terminal Owner shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of Terminal Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and Terminal Owner shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.
(ii)The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold Terminal Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against Terminal Owner.
(iii)Terminal Owner and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Section 4(i) or Section 4(ii). The indemnities contained in Section 4(i) and Section 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.
(iv)The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.
5.
(i)Subject to Section 5(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed *** dollars (US$***) or such higher coverage amount as the Vessel’s Protection and Indemnity Association then provides as a matter of normal practice for LNG vessels. Payment of an aggregate sum of *** dollars (US$***) or such higher coverage amount (as applicable) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.
(ii)Vessel Interests shall provide to the Terminal Interests, upon request, sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules. Such evidence may include a true and correct copy of the Vessel’s certificate of entry with the Protection and Indemnity Association reflecting the agreement referenced in the immediately foregoing sentence.
(iii)Vessel Interests hereby expressly, voluntarily and intentionally waive in favor of the Terminal Interests all rights of subrogation of claims by Vessel Interests’ insurers against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests. Vessel Interests hereby agree to give the Terminal Interests prior written notice of any cancellation of the Vessel’s entry in its Protection and Indemnity Association.
6.As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:
(i)except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and
(ii)except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability to Terminal Interests under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable, in respect of any Incident. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.
7.The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

[INSERT TERMINAL ENTITY]	[INSERT SIGNATURES OF EACH OF VESSEL INTERESTS]

By:	By:
By:	By:
Title:	Title:
As owner of the Name of Vessel Registration No. State of Registry

SCHEDULE 7

FORM OF MASTER DIRECT AGREEMENT
This DIRECT AGREEMENT (this “Direct Agreement”), dated as of [●] is made between CHENIERE MARKETING INTERNATIONAL LLP, a limited liability partnership duly organized and validly existing under the laws of the United Kingdom (the “Obligor”), and SOCIÉTÉ GÉNÉRALE, in its capacity as security trustee (together with its permitted successors and assigns in such capacity, the “Security Trustee”) under the Security Document and is acknowledged and agreed to by CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Assignor”).

WITNESSETH

        WHEREAS, the Assignor (and certain of its affiliates), Société Générale as Term Loan Facility Agent and as Intercreditor Agent (the “Intercreditor Agent”) and each other Facility Agent party thereto from time to time are parties to a second amended and restated common terms agreement, dated as of June 15, 2022 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Common Terms Agreement”, and together with one or more credit agreements, indentures and other financing agreements entered into by the Assignor (and certain of its affiliates), the “Finance Documents”) which govern the making of loans and extensions of other credit (the “Senior Debt”) to the Assignor for the purpose of financing a portion of the cost of constructing and operating the Assignor’s LNG liquefaction trains, natural gas pipeline and associated facilities (the “Project Facilities”) located in San Patricio County, Texas, and related expenses;
        WHEREAS, the Obligor and the Assignor have entered into the agreements set forth in Schedule A hereto, as such schedule may be updated by the Obligor and the Assignor from time to time as required or permitted under the Finance Documents (each such agreement as amended, amended and restated, modified and supplemented and in effect from time to time, the “Assigned Agreements”); and
        WHEREAS, as security for the loans made by the lenders under the Finance Documents (the “Lenders”), the Assignor has assigned, pursuant to the second amended and restated common security and account agreement, dated as of June 15, 2022, entered into between the Assignor (and certain of its affiliates), Mizuho Bank, Ltd. as Account Bank, the Intercreditor Agent, the Security Trustee and the Senior Creditor Group Representatives party thereto from time to time (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Security Document”), all of its right, title and interest in, to and under, and granted a security interest in, each of the Assigned Agreements to the Security Trustee on behalf of the secured parties identified therein (the “Secured Parties”);
        NOW THEREFORE, as an inducement to the Lenders to provide the Senior Debt, and in consideration of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Definitions. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in Section 1.3 of Schedule A of the Security Document. Except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A of the Security Document shall apply hereto.
2.    Consent and Agreement.
(a)    The Obligor hereby acknowledges and consents to the assignment by the Assignor of all of Assignor’s right, title and interest in each of the Assigned Agreements (including, to the extent the Assignor has such rights, title and interest, the rights, title and interest with respect to each form of credit support for performance of security provided in connection with any of the Assigned Agreements) to the Security Trustee as collateral security for the payment and performance by the Assignor of its obligations under the Finance Documents.
(b)    The Obligor acknowledges the right of the Security Trustee, in connection with a security enforcement action upon the occurrence and during the Continuance of a Declared Event of Default, as of the date of delivery by the Security Trustee of written notice stating that it is taking such Security Enforcement Action and describing such Declared Event of Default to Obligor and until the delivery by the Security Trustee of written notice that such Event of Default is no longer

Continuing, to exercise and enforce all rights of the Assignor under each of the Assigned Agreements in accordance with the terms of each such Assigned Agreement.
(c)    In connection with a Security Enforcement Action upon the occurrence and during the Continuance of a Declared Event of Default and the exercise by the Security Trustee of any of the remedies set forth in the Security Document, the Security Trustee may, in accordance with the Security Document, assign its rights and interests and the rights and interests of the Assignor under any of the Assigned Agreements to any person that (i) is a purchaser or transferee of the Project Facilities and (ii) assumes the obligations of the Assignor under such Assigned Agreements. Prior to any such assignment, the Security Trustee shall provide written notice of such Declared Event of Default and exercise of remedies by the Security Trustee to Obligor.
(d)    The Obligor acknowledges and agrees, notwithstanding anything to the contrary contained in any of the Assigned Agreements, that neither of the following events shall constitute a default by the Assignor under any of the Assigned Agreements or require the consent of the Obligor: (i) the construction or operation of the Project Facilities by or on behalf of the Security Trustee in connection with a Security Enforcement Action during the Continuance of a Declared Event of Default or (ii) foreclosure or any other enforcement of the Security Document by the Security Trustee.
(e)    If Assignor defaults under any of the Assigned Agreements, the Obligor shall, before terminating such Assigned Agreement or exercising any other remedy, give written notice to the Security Trustee specifying the default and the steps necessary to cure the same and the Security Trustee shall have ninety (90) days (forty-five (45) days in the case of a default in payment by Assignor) after the receipt of such notice to cure (or such longer period of time in the case of a nonpayment default as may be necessary under the circumstances, and at any time from the date Obligor ceases to be an Affiliate of the Assignor, such period shall not exceed sixty (60) days from the end of the ninety (90) day period following receipt of such notice, provided that the Security Trustee is diligently pursuing such cure) to cure such default or cause it to be cured. Nothing herein shall require the Security Trustee to cure any default of the Assignor under any of the Assigned Agreements or to perform any act, duty or obligation of the Assignor under any of the Assigned Agreements, but shall only give it the option to do so.
(f)    In the event the Security Trustee (or its designee) succeeds to the Assignor’s interest under any of the Assigned Agreements, whether by foreclosure or otherwise, the Security Trustee (or its designee) shall assume liability for all of the Assignor’s obligations and duties under such Assigned Agreement; provided, however, that without diminishing the Obligor’s right to terminate or exercise any other remedy under any of the Assigned Agreements as limited pursuant to paragraph (e) above, such liability shall not include any liability for claims of the Obligor against the Assignor arising from the Assignor’s failure to perform during the period prior to the Security Trustee’s succession to the Assignor’s interest in and under such Assigned Agreement. Except as set forth in the immediately preceding sentence, neither the Security Trustee nor any other party secured by the Security Document shall be liable for the performance or observance of any of the obligations or duties of the Assignor under any of the Assigned Agreements, including the performance of any cure of default permitted pursuant to paragraph (e) above, and the assignment of any of the Assigned Agreements by the Assignor to the Security Trustee shall not give rise to any duties or obligations owing to the Obligor on the part of any of the parties secured by the Security Document.
(g)    In the event that (i) any of the Assigned Agreements is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Assignor or (ii) any of the Assigned Agreements is terminated as a result of any bankruptcy or insolvency proceeding involving the Assignor, and if within ninety (90) days after such rejection or termination, the Security Trustee shall so request and shall certify in writing to the Obligor that it intends to perform the obligations of the Assignor as and to the extent required under such Assigned Agreement, the Obligor shall execute and deliver to the Security Trustee or such designee or assignee a new agreement (“new Assigned Agreement”), (A) pursuant to which new Assigned Agreement the Obligor shall agree to perform the obligations contemplated to be performed by the Obligor under the original Assigned Agreement and the Security Trustee or such designee or assignee shall agree to perform the obligations contemplated to be performed by the Assignor under the original Assigned Agreement, (B) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and (C) which shall contain the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement (except for any requirements which have been fulfilled by the Assignor and the Obligor prior to such rejection or termination). References in this Direct Agreement to an “Assigned Agreement” shall be deemed also to refer to the new Assigned Agreement.
(h)    The Obligor shall deliver to the Security Trustee, concurrently with the delivery thereof to the Assignor, a copy of each notice of default or breach given by the Obligor to the Assignor pursuant to any of the Assigned Agreements.
(i)    Except to the extent that any amendment, modification, termination or waiver is permitted pursuant to the Finance Documents, the Obligor covenants and agrees with the Security Trustee that without thirty (30) days prior written notice to the Security Trustee (i) the Obligor will not amend, modify, terminate (prior to the expiration of the applicable cure periods) or assign, transfer or encumber any of its interest in any of the Assigned Agreements and (ii) no waiver by the Assignor of any of the obligations of the Obligor under any of the Assigned Agreements, and no consent, approval or election made by the Assignor in connection with any of the Assigned Agreements shall be effective as against the Security Trustee.
3.    Representations and Warranties. The Obligor hereby represents and warrants to the Security Trustee that:
(a)    The Obligor is duly formed, validly existing and in good standing under the laws of the United Kingdom. The Obligor has full partnership power, authority and legal right to incur the obligations provided for in this Direct Agreement and each of the Assigned Agreements.
(b)    The execution, delivery and performance by the Obligor of this Direct Agreement and each of the Assigned Agreements have been duly authorized by all necessary organizational action, and do not and will not require any consent or approval of the Obligor’s board of directors, shareholders or any other person or entity which has not been obtained.
(c)    Each of this Direct Agreement and the Assigned Agreements is in full force and effect and is a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
(d)    The Obligor is not, to the best of its knowledge, in default under any covenant or obligation hereunder or under any of the Assigned Agreements. To the best knowledge of the Obligor, the Assignor is not in default under any material covenant or obligation of any of the Assigned Agreements.
(e)    As a result of, and after giving effect to, the assignment by the Assignor to the Security Trustee of the Assigned Agreements (pursuant to the Security Document), and the acknowledgment of and consent to such assignment by the Obligor (pursuant to this Direct Agreement), there exists no event or condition which would (i) constitute a default, or which would, with the giving of notice or lapse of time or both, constitute a default under any of the Assigned Agreements, (ii) result in any violation of any term of any of its constitutive documents or of any material contract or agreement applicable to it, of any material license, permit, franchise, judgment, decree, writ, injunction, order, charter, law, ordinance, rule or regulation applicable to it or any of its material properties or to any obligations incurred by it or by which it or any of its material properties may be bound or affected, or of any material determination or award of any arbitrator applicable to it, (iii) conflict with, or cause a breach of, or default under, any such term described in clause (ii), or (iv) result in the creation of any lien upon any of its properties or assets that, in each of the circumstances and scenarios described in clauses (ii), (iii) and (iv), could reasonably be expected to have a material adverse effect on the Obligor’s ability to perform under this Direct Agreement or under any of the Assigned Agreements.
(f)    All representations and warranties made by the Obligor in each of the Assigned Agreements are true and correct in all material respects on the date hereof.
(g)    There is no litigation, action, suit, or legal proceeding pending or, to the knowledge of the Obligor, threatened, against the Obligor, before or by any court, administrative agency, environmental council, arbitrator or governmental authority, body or agency, which could reasonably be expected to materially adversely affect the performance by the Obligor of its obligations hereunder or under any of the Assigned Agreements or which questions the validity, binding effect or enforceability hereof or thereof.
(h)    As of the date hereof, the Obligor has not received notice of, or consented to, the assignment of any of the Assignor’s right, title, or interest in any of the Assigned Agreements to any Person other than the Security Trustee.

4.    Arrangements Regarding Payments. All payments to be made by the Obligor to the Assignor under each of the Assigned Agreements shall be made in lawful money of the United States of America in immediately available funds (or as otherwise permitted under the relevant Assigned Agreement), directly to the Revenue Account (***) or to such other Person and at such other address as the Security Trustee may from time to time specify in writing to the Obligor. The Assignor hereby authorizes and directs the Obligor to make such payments as aforesaid, and agrees that such payment shall satisfy the Obligor’s obligation to pay such amounts to the Assignor under each of the Assigned Agreements.
5.    Miscellaneous.
(a)    This Direct Agreement shall be binding upon the successors and assigns of the parties hereto.
(b)    No amendment or waiver of any provisions of this Direct Agreement or consent to any departure from any provisions of this Direct Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
(c)    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by reputable overnight delivery services (including FedEx, DHL and other similar overnight delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (iv) if sent by facsimile, confirmed by telephone, or (v) if sent by electronic mail, confirmed electronically or by telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or electronic mail shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein.
(d)    THIS DIRECT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(e)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(f)    This Direct Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Direct Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Direct Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.
(g)    No failure on the part of a party hereto or any of its agents or designees to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(h)    In the event of a conflict between any provision of this Direct Agreement and any of the Assigned Agreements, the provisions of this Direct Agreement shall prevail.
(i)    The Obligor will at any time from time to time, upon the written request of the Security Trustee, execute and deliver such further documents and such other acts and things as the Security Trustee may reasonably request in order to effectuate more fully the purposes of this Direct Agreement.
(j)    This Direct Agreement shall terminate (i) with respect to all the Assigned Agreements upon the Discharge Date (which the Security Trustee shall promptly notify to the Obligor) or (ii) with respect to any individual Assigned Agreement (x) upon the assignment, novation or any other form of transfer of such Assigned Agreement by the Obligor in accordance with the terms of the Assigned Agreements and this Direct Agreement if the assignee executes and delivers to the Security Trustee a Direct Agreement in form and substance substantially similar to this Direct Agreement, (y) upon the expiration or termination of such Assigned Agreement in accordance with its terms, as permitted by the Finance Documents, or (z) if the relevant Assigned Agreement ceases to be a Material Project Agreement pursuant to the Finance Documents.
(k)    Notwithstanding anything to the contrary contained herein none of the parties hereto shall be liable for any incidental, special, indirect, consequential, punitive, or exemplary damages arising from or relating to this Direct Agreement or such party’s performance or failure to perform hereunder, including any such damages based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.
(The remainder of this page is intentionally left blank.)

        IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

CHENIERE MARKETING INTERNATIONAL LLP, as Obligor

By: ______________________________
Name: Title:
Address for Notices:
Cheniere Marketing International LLP 3rd Floor, The Zig Zag Building, 70 Victoria Street, London SW1E 6SQ Phone: +44 20 3214 2700 Fax: +44 20 3214 2705 Attention: Commercial Operations

        IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

SOCIÉTÉ GÉNÉRALE, not individually but solely in its capacity as Security Trustee
By: ______________________________
Name:
Title:
Address for Notices:

Société Générale
245 Park Avenue,
New York, NY 10167
Attention: Kevin Soucy
Tel: +1-212-278-5578
Email: ***

with a copy to:
Société Générale
245 Park Avenue,
New York, NY 10167
Attention: Maria Ashcheulova
Tel: +1-212-278-5583
Email: ***

Acknowledged and Agreed: CORPUS CHRISTI LIQUEFACTION, LLC
By: ______________________________
Name:
Title:
845 Texas Avenue, Suite 1250 Houston, Texas 77002 Attention: Vice President, Finance and Treasury Telephone: 713-375-5027 Facsimile: 713-375-6000 Email: ***

Schedule A

1.CMI Early Volumes LNG letter agreement, dated as of May 2, 2022, in respect of the CMI (UK) Base LNG SPA, dated as of November 28, 2014, between Assignor and Cheniere Marketing International LLP.
2.LNG sale and purchase agreement, dated as of June 15, 2022, in respect of the Gas Supply Agreement, dated as of May 2, 2022, between Assignor and ARC Resources U.S. Corp.
3.LNG sale and purchase agreement, dated as of December 30, 2019, in respect of the Gas Supply Agreement (Early Volumes), dated as of September 12, 2019, between Assignor and EOG Resources, Inc.
4.Shipping Services Agreement, dated as of June 15, 2022, in respect of the LNG SPA, dated as of June 15, 2022, between Assignor and Orlen S.A.
5.Shipping Services Agreement, dated as of November 1, 2022, in respect of the LNG SPA, dated as of November 24, 2021, between Assignor and Foran Energy Group Co. Ltd.
6.Shipping Services Agreement, dated as of November 1, 2022, in respect of the LNG SPA, dated as of August 11, 2022, between Assignor and CPC Corporation, Taiwan.
7.[●]

SCHEDULE 8

FORM OF BOOK-OUT AGREEMENT

This book-out agreement (“Book-Out Agreement”) dated ________________ 20[●], is hereby entered into by and between Corpus Christi Liquefaction, LLC (“CCL”) and [●] (“[Buyer]”) (each a “Party” and together, the “Parties”).

(A)    CCL and [Buyer] have entered into that certain LNG Sale and Purchase Agreement (Delivery Ex-Ship) dated [●], 20[●] (as amended, amended and restated, modified, supplemented, novated, transferred and/or assigned from time to time, the “SPA”);
(B)    Pursuant to the SPA and the latest ADP and Ninety Day Schedule, an LNG cargo with a scheduled Delivery Window commencing on [●] at [Receiving Terminal] is to be made available by CCL to [Buyer] (the “Relevant Cargo”); and
(C)    CCL and [Buyer] hereby agree to the book-out, and so cancel their respective delivery and acceptance obligations under the SPA in respect of the Relevant Cargo.
NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT

1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings given them in the SPA. Each reference to a “Section” in this Book-Out Agreement are to the applicable Section of the SPA.
2.Book-Out.
2.1    In consideration for the Parties’ mutual agreement to book-out the Relevant Cargo and cancel CCL’s delivery and [Buyer]’s acceptance obligations under the SPA in respect of the Relevant Cargo,

[EITHER (A) if a fixed price Book-Out: [CCL or Buyer] shall pay USD[●] (US$[●]) to [Buyer or CCL] (the “Book-Out Settlement Amount”);]
[OR (B) if an index priced Book Out: the “Book-Out Settlement Amount”, determined in accordance with the following formula, shall be payable either: (i) by [CCL or Buyer] to [Buyer or CCL] if the Book-Out Settlement Amount is a positive amount; or (ii) by [CCL or Buyer] to [Buyer or CCL] if the Book-Out Settlement Amount is a negative amount:

Book-Out Settlement Amount (in [USD]) =
SPA Notional Amount – (minus) Book Out Notional Amount

Where:

“SPA Notional Amount” shall mean the Contract Sales Price (in US$ per MMBtu) calculated for the Relevant Cargo multiplied by [●] MMBtu (being an MMBtu quantity with zero (0) tolerance);

“Book-Out Notional Amount” means [●] (in US$ per MMBtu) multiplied by [●] MMBtu (being an MMBtu quantity with zero (0) tolerance).

Where:

[insert applicable index and, if applicable, currency conversion for calculation of the Book-Out Notional Amount]].

2.2    Pursuant to Section [6.1.7], [Buyer or CCL][or the Party receiving payment pursuant to Clause 2.1 of this Book-Out Agreement] shall send an invoice to [Buyer or CCL][or the other Party] for the Book-Out Settlement Amount, on or after [●], 20[●] and [Buyer or CCL][or the other Party] shall pay such invoiced amount in accordance with Section [6.2.6]. Such payment to be made to [Buyer or CCL][or the receiving Party]’s designated bank account in accordance with Section [6.2.8].
2.3    Subject to the terms of this Book-Out Agreement, with effect on and from the date of this Book-Out Agreement: (i) the Relevant Cargo is cancelled; (ii) CCL is relieved of its obligation to make available the Scheduled Cargo Quantity of the Relevant Cargo pursuant to Section [2.4] of Schedule 1 of the SPA; (iii) Buyer is relieved of its obligation to take delivery of the Scheduled Cargo Quantity of the Relevant Cargo pursuant to Section [2.2] of Schedule 1 of the SPA; (iv) the AACQ shall be deemed to remain scheduled on a reasonably even and rateable bass throughout the relevant Contract Year; (v) the calculation of the AACQ for the following Contract Year shall not be affected by this Book-Out Agreement; and (vi) the ADP and Ninety Day Schedule shall be amended accordingly to remove the Relevant Cargo from the ADP and Ninety Day Schedule.
2.4    The Parties each acknowledge and agree that the Book-Out Settlement Amount shall be the only payment due or payable from either Party to the other in respect of the Relevant Cargo.
3.Successors. The provisions of this Book-Out Agreement shall be binding upon, and will inure to the benefit of, each of the Parties hereto and to their respective successors, transferees and permitted assigns.
4.Applicable Law and Dispute Resolution. This Book-Out Agreement is governed by and construed under the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws. Any dispute arising in connection with this Book-Out Agreement shall be resolved through arbitration in accordance with [Section 14.1] of the SPA, which is incorporated herein, mutatis mutandis.
5.Amendment. This Book-Out Agreement cannot be amended, supplemented, modified or changed in any way without the prior written consent of each Party to be bound thereby. No supplement, alteration or modification of this Book-Out Agreement shall be binding unless executed in writing by the Parties hereto and such writing expressly states that it is intended to supplement, alter or modify this Book-Out Agreement.
6.Severability. If any provision in this Book-Out Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Book-Out Agreement but the legality, validity or enforceability of the remainder of this Book-Out Agreement shall not be affected.
7.Titles, Headings and Numbering. The titles, headings and numbering in this Book-Out Agreement are inserted for convenience of reference only and shall not be considered in construing and enforcing this Book-Out Agreement.

8.Counterparts. This Book-Out Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Book-Out Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Book-Out Agreement as to the Parties and may be used in lieu of an original Book-Out Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no Party shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Book-Out Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.
9.Continuing Obligations. Except as expressly provided in this Book-Out Agreement, the SPA shall remain unamended and in full force and effect. Nothing in this Book-Out Agreement shall: (a) discharge, release, waive or otherwise affect any liability or obligation; or (b) prejudice, or adversely affect, any right, power, authority, discretion or remedy, in each case, arising under the SPA prior to the date of this Book-Out Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, each of the undersigned Parties have caused their duly authorised representatives to execute this Book-Out Agreement as of the date first written above.

Signed for and on behalf of:

CORPUS CHRISTI LIQUEFACTION, LLC

By: __________________________

Name:

Title:

Signed for and on behalf of:

[ ]

By: __________________________
Name:

Title: